Exhibit 2.1

Execution Version

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

dated as of

February 8, 2023

by and among

Goal Acquisitions Corp.,

GOAL ACquisitions nevada corp.,

DIGITAL VIRGO GROUP,

THE SHAREHOLDERS IDENTIFIED HEREIN,

and

IODA S.A.,

in its capacity as the DV Shareholders Representative

i

ii

iii

ANNEXES AND EXHIBITS

Annex A – Consideration Spreadsheet

Exhibit A – Form of A&R Sponsor Support Agreement

Exhibit B – Form of A&R Investor Rights Agreement

Exhibit C – Form of A&R Initial Shareholders Forfeiture Agreement

Exhibit D-1 – Form of Goal Warrant Assignment, Assumption and Amendment

Exhibit D-2 – Form of Goal Nevada Warrant Assignment, Assumption and Amendment

Exhibit E – Form of Exchange and Contribution Agreement

iv

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”), dated as of February 8, 2023, is made by and among Goal Acquisitions Corp., a Delaware corporation (“Goal”), Goal Acquisitions Nevada Corp., a Nevada corporation (“Goal Nevada”), Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (“DV”), all shareholders of DV (the “DV Shareholders”), and IODA S.A., in its capacity as the DV Shareholders Representative (as defined below). Goal, Goal Nevada, DV, the DV Shareholders and the DV Shareholders Representative are referred to herein collectively as the “Parties” and each a “Party”.

RECITALS

WHEREAS, Goal is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Goal, DV, the DV Shareholders and the DV Shareholders Representative entered into that certain Business Combination Agreement, dated as of November 17, 2022 (the “Original BCA”);

WHEREAS, Goal, DV, the DV Shareholders and the DV Shareholders Representative wish to amend and restate the Original BCA in its entirety and replace it with this Agreement;

WHEREAS, DV is a French simplified joint stock company (société par actions simplifiée) that, prior to Closing, will be converted into a French public limited company (société anonyme) for the purpose of its listing on NASDAQ (the “Conversion into SA”);

WHEREAS, after the Conversion into SA and prior to the Closing, DV and the DV Shareholders intend to effect a placement of ordinary shares of Digital Virgo to certain institutional and other investors (the “PIPE Investors”) through both primary and/or secondary offerings (the “PIPE Investment”), including the sale of a number of DV ordinary shares held by the DV Shareholders in exchange for the Cash Amount (the “Share Sale”);

WHEREAS, immediately after the PIPE Investment, DV will effect a reverse share split of all of its existing shares pursuant to a conversion parity that is expected to be 10 to 26 (based on the expected Closing Consideration), including the shares purchased by the PIPE Investors in the PIPE Investment, change the par value of all such shares from €0.10 to €0.26, and such shares will be renamed Class A Ordinary Shares, each having a nominal value of €0.26 per share (the “DV Class A Shares”) (collectively, the “Reverse Share Split”);

WHEREAS, the DV Class A Shares held by IODA will be converted into DV Class B Shares (the “Conversion into DV Class B Shares” and together with the Conversion into SA, the PIPE Investment (including the Share Sale) and the Reverse Share Split, the “DV Reorganization”);

WHEREAS, Digital Virgo, a wholly-owned subsidiary of DV, whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 821 560 455 R.C.S. Lyon (“Digital Virgo”), has issued stock options (options de souscription d’actions) (the “Stock Options”) under two plans dated October 17, 2019 (the “2019 Plans”) to the benefit of certain employees of the DV Entities (as defined below) (the “Stock Option Holders”). All subscribed shares of Digital Virgo resulting from the exercise of the Stock Options have been acquired by DV before December 31, 2022 pursuant to call option agreements DV entered into on June 15, 2022 with each Stock Option Holder. Therefore, on the date hereof, no Stock Options remain outstanding and the 2019 Plans are no longer in effect;

WHEREAS, by not later than the second Business Day prior to Closing, Goal shall, on the terms and subject to the conditions set forth herein, merge with and into Goal Nevada (the “Goal Merger”), with Goal Nevada surviving the Goal Merger and having articles of incorporation and bylaws substantially identical (subject to changes required to comply with Nevada law) to the Certificate of Incorporation and Bylaws of Goal, respectively, in effect immediately prior to the Goal Merger (for clarity, to the extent the matter relates to the period following the Goal Merger Effective Time, any reference in this Agreement to (i) Goal shall mean Goal Nevada, (ii) Goal Common Stock shall mean the shares of common stock of Goal Nevada, (iii) Public Warrants and Sponsor Warrants shall mean warrants to purchase shares of common stock of Goal Nevada and (iv) Goal Shareholders shall mean holders of shares of common stock of Goal Nevada);

WHEREAS, subject to the terms and conditions set forth herein and only after the effectiveness of the Goal Merger and the DV Reorganization, DV will acquire all of the outstanding shares of common stock of Goal Nevada in exchange for shares of DV by means of a statutory share exchange under Nevada law (the “Exchange”), following which DV will be the sole shareholder of Goal Nevada;

WHEREAS, the board of directors of Goal (the “Goal Board”) has: (a) determined that it is in the best interests of Goal and the stockholders of Goal, and declared it advisable, to enter into this Agreement and the Transactions, in each case on the terms and subject to the conditions of this Agreement; and (b) approved this Agreement and the Transactions, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Goal Nevada has adopted this Agreement and approved this Agreement and the Transactions, in compliance with Nevada Revised Statutes (“NRS”) 92A.120(2), and subject to the Goal Shareholder Approval being obtained at the Goal Special Meeting, Goal, in its capacity as the sole stockholder of Goal Nevada prior to the Goal Merger, has approved this Agreement and the Transactions, in each case, by way of a written consent;

WHEREAS, in accordance with the terms hereof, Goal shall provide an opportunity to its stockholders to have their Public Shares redeemed prior to the effectiveness of the Goal Merger on the terms and subject to the conditions set forth in the Prospectus and the Organizational Documents of Goal in conjunction with, inter alia, obtaining approval from its stockholders of the Transactions;

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WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, certain other stockholders of Goal, Goal and the DV Shareholder Representative have entered into that certain Amended and Restated Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “A&R Sponsor Support Agreement”), dated as of the date hereof, pursuant to which each of the Sponsor and stockholders of Goal listed therein has agreed to, among other things, vote to adopt and approve this Agreement, the Ancillary Agreements and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, DV, Goal, the Sponsor, the DV Shareholders and certain other parties have entered into an Amended and Restated Investor Rights Agreement substantially in the form attached hereto as Exhibit B (the “A&R Investor Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Initial Shareholders and Goal have entered into an Amended and Restated Initial Shareholders Forfeiture Agreement substantially in the form attached hereto as Exhibit C (the “A&R Initial Shareholders Forfeiture Agreement”);

WHEREAS, attached hereto as Annex A is a spreadsheet (the “Consideration Spreadsheet”) in the form delivered by DV and approved by Goal, which shall be updated by DV and approved by Goal prior to the Closing to fill in any information that is not known as of the date hereof, which sets forth (i) the number ordinary shares and preferred shares of DV held by each DV Shareholder as of the date of this Agreement, (ii) the number and type of shares of DV Stock to be received by each DV Shareholder in connection with the DV Reorganization based on the Closing Consideration, (iii) the portion of the Cash Amount to be received by each DV Shareholder at the Closing, (iv) the number of DV Class A Shares to be received by the PIPE Investors at the Closing, (v) the number of DV Shareholder Earnout Escrow Shares to be received by each DV Shareholder and the total number of DV Shareholder Earnout Escrow Shares to be received by all DV Shareholders, in each case, if the Share Price Earnout is met and (vi) the number of DV Shareholder Earnout Escrow Shares to be received by each DV Shareholder and the total number of DV Shareholder Earnout Escrow Shares to be received by all DV Shareholders, in each case, if the EBITDA Earnout is met;

WHEREAS, after the execution and delivery of this Agreement, Goal may arrange for DV and/or the DV Shareholders to, subject to approval by DV, obtain commitments from one or more investors, which includes the PIPE Investors (an “Investment”), pursuant to the terms of one or more agreements, which includes the PIPE Investment (including the Share Sale) (each, a “Investment Agreement”);

WHEREAS, prior to the execution of this Agreement, Goal and its advisors were given access to a set of financial, accounting, legal, tax, social, and operational information relating to DV Entities and their respective assets, through (i) a virtual “data room” hosted by Datasite (https://emea.datasite.com) from October 17, 2022 to November 10, 2022 (the “Data Room”). The exhaustive index of the Data Room appears in Appendix 1 of the DV Disclosure Letter; the full contents of the Data Room appear on two (2) identical sets of coded USB keys, and each of Goal and DV received one (1) of these USB keys on the date hereof; in this context, Goal had the opportunity (i) to conduct due diligence investigations regarding DV Entities and their businesses, technology, operations, financial conditions and prospects, assets and liabilities, and (ii) to raise questions and investigate specific matters;

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WHEREAS, prior to the execution of this Agreement, DV’s works council (comité social et économique) has been duly informed and consulted in compliance with applicable French labor law; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree that the Original BCA is hereby amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“2019 Plans” has the meaning set forth in the recitals.

“A&R Initial Shareholders Forfeiture Agreement” has the meaning set forth in the recitals.

“A&R Investor Rights Agreement” has the meaning set forth in the recitals.

“A&R Sponsor Support Agreement” has the meaning set forth in the recitals.

“Action” means any action, lawsuit, claim, suit, arbitration, litigation, inquiry, hearing, audit, charge, mediation, examination, judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Authority or arbitrator.

“Additional PIPE Financing” has the meaning set forth in Section 2.06(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that any Affiliate of BNP Paribas Développement S.A. shall be excluded from this definition. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative CCOD” has the meaning set forth in Section 6.18.

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“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including the A&R Sponsor Support Agreement, the A&R Goal Charter, the A&R Goal Bylaws, the A&R Investor Rights Agreement, the A&R Initial Shareholders Forfeiture Agreement, the Escrow Agreement and the documents and agreements entered into in connection therewith.

“Articles of Exchange” has the meaning set forth in Section 2.04(a)(i).

“Audited Financial Statements” has the meaning set forth in Section 4.05(a).

“Available Cash” means, as of the Closing after giving effect to (i) the Goal Share Redemption, (ii) the repayment by Goal of any Working Capital Loans and (iii) the Transactions, but without giving effect to the payment by Goal of any Goal Transaction Expenses and DV Transaction Expenses, the sum of (a) the Final Goal Trust Amount, plus (b) if applicable, any and all amounts that are delivered to Goal or DV at or prior to the Closing pursuant to any Investments.

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or Lyon, France are authorized or obligated by Law to close.

“Cash Amount” means $125,000,000.

“CBA” means any “convention collective”, “professionnelle” or “d’entreprise” in France or the equivalent of any of the foregoing in jurisdictions other than France, including, without limitation, any collective bargaining agreement or other Contract with any labor union, works council, labor organization, employee representative or association.

“Change in Recommendation” has the meaning set forth in Section 6.07(c).

“Claims” has the meaning set forth in Section 6.09.

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means the aggregate cash balance of DV Entities as of the Closing, including (x) all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in accounts of DV Entities, (y) third party checks deposited or held in DV Entities’ accounts that have not yet cleared, and (z) pending wire transfers that have not yet settled in DV Entities’ accounts; provided, however, that Closing Cash shall be reduced by (i) the amount of all outstanding checks that are issued or outstanding at such time, (ii) pending wire transfers that have not yet cleared from DV Entities’ accounts and (iii) customer deposits, restricted cash, deposits in escrow with third parties or cash securing letters of credit or other payment obligations. Closing Cash shall be expressed in U.S. dollars based on a Euro/USD exchange rate of one Euro (€1) for one U.S. dollar ($1).

“Closing Consideration” means the amount equal to (i) $513,000,000, plus (ii) Closing Cash, minus (iii) Closing Financial Indebtedness.

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“Closing Date” has the meaning set forth in Section 2.03.

“Closing Financial Indebtedness” means the aggregate amount of Financial Indebtedness of DV Entities outstanding as of immediately prior to the Closing. Closing Financial Indebtedness shall be expressed in U.S. dollars based on a Euro/USD exchange rate of one Euro (€1) for one U.S. dollar ($1).

“Closing Statement” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration Spreadsheet” has the meaning set forth in the recitals.

“Contract” means any written or oral agreement, contract, indenture, lease, sublease, instrument, arrangement, license, sublicense, obligation or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).

“Conversion into DV Class B Shares” has the meaning set forth in the recitals.

“Conversion into SA” has the meaning set forth in the recitals.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks of COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester or any other Law, decree, judgment, injunction or other Governmental Order, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19 pandemic.

“D&O Indemnified Parties” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in the recitals.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.02(a).

“DGCL” has the meaning set forth in Section 2.02(a).

“Digital Virgo” has the meaning set forth in the recitals.

“Disclosure Letters” means the DV Disclosure Letter and the Goal Disclosure Letter, collectively.

“Dispute” has the meaning set forth in Section 10.03(a).

“DV” has the meaning set forth in the preamble.

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“DV Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination or similar transaction, in one transaction or a series of transactions, involving any DV Entity or involving all or a material portion of the assets, equity securities or businesses of any DV Entity (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in any DV Entity.

“DV Class A Shares” has the meaning set forth in the recitals.

“DV Class B Shares” means the Class B Preferred Shares of DV, each having a nominal value €0.26 per share and the same rights, preferences, and privileges as the DV Class A Shares, except that the DV Class B Shares shall have two votes per share.

“DV Class C Shares” means the Class C Preferred Shares of DV, each having a nominal value €0.26 per share and the same rights, preferences, and privileges as the DV Class A Shares, except that the DV Class C Shares shall have no voting rights.

“DV Disclosure Letter” means the disclosure schedules of DV delivered concurrently with the execution of this Agreement.

“DV Entities” means, collectively, DV and its direct and indirect Subsidiaries.

“DV Fundamental Representations” means the representations and warranties of (i) all DV Shareholders set forth in Section 3.01 (Organization and Corporate Power), Section 3.02(a) and Section 3.02(d) (Authorization; No Breach; Valid and Binding Agreement), Section 3.03 (Title to Shares) and Section 3.04 (Brokerage), and (ii) of DV, IODA, Lalbatros S.A.S. and Guillaume Briche set forth in Section 4.01 (Organization and Corporate Power), Section 4.03(a) and Section 4.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 4.04 (Capitalization) and Section 4.22 (Brokerage).

“DV Group” has the meaning set forth in Section 10.16(a)

“DV Indemnified Parties” has the meaning set forth in Section 6.12(a).

“DV IP Rights” means (a) all Intellectual Property Rights, other than DV-Owned IP Rights, for which any DV Entity holds or purports to hold, or has been granted, any licenses, immunities, or other rights, or which are used or held for use in, or necessary for, the operation of the businesses of DV Entities as presently conducted; and (b) all DV-Owned IP Rights.

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“DV Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of DV Entities taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay DV Shareholders or DV from consummating the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a DV Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which DV Entities operate, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Goal Share Redemption; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in French GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities (including the conflict in Eastern Europe) or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any DV Entity with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto; (x) any matter disclosed in the DV Disclosure Letter, (xi) any action taken by, or at the request of, or with the express consent of Goal and (xii) the failure of DV Entities to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction; provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects DV Entities as compared to other Persons or businesses that operate in the industry in which DV Entities operate, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a DV Material Adverse Effect has or will occur.

“DV-Owned IP Rights” means all Intellectual Property Rights owned by any DV Entity or represented by a DV Entity in a Contract as owned by a DV Entity.

“DV Public Warrants” means the warrants to purchase newly-issued DV Class A Shares, issued by DV at Closing with substantially the same terms and conditions as the Public Warrants, which Public Warrants shall be replaced by the DV Public Warrants.

“DV Reorganization” has the meaning set forth in the recitals.

“DV Reorganization Documents” has the meaning set forth in Section 4.23.

“DV Registered IP” has the meaning set forth in Section 4.11(a).

“DV’s Knowledge” or any similar phrase, with respect to any DV Entity, means the actual knowledge following a reasonable inquiry with his direct reports directly responsible for the applicable subject matter of Eric Peyre, Guillaume Briche and Emmanuel Tongio.

“DV Shareholders” has the meaning set forth in the preamble.

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“DV Shareholders Representative” has the meaning set forth in Section 10.17(a).

“DV Shareholder Earnout Escrow Account” has the meaning set forth in Section 2.06(b)(i).

“DV Shareholder Earnout Escrow Shares” means 5,000,000 DV Class C Shares, which DV Class C Shares if and when released to the DV Shareholders in accordance with this Agreement and the Escrow Agreement shall be converted into DV Class A Shares at the time of such release.

“DV Sponsor Warrants” means the warrants to purchase newly-issued DV Class A Shares issued by DV at Closing with substantially the same terms and conditions as the Sponsor Warrants, which Sponsor Warrants shall be replaced by the DV Sponsor Warrants.

“DV Stock” means, collectively, DV Class A Shares, DV Class B Shares and DV Class C Shares.

“DV Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Software, hardware and equipment (including all databases, firmware and related documentation) and information contained therein or transmitted thereby, including any outsourced systems and processes, in each case necessary for or otherwise used or held for use by or on behalf of DV Entities.

“DV Transaction Expenses” means, collectively, (a) the fees and expenses of DV incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsels, accountants, due diligence expenses, advisory and consulting fees, in each case, that is unpaid prior to the Closing, and (b) 50% of all filing fees incurred in connection with the filing required to be made under any Regulatory Approval necessary for the consummation of the Transactions.

“DV Warrants” means, collectively, the DV Public Warrants and the DV Sponsor Warrants.

“Earnout Objection Notice” has the meaning set forth in Section 2.10(a)(ii).

“Earnout Statement” has the meaning set forth in Section 2.10(a)(i).

“EBITDA” means, with respect to any period, the “Adjusted EBITDA” of DV as currently calculated by DV for its reporting requirements under its credit facility, dated as of June 15, 2022, by and among BNP Paribas, DV and such other parties to the agreement as set forth therein.

“EBITDA Earnout” has the meaning set forth in Section 2.10(b)(ii).

“Electronic Money Institution Regulations” means the EU Directive 2009/110/CE and applicable Lithuanian and Spanish Laws.

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“Entity” means a Person that is not a natural Person.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution or protection of human health or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure to, and disposal of Hazardous Materials.

“Escrow Agent” has the meaning set forth in Section 2.06(b).

“Escrow Agreement” has the meaning set forth in Section 2.06(b).

“Excepted Liens” means those Liens set forth on Section 1.01(a) of the DV Disclosure Letter.

“Exchange” has the meaning set forth in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means an exchange agent to be mutually agreed upon by Goal and DV in connection with the Exchange.

“Exchange and Contribution Agreement” has the meaning set forth in Section 2.06(h).

“Exchange Effective Time” has the meaning set forth in Section 2.04(a)(i).

“Exchange Ratio” means 1.

“Exchange Shares” means the shares of newly issued DV Class A Shares issued to shareholders of Goal in the Exchange, pursuant the terms of this Agreement and the Articles of Exchange.

“Final Goal Trust Amount” has the meaning set forth in Section 2.05(b).

“Financial Indebtedness” means for DV Entities (in all cases concerning financial Liabilities other than to another DV Entity): (a) outstanding amounts granted in respect of loans and overdrafts taken out with banks and other institutions; (b) outstanding amounts under a credit facility, other debt instrument (including under any credit line) or evidenced by bonds, notes, debentures or similar instruments; (c) accrued interest not yet due on loans and overdrafts; (d) debts relating to the acquisition of shares including earn-out debts; and (e) voted dividends payable to Affiliates; provided, however, that any outstanding undrawn facility or credit, repayable grants, deposits and guarantees received not yet repaid, interest rate hedging instruments and commissions and expenses related to the setting up of financial debt shall not constitute Financial Indebtedness.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“French GAAP” means France generally accepted accounting principles and practices in effect from time to time for individual accounts of a société commerciale (commercial company).

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“Goal” has the meaning set forth in the preamble.

“Goal Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under Goal’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving Goal or involving all or a material portion of the assets, equity securities or businesses of Goal (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in Goal or any of its controlled Affiliates, other than any Investments, the extent applicable.

“Goal Board” has the meaning set forth in the recitals.

“Goal Board Recommendation” has the meaning set forth in Section 6.07(c).

“Goal Closing Statement” has the meaning set forth in Section 2.05(b).

“Goal Common Stock” means the common stock of Goal, par value $0.0001 per share.

“Goal Disclosure Letter” means the disclosure schedules of Goal delivered concurrently with the execution of this Agreement.

“Goal Fundamental Representations” means Section 5.01 (Organization and Corporate Power), Section 5.03(a) and Section 5.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 5.05 (Goal Trust Account), Section 5.10 (Capitalization) and Section 5.17 (Brokerage).

“Goal Group” has the meaning set forth in Section 10.16(a).

“Goal Indemnified Parties” has the meaning set forth in Section 6.12(a).

“Goal Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Goal taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay Goal from consummating the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Goal Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Goal operates, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Goal Share Redemption; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in US GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities (including the conflict in Eastern Europe) or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions; (x) any action taken by, or at the request of, or with the express consent of DV Shareholder and (xi) the failure of Goal to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction; provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Goal as compared to other special purpose acquisition companies and/or blank check companies, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Goal Material Adverse Effect has or will occur.

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“Goal Merger” has the meaning set forth in the recitals.

“Goal Merger Effective Time” has the meaning set forth in Section 2.02(a).

“Goal Nevada” has the meaning set forth in the preamble.

“Goal Nevada Warrant Assignment, Assumption and Amendment” means that certain Warrant Assignment, Assumption and Amendment, in substantially the form attached hereto as Exhibit D-2, subject to any modifications or revisions from the warrant agent.

“Goal SEC Documents” has the meaning set forth in Section 5.14(a).

“Goal Share Redemption” means the election of an eligible holder of Goal Common Stock (as determined in accordance with the applicable Organizational Documents of Goal and the Goal Trust Agreement) to redeem all or a portion of such holder’s shares of Goal Common Stock in accordance with the applicable Organizational Documents of Goal and the Goal Trust Agreement.

“Goal Shareholder Approval” has the meaning set forth in Section 7.03(b).

“Goal Shareholder Proposals” means, collectively, the following proposals, or such other proposals as may be agreed upon between Goal and DV, to be voted upon at the Goal Special Meeting: (a) the approval of the Transactions; (b) the approval of the Goal Merger; and (c) the adjournment proposal.

“Goal Shareholders” means the Public Shareholders and all other holders of shares of Goal Common Stock.

“Goal Special Meeting” has the meaning set forth in Section 6.07(b).

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“Goal Transaction Expenses” means, collectively, (a) the fees and expenses of Goal incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, commissions, expenses and disbursements of its counsels, accountants, placement and wall crossing agents, due diligence expenses, advisory and consulting fees, whether paid or unpaid prior to the Closing, (b) 50% of all filing fees incurred in connection with the filing required to be made under any Regulatory Approval necessary for the consummation of the Transactions and (c) the “tail” policy described in Section 6.12(b).

“Goal Trust Account” means that certain trust account of Goal with the Trustee, established under the Goal Trust Agreement.

“Goal Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 10, 2021, by and between Goal and the Trustee.

“Goal Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Goal Trust Account.

“Goal Warrant Agreement” means the Warrant Agreement, dated as of February 10, 2021, by and between Goal and Continental Stock Transfer & Trust Company, as warrant agent, as may be amended from time to time.

“Goal Warrant Assignment, Assumption and Amendment” means that certain Warrant Assignment, Assumption and Amendment, in substantially the form attached hereto as Exhibit D-1, subject to any modifications or revisions from the warrant agent.

“Goal’s Knowledge” or any similar phrase, with respect to Goal, means the actual knowledge following a reasonable inquiry with his direct reports directly responsible for the applicable subject matter of Harvey Schiller and William Duffy.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body, in each case whether U.S. or non-U.S., exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means: (a) those substances defined in or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials of concern or wastes under Laws relating to pollution or protection of human health or the environment; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated biphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Laws relating to pollution or protection of human health or the environment.

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“ICC” has the meaning set forth in Section 10.03(a).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, the unsatisfied Liabilities of DV Entities, whether contingent or otherwise (including penalties, interest and premiums): (a) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) evidenced by bonds, notes, debentures or similar instruments, including such obligations incurred in connection with the acquisition of property, assets or businesses; (c) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (f) amounts drawn on letters of credit, bankers’ acceptances or similar facilities; (g) any amounts in respect of unfunded or underfunded liabilities or obligations under pension or retirement (whether defined benefit or defined contribution), superannuation, gratuity, or similar pension-like policies, plans, programs, agreements or arrangements, severance or similar termination liabilities or obligations, deferred compensation, post-termination or retiree health and/or welfare benefit liabilities or obligations, accrued paid time off, or accrued bonuses or other incentive payments, in each case, whether pursuant to a written agreement or otherwise owed, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; (h) payables owing to Affiliates (other than to another DV Entity); (i) any change-in-control payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments payable to any Person by any DV Entity that are triggered in connection with the consummation of the Transactions (whether prior to, upon or after such consummation, and whether or not in connection with another event but excluding in all cases any “double trigger” payments that become payable as a result of any action or omission by Goal or its applicable Affiliate upon or following such consummation) and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; and (j) guarantees of the liabilities described in clauses (a) through (i) above of any other Person; provided, however, that each of (i) trade accounts payable and other operating liabilities in the Ordinary Course of Business (for the avoidance of doubt, not including Taxes), (ii) any outstanding surety or performance bonds (to the extent undrawn) or letters of credit (to the extent undrawn), and (iii) any liabilities or obligations owed by any DV Entity to another DV Entity, shall not constitute Indebtedness.

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“Initial Shareholders” means the Sponsor.

“Initial Shareholders Earnout Escrow Account” has the meaning set forth in Section 2.06(b)(ii).

“Initial Shareholders Earnout Escrow Shares” means 1,293,750 DV Class C Shares, which DV Class C Shares if and when released to the Initial Shareholders in accordance with this Agreement and the Escrow Agreement shall be converted into DV Class A Shares at the time of such release.

“Insider Letter Agreement” means that certain letter agreement, dated February 10, 2021, by and among the Sponsor, Harvey Schiller, William Duffy, David Falk, Donna Orender, Kenneth Shropshire, Alex Greystoke, Amber Allen, Martin Gruschka, Danielle Cantor Jeweler, Raghu Kilambi, Garret Klugh, Jon Miller, Bart Oates, Doug Perlman, Marc Wade and Goal.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property Rights” shall mean any and all common law or statutory or other rights, registered or not, anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, re-issues, and reexaminations thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, “dessins et modèles”, trade names, logos, designs, slogans, taglines, brands, product names, and other designations of origin, source or quality, registrations and applications for any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights, copyrightable works, and equivalent rights of author, in any published or unpublished works of authorship (including Software as a work of authorship), and registrations and applications therefor, any derivative work (“oeuvre dérivée”) and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and other confidential or proprietary information (whether business or technical or otherwise) (collectively, “Trade Secrets”); and (f) other intellectual property, industrial property and proprietary rights anywhere in the world, such as sui generis database rights.

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Interim Period” has the meaning set forth in Section 6.01.

“Intervening Event” has the meaning set forth in Section 6.07(c).

“Intervening Event Notice Period” has the meaning set forth in Section 6.07(c).

“Investment” has the meaning set forth in the recitals.

“Investment Agreement” has the meaning set forth in the recitals.

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“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder

“IODA” means IODA S.A., a Luxembourg société de participation financière having its registered office address at 6 rue du Fort Bourbon, L-1249 Luxembourg.

“IPO” has the meaning set forth in Section 6.09.

“IRS” means the Internal Revenue Service of the United States of America.

“Jones CCOD” has the meaning set forth in Section 7.02(f).

“Law” means any law (statutory, common or otherwise), statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.08(b).

“Leases” means all leases, subleases, licenses, concessions and other binding agreements (written or oral) pursuant to which any DV Entity holds any Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto and the right to all security deposits and other amounts and instruments deposited by or on behalf of any DV Entity thereunder.

“Letter of Transmittal” has the meaning set forth in Section 6.07(f)(i).

“Liability” means any liability or obligation (whether known or unknown, absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“Liens” means liens, licenses, covenants not to sue, options, transfer restrictions, mortgages, security interests, adverse ownership interests, pledges, charges or other encumbrances.

“Look-back Date” means January 1, 2019.

“Maximum Annual Premium” has the meaning set forth in Section 6.12(b).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“NASDAQ” means the Nasdaq Capital Market.

“Nevada Articles of Merger” has the meaning set forth in Section 2.02(a).

“NRS” has the meaning set forth in the recitals.

“Ordinary Course of Business” means, with respect to any Person, actions that are taken in the ordinary course and materially consistent with the past practices and normal day-to-day operations of such Person.

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“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, constitution, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation or organization, operating agreement, certificate of limited partnership, partnership agreement and/or similar governing agreements or documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“Original BCA” has the meaning set forth in the recitals.

“Party” has the meaning set forth in the preamble.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means DV Entities’ audited combined balance sheet as of December 31, 2020 and December 31, 2021 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended, each audited in accordance with IFRS and PCAOB auditing standards by a PCAOB qualified auditor.

“Peltier & Winston Privileged Communications” has the meaning set forth in Section 10.16(a).

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any DV Entity to own, lease and operate its properties or to carry on its business.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with IFRS or French GAAP, as applicable; (b) statutory and contractual Liens arising or incurred in the Ordinary Course of Business with respect to Leased Real Property for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or French GAAP, as applicable; (c) zoning, building, or other restrictions, variances, and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (d) covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere, or would interfere, in any material respect with the present use of or occupancy of the affected parcel in the operation of the business conducted thereon by DV Entities; and (e) Liens incurred in connection with capital lease obligations of DV Entities incurred in the Ordinary Course of Business.

“Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

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“Personal Data” shall have the meaning given to it in Article 4(1) of the General Data Protection Regulation (EU) 2016/679.

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“Plan” means all employee benefit plans, arrangements, or programs including bargaining and/or any in-house agreements provided for the benefit of any employees, or under which any such employee participates, receives a benefit or is entitled to or accruing a future benefit as of the date hereof.

“Privacy Laws” means all applicable Laws concerning data protection and privacy which are from time to time applicable to DV Entities, including the General Data Protection Regulation (EU) 2016/679 (GDPR) and all related national laws, regulations and secondary legislation, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

“Proskauer & Brownstein Privileged Communications” has the meaning set forth in Section 10.16(b).

“Prospectus” means that certain final prospectus of Goal, dated February 10, 2021, and filed on February 11, 2021, prepared, filed and made available to the public in accordance with applicable federal securities Laws.

“Public Shareholders” has the meaning set forth in Section 6.09.

“Public Shares” means the 25,875,000 shares of Goal Common Stock that comprise part of the Public Units, which are listed on the NASDAQ under the ticker symbol “PUCK”.

“Public Units” means the 25,875,000 Units issued and sold in the IPO, with each Public Unit consisting of one Public Share and one Public Warrant, which Public Units are listed on the NASDAQ under the ticker symbol “PUCKU”.

“Public Warrants” means the warrants to purchase up to 25,875,000 shares of Goal Common Stock at a price of $11.50 per share that comprise part of the Public Units, which are listed on the NASDAQ under the ticker symbol “PUCKW”.

“Registration Statement” has the meaning set forth in Section 6.07(a).

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; provided that in no event shall the term Regulatory Approvals include the filing of, or securing effectiveness of, the Registration Statement.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment.

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“Released Party” has the meaning set forth in Section 10.14.

“Representatives” means the officers, directors, managers, employees, independent contractors, attorneys, accountants, advisors, representatives, consultants and agents of a Person, excluding the directors of BNP Paribas Développement S.A.

“Reverse Share Split” has the meaning set forth in the recitals.

“Reviewing Accountant” has the meaning set forth in Section 2.10(a)(ii).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of sanctioned Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned fifty percent or more or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws and trade embargoes administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the United States Department of State), (ii) Her Majesty’s Treasury of the United Kingdom, (iii) the United Nations, or (iv) the European Union or any European Union member state.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act, and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

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“Service Provider” means any current or former officer, employee, individual independent contractor, consultant or other service provider (including any such Person providing services through a personal services entity), director or manager.

“Share Price” means the closing trading price of a share of Goal Common Stock, a DV Class A Share or common stock of any successor of Goal or DV on the NASDAQ or any other national securities exchange on which shares of Goal Common Stock or DV Class A Shares or common stock of any successor of Goal or DV are then listed, as applicable.

“Share Price Earnout” has the meaning set forth in Section 2.10(b)(i).

“Share Sale” has the meaning set forth in the recitals.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, together with all intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Sponsor” means Goal Acquisitions Sponsor LLC, a Delaware limited liability company.

“Sponsor Expense Advancement Agreement” means the certain Expense Advancement Agreement, dated as of November 4, 2021, by and among Goal and the Sponsor.

“Sponsor Units” means the 667,500 private placement units held by the Sponsor, which consists of 667,500 shares of Goal Common Stock and warrants to purchase 667,500 shares of Goal Common Stock at a price of $11.50 per share (“Sponsor Warrants”).

“Sponsor Warrants” has the meaning set forth in the definition of Sponsor Units.

“Stock Option Holders” has the meaning set forth in the recitals.

“Stock Options” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any Entity which is controlled directly or indirectly by that Person from time to time within the meaning of article L. 233-3 of the French Code de commerce, and “control” for this purpose bears the meaning ascribed to such term by Article L. 233-3 I, 1° and 2° of the French Code de commerce.

“Tax” or “Taxes” means all taxes, levies, tariffs, duties and governmental charges of any kind, whether payable directly or by withholding, including, without limitation, income, property, production, escheat, unclaimed property, consumption, sales, customs, duties, stamp, inventory, windfall, ad valorem, registration, value added, alternative or add-on minimum, unemployment, disability, payroll, social charges and contributions or estimated tax, together with any interest, fines, penalties or additions to tax with respect thereto, imposed, assessed or collected by or due to any Governmental Authority.

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“Tax Return” means any tax return, statement, form or report, information statement or other document (including any election, declaration, disclosure, claim for refund, estimate and information return and any other information) filed or required to be filed with a taxing authority in connection with any Tax, including any schedule or attachment thereto and any amendment thereof and any supplement thereto.

“Termination Date” has the meaning set forth in Section 8.03(b).

“Termination Fee” has the meaning set forth in Section 8.06(a).

“Threshold Amount” means $2,000,000.

“Top Customer” has the meaning set forth in Section 4.18.

“Top Supplier” has the meaning set forth in Section 4.18.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Goal Merger, the Exchange and the PIPE Investment (including the Share Sale).

“Transfer Taxes” has the meaning set forth in Section 9.02.

“Trustee” means Continental Stock Transfer & Trust Company, a New York limited liability trust company.

“US GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Working Capital Loans” means any loans incurred by Goal for its working capital needs, provided that the terms and conditions of such loans, including the form of consideration for repayment of such loans, shall be consistent with the terms of the Sponsor Expense Advancement Agreement.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (vii) references to a Person are also to its permitted successors and assigns and (viii) the word “or” shall be disjunctive but not exclusive.

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(b) Unless the context of this Agreement otherwise requires, references to Contracts and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.

(f) Unless the context of this Agreement otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS or French GAAP, as applicable.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the Data Room or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h) References to “$”, “US$” or “dollars” refer to lawful currency of the United States.

(i) References to “€”, or “Euros” refer to lawful currency of France.

(j) Writing includes typewriting, printing, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(k) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(l) Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(m) If a French term has been added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term.

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(n) The Disclosure Letters, Exhibits and Annexes referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
DV REORGANIZATION; GOAL MERGER; CLOSING; EXCHANGE; EARNOUT

Section 2.01 DV Reorganization

(a) To effectuate the Conversion into SA prior to the Closing, DV shall file with the competent clerk of the commercial court a report from DV’s statutory auditor in accordance with Article R. 123-105 of the French Commerce Code and make available such report at DV’s registered office in accordance with Article R. 224-2 of the French Commerce Code prior to the general meeting of DV Shareholders approving the Conversion into SA to be held two (2) days prior to the Closing. The articles of association of DV shall be amended and restated in their entirety, effective as of the Closing Date and prior to the Exchange, and shall include all other changes to be made for the purpose or as a result of effecting the Transactions.

(b) To effectuate the PIPE Investment (including the Share Sale), immediately prior to the Closing, Digital Virgo, the DV Shareholders and the PIPE Investors shall execute purchase agreements relating to the purchase by the PIPE Investors of a number of DV ordinary shares representing an aggregate value equal to the total amount of the PIPE Investment. The PIPE Investors shall acknowledge in the purchase agreements the Reverse Share Split and agree to the purchase and regrouping by IODA of fractions of DV Class A Shares, if any, in accordance with applicable Law.

(c) To effectuate the Reverse Share Split, the general meeting of DV Shareholders shall approve the Reverse Share Split in accordance with Article L. 228-29-1 of the French Commerce Code two (2) days prior to the Closing. The Reverse Share Split shall become effective on the Closing Date and prior to the Exchange, subject to and upon completion of the PIPE Investment. Each holder of DV shares at that time, including the PIPE Investors, will receive DV Class A Shares as a result of the Reverse Share Split. IODA, as controlling shareholder of DV, shall purchase and regroup all fractions of DV Class A Shares, if any, in accordance with applicable Law.

(d) To effectuate the Conversion into DV Class B Shares, DV shall make available to the DV Shareholders a report from DV’s statutory auditor in accordance with Article L. 228-15 of the French Commerce Code and a report from an auditor specifically appointed to assess the preferred rights of DV Class B Shares in accordance with Article L. 228-12 of the French Commerce Code, which shall be filed with the competent clerk of the commercial court. Based on these reports, the general meeting of DV Shareholders to be held two (2) days prior to the Closing shall approve the creation of DV Class B Shares and the Conversion into DV Class B Shares and amend the articles of association of DV accordingly. IODA will not vote on the Conversion into DV Class B Shares in accordance with Article L. 228-15 of the French Commerce Code. The Conversion into DV Class B Shares shall become effective on the Closing Date and prior to the Exchange, subject to and upon completion of the PIPE Investment. As a result of the Conversion into DV Class B Shares, all DV Class A Shares held by IODA shall be automatically converted into DV Class B Shares on the Closing Date.

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Section 2.02 Goal Merger.

(a) To effectuate the Goal Merger, Goal and Goal Nevada shall enter into an Agreement and Plan of Merger concurrently with the execution of this Agreement and, following receipt of the Goal Shareholder Approval and prior to the Closing, and after satisfaction of the respective requirements of the applicable Law of Delaware and Nevada prerequisite to such filings, shall file (i) with the Nevada Secretary of State the articles of merger (the “Nevada Articles of Merger”) in accordance with, and containing such information as is required by NRS Chapter 92A, and (ii) a certificate of merger (the “Delaware Certificate of Merger”) in such form as required by the Delaware General Corporation Law (the “DGCL”) to be properly executed and acknowledged, and filed with the Secretary of State of the State of Delaware. At the Goal Merger Effective Time, Goal shall merge with and into Goal Nevada, with Goal Nevada surviving the merger. The “Goal Merger Effective Time” shall be the latest to occur of (i) the time at which the Nevada Articles of Merger are filed by the office of the Nevada Secretary of State, (ii) the time at which the Delaware Certificate of Merger is filed by the Secretary of State of the State of Delaware and (iii) the later to occur of any post-filing effective date and time mutually agreed to by the Parties and set forth in the Nevada Articles of Merger or the Delaware Certificate of Merger in accordance with the NRS or DGCL, as applicable, provided that the Goal Merger Effective Time must occur not later than the close of business (Pacific time) on the second Business Day prior to the Closing.

(b) At the Goal Merger Effective Time, the articles of incorporation of Goal Nevada and the bylaws of Goal Nevada shall each be amended and restated in their entirety in a form to be agreed upon by Goal and Goal Nevada, and subject to review and comment by DV. The officers and directors of Goal as of immediately prior to the Goal Merger Effective Time will become and comprise all of the officers and directors, respectively, of Goal Nevada at the Goal Merger Effective Time, each to serve in such capacity until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 2.03 Closing. Unless another date, location or time is mutually agreed upon by the Parties, the consummation of the Transactions (other than the Goal Merger and the PIPE Investment) (the “Closing”) shall take place at 9:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or, if permissible, waiver of the conditions to the obligations of the parties set forth in ARTICLE VII other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions. The date and time on which the Closing takes place is herein referred to as the “Closing Date.”

Section 2.04 Exchange.

(a) Upon the terms and subject to the conditions of this Agreement:

(i) At the Closing, following receipt of the Goal Shareholder Approval, Goal Nevada and DV will file duly executed articles of exchange (the “Articles of Exchange”) with the Nevada Secretary of State in accordance with the applicable requirements of NRS Chapter 92A, pursuant to which DV will acquire all of the issued and outstanding shares of common stock of Goal Nevada in exchange for the issuance of the Exchange Shares, and the effective date and time of the Exchange (the “Exchange Effective Time”) will be the later to occur of (x) the time at which the Articles of Exchange are filed by the office of the Nevada Secretary of State, and (y) any post-filing effective date and time mutually agreed to by the Parties and set forth in the Articles of Exchange in accordance with the NRS; and

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(ii) At the Exchange Effective Time, all of the issued and outstanding shares of common stock of Goal Nevada will be acquired by DV in exchange for the Exchange Shares, which shall be delivered free and clear of all Liens (except for (A) Liens created by the Goal Shareholders, and (B) Liens consisting of restrictions on transfer generally arising under applicable federal securities Law or state securities Law).

(b) At the Exchange Effective Time, by virtue of the Exchange and without any action on the part of Goal, Goal Nevada, the Goal Shareholders, DV or the DV Shareholders, the Exchange shall be effected in accordance with the following terms:

(i) Each share of DV Stock that is issued and outstanding immediately prior to the Exchange Effective Time shall remain issued and outstanding following the Exchange Effective Time and shall be unchanged by the Exchange; and

(ii) Each share of common stock of Goal Nevada issued and outstanding immediately prior to the Exchange Effective Time shall be converted into the right to receive the number of Exchange Shares equal to (i) the number of shares of common stock of Goal Nevada held by such Goal Shareholder immediately prior to the Exchange Effective Time multiplied by (ii) the Exchange Ratio, resulting in DV becoming the owner and holder of each share of common stock of Goal Nevada issued and outstanding immediately prior to the Exchange Effective Time.

(c) From and after the Exchange Effective Time, former Goal Shareholders shall have no rights or interest as shareholders of Goal Nevada and shall have only the right to receive the Exchange Shares, subject to returning a duly completed and executed Letter of Transmittal and any other documents required pursuant to this Agreement or by the Exchange Agent.

(d) From and after the Exchange Effective Time, Goal Nevada will continue to exist as a wholly-owned subsidiary of DV.

(e) At the Closing, pursuant to the Goal Warrant Agreement, the Goal Warrant Assignment, Assumption and Amendment Agreement, the Goal Nevada Warrant Assignment, Assumption and Amendment Agreement and this Agreement, each Public Warrant and each Sponsor Warrant shall automatically be replaced by one DV Warrant to be issued by DV, entitling its holder to acquire DV Class A Shares.

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Section 2.05 Pre-Closing Matters.

(a) At least five (5) Business Days prior to the Closing, DV shall deliver to Goal a written schedule (the “Closing Statement”) setting forth (i) DV’s calculation, together with reasonable supporting detail, of the Closing Consideration, and (ii) DV’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated and wire instructions therefor to facilitate payment by Goal of DV Transaction Expenses, along with instructions for payment of such expenses by Goal as of the Closing. Goal shall be entitled to review the Closing Statement and DV will cooperate promptly and reasonably with Goal to revise the Closing Statement to the extent necessary to reflect any of Goal’s reasonable comments. Following such review, if the Closing Statement is revised, then such revised Closing Statement, or if the Closing Statement is not revised, then the initial Closing Statement, shall be deemed to be the final “Closing Statement”.

(b) At least two (2) Business Days prior to the Closing, Goal shall notify DV in writing (the “Goal Closing Statement”) of (i) the Goal Trust Amount upon conclusion of the Goal Share Redemption (the “Final Goal Trust Amount”) and (ii) Goal’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated to facilitate payment by Goal of the Goal Transaction Expenses, along with details about which such expenses shall be paid out as of the Closing. DV shall be entitled to review the Goal Closing Statement and Goal will cooperate reasonably with DV to revise the Goal Closing Statement to the extent necessary to reflect any of DV’s reasonable comments. Following such review, if the Goal Closing Statement is revised, such revised Goal Closing Statement, or if the Goal Closing Statement is not revised, then the initial Goal Closing Statement, shall be deemed to be the final “Goal Closing Statement”.

Section 2.06 Closing Transactions. At the Closing, in addition to the actions set forth in Section 2.04:

(a) Goal and DV shall pay or cause to be paid in cash out of the Available Cash, by wire transfer of immediately available funds:

(i) all amounts included in DV Transaction Expenses to the accounts set forth in the Closing Statement; and

(ii) all amounts included in the Goal Transaction Expenses to the accounts set forth in the Goal Closing Statement;

provided that the sum of the DV Transactions Expenses plus the Goal Transaction Expenses shall be capped at $20,000,000, except that if the sum of the amount raised in the PIPE Investment (including the Share Sale) and the Final Goal Trust Amount is greater than $145,000,000 (the “Additional PIPE Financing”), then the cap will be increased by an amount of expenses related to the Additional PIPE Financing which will not exceed 5% of the funds raised exceeding $145,000,000, unless mutually agreed by Goal and DV on a case-by-case basis.

(b) Each of DV and the DV Shareholders Representative shall deliver an executed counterpart to one or more escrow agreements to be entered into on the Closing Date by and among DV, the DV Shareholders Representative and one or more escrow agents mutually agreed upon by DV, Goal and the DV Shareholders Representative (each, an “Escrow Agent”) in the form to be mutually agreed upon by DV, Goal and the DV Shareholders Representative (each, an “Escrow Agreement”). Pursuant to the Escrow Agreements, DV shall issue to the Escrow Agents and deposit with the Escrow Agents at Closing:

(i) the DV Shareholder Earnout Escrow Shares into a designated and separate escrow account (the “DV Shareholder Earnout Escrow Account”), and the applicable Escrow Agent will hold and disburse the DV Shareholder Earnout Escrow Shares as provided herein and in the applicable Escrow Agreement; and

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(ii) the Initial Shareholders Earnout Escrow Shares into a designated and separate escrow account (the “Initial Shareholders Earnout Escrow Account”), and the applicable Escrow Agent will hold and disburse the Initial Shareholders Earnout Escrow Shares as provided herein and in the applicable Escrow Agreement;

(c) DV shall issue the Exchange Shares to all non-redeeming Goal Shareholders and make, or cause to be made, appropriate book entries in the name of each non-redeeming Goal Shareholder provided such Goal Shareholder has returned a Letter of Transmittal to the Exchange Agent, evidencing the issuance of the Exchange Shares to such Goal Shareholder, free and clear of all Liens (except for (i) Liens created by, or on behalf of, such Goal Shareholder, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law and (iii) the restrictions arising under the lock-up provisions under the A&R Investor Rights Agreement).

(d) The Cash Amount shall be received by the DV Shareholders in connection with the Share Sale, and any other PIPE Investment shall be received by Digital Virgo; provided however that the Cash Amount may be less than $125,000,000 so long as the sum of the amount raised in the PIPE Investment (including the Share Sale) and the Final Goal Trust Amount is at least $145,000,000;

(e) DV shall deliver to Goal:

(i) a copy of the minutes of the decisions of the Strategic Committee approving this Agreement and the Transactions;

(ii) a copy of the minutes of the general meeting of the DV Shareholders approving the DV Reorganization and the contribution by the Goal Shareholders of their shares of common stock of Goal Nevada in exchange for the issuance of the Exchange Shares, as well as all of the reports of the statutory auditors required to effect such DV Reorganization and the contribution, the report of the specially appointed auditor to assess the preferred rights of the Class B Shares, and the report of the contribution auditor;

(iii) a copy of the appropriate book entries in the name of each PIPE Investor;

(iv) the consents, approvals and waivers listed in Section 2.06(e)(iv) of DV Disclosure Letter;

(v) a certified copy of the Organizational Documents of DV;

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(vi) (A) all other documents, instruments or certificates required to be delivered by DV at or prior to the Closing pursuant to Section 7.01; and (B) such other documents or certificates as shall reasonably be required by Goal and its counsel to consummate the Transactions.

(f) Goal shall deliver to DV:

(i) a copy of the resolutions adopted by the Goal Board and the board of directors of Goal Nevada in connection with the approval of this Agreement and the Transactions; and

(ii) (A) all other documents, instruments or certificates required to be delivered by Goal at or prior to the Closing pursuant to Section 7.02; and (B) such other documents or certificates as shall reasonably be required by DV to consummate the Transactions.

(g) Each of Goal, Goal Nevada and DV, as the case may be, shall deliver an executed counterpart to the (i) Goal Warrant Assignment, Assumption and Amendment, to be entered into in connection with the Goal Merger, by and among Goal, Goal Nevada and Continental Stock Transfer & Trust Company, as warrant agent and (ii) Goal Nevada Warrant Assignment, Assumption and Amendment, to be entered into on or prior to the Closing Date by and among Goal Nevada, DV and Continental Stock Transfer & Trust Company, as warrant agent.

(h) Each of Goal Nevada and DV shall deliver an executed counterpart to the agreement related to the exchange and contribution of the shares of Goal Nevada to DV by and between Goal Nevada and DV (the “Exchange and Contribution Agreement”), in substantially the form attached hereto as Exhibit E.

Section 2.07 DV Board. Subject to applicable Law and approval of the stockholders of DV, DV shall take all action necessary to ensure that, effective as of the Closing, the DV Board shall consist of thirteen (13) directors, as well as three (3) non-voting board observers, who shall initially be listed on Section 2.07 of the DV Disclosure Letter.

Section 2.08 Certain Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of DV Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, except as a result of the DV Reorganization, then the Exchange Shares shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.09 Fractional Shares. No fraction of a share of DV Stock will be issued by virtue of the Transactions, and instead the number of shares of DV Stock issued to each Goal Shareholder in the Exchange shall be rounded up to the nearest whole share.

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Section 2.10 DV Shareholder Earnout.

(a) 2023, 2024, 2025, 2026 and 2027 EBITDA.

(i) Within one hundred twenty (120) days after each of the fiscal years ending December 31, 2023, December 31, 2024, December 31, 2025, December 31, 2026 and December 31, 2027, DV shall prepare and deliver to the DV Shareholders Representative a statement setting forth the EBITDA for such fiscal year (each such statement, an “Earnout Statement”); provided that if the earnout described in Section 2.10(b)(ii) is achieved prior to December 31, 2027, DV shall not be obligated to prepare and deliver any Earnout Statements after such achievement.

(ii) Following the receipt of an Earnout Statement, the DV Shareholders Representative shall have thirty (30) Business Days to make an objection (in writing) (an “Earnout Objection Notice”) to DV. If no Earnout Objection Notice has been sent by the DV Shareholders Representative within such thirty (30) Business Day period, then such Earnout Statement shall be deemed final. If applicable, following the delivery of an Earnout Objection Notice, DV and the DV Shareholders Representative shall attempt in good faith to resolve the issues and objections in such Earnout Objection Notice. If such good faith negotiations are unsuccessful, then DV and the DV Shareholders Representative shall engage an independent, internationally recognized accounting firm acceptable to DV and the DV Shareholders Representative (the “Reviewing Accountant”) to review only the matters in the Earnout Objection Notice that are still disputed by DV and the DV Shareholders Representative. The Reviewing Accountant shall act in the capacity of an expert and not as an arbitrator. Neither DV nor the DV Shareholders Representative shall have or conduct any communication, either written or oral, with the Reviewing Accountant with respect to matters contemplated by this Agreement without the other party either being present or receiving a concurrent copy of any written communication. DV and the DV Shareholders Representative will also instruct the Reviewing Accountant to, and the Reviewing Accountant will, make its determination based solely on the terms of this Agreement and written submissions by DV and the DV Shareholders Representative that are provided in accordance with this Agreement (i.e., not on the basis of an independent review). Neither DV nor the DV Shareholders Representative shall disclose to the Reviewing Accountant, and the Reviewing Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by DV or the DV Shareholders Representative with respect to any objection under this Section 2.10, unless otherwise agreed in writing by DV and the DV Shareholders Representative. The Reviewing Accountant shall promptly (and in any event within thirty (30) days following its engagement) determine the resolution of such remaining disputed matters, which resolution shall not be outside of the range set forth by DV in the Earnout Statement and the DV Shareholders Representative in the Earnout Objection Notice. Such determination shall be final and binding on the parties, absent fraud or manifest error.

(b) Earnout Payment.

(i) If the Share Price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from the period starting from the date immediately following the Closing Date and ending on December 31, 2026 (the “Share Price Earnout”), then DV, along with the DV Shareholders Representative, shall prepare, execute and deliver to the Escrow Agent, as soon as practicable but no later than thirty (30) days after the Share Price Earnout is achieved, a joint written instruction instructing the Escrow Agent to release one-half of the DV Shareholder Earnout Escrow Shares from the DV Shareholder Earnout Escrow Account to the DV Shareholders in the amounts set forth on the Consideration Spreadsheet.

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(ii) If the EBITDA for any fiscal year ending on or before December 31, 2027 is equal to or greater than $60,000,000 as finally determined pursuant to Section 2.10(a) (the “EBITDA Earnout”), then DV, along with the DV Shareholders Representative, shall prepare, execute and deliver to the Escrow Agent, as soon as practicable but no later than thirty (30) days after the EBITDA Earnout is achieved, a joint written instruction instructing the Escrow Agent to release one-half of the DV Shareholder Earnout Escrow Shares from the DV Shareholder Earnout Escrow Account to the DV Shareholders in the amounts set forth on the Consideration Spreadsheet.

(iii) If there are any DV Shareholder Earnout Escrow Shares remaining in the DV Shareholder Earnout Escrow Account after application of Section 2.10(b)(i)-(ii), then DV, along with the DV Shareholders Representative, shall prepare, execute and deliver to the Escrow Agent, as soon as practicable but no later than thirty (30) days after the applicable earnout period has elapsed, a joint written instruction instructing the Escrow Agent to release such remaining DV Shareholder Earnout Escrow Shares from the DV Shareholder Earnout Escrow Account to DV, which shares will then be held as treasury shares or canceled by DV, at DV’s election.

(iv) Any payment made pursuant to this Section 2.10 shall be treated as an adjustment to the Closing Consideration for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code or otherwise).

Section 2.11 Initial Shareholders Earnout.

(a) In exchange for the Initial Shareholders entering into the A&R Initial Shareholders Forfeiture Agreement, if the Share Price Earnout is met, then concurrently with the delivery of the joint written instruction referenced in Section 2.10(b)(i), DV and the DV Shareholders Representative shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent, as soon as practicable but no later than thirty (30) days after the Share Price Earnout is achieved, to release the Initial Shareholders Earnout Escrow Shares from the Initial Shareholders Earnout Escrow Account to the Initial Shareholders. The Initial Shareholders are entitled, but are not required, to receive or accept any Initial Shareholders Earnout Escrow Shares pursuant to this Section 2.11, and under no circumstances shall any Initial Shareholders Earnout Escrow Shares be deemed issued as consideration or otherwise in relation to the Exchange.

(b) If no Initial Shareholders Earnout Escrow Shares are released to the Initial Shareholders pursuant to Section 2.11(a), then DV and the DV Shareholders Representative shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent, as soon as practicable but no later than thirty (30) days after the applicable earnout period has elapsed, to release the Initial Shareholders Earnout Escrow Shares from the Initial Shareholders Earnout Escrow Account to DV, which shares will then be held as treasury shares or canceled by DV, at DV’s election.

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Section 2.12 Legends. Each certificate issued in connection with the Transactions, if any, or book entry position, as applicable (other than any certificate or book entry position with respect to the Exchange Shares), shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any applicable securities Laws at the time of issuance:

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, MORTGAGED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SHARES OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

Section 2.13 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the Exchange, the Parties agree to promptly take any such actions, including executing such documents or making such filings, as may be reasonably required by any of the Parties.

Section 2.14 Withholding. Goal, DV and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts paid or payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to such payment under the Code or any other provision of applicable Law; provided, that Goal or DV, as applicable, shall provide such Person with a written notice of its intention to withhold at least five (5) Business Days prior to any such withholding and, prior to any such withholding, Goal or DV, as applicable, shall provide such Person a reasonable opportunity to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE DV SHAREHOLDERS

Except as set forth in the DV Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), and subject to the terms, conditions and limitations set forth in this Agreement, each DV Shareholder hereby represents and warrants to Goal, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

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Section 3.01 Organization and Corporate Power. Such DV Shareholder (to the extent such DV Shareholder is an Entity) is an entity duly incorporated, validly existing and, to the extent such concept is applicable under the Laws of its jurisdiction of incorporation or organization, in good standing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business, and is in good standing as a foreign corporation to the extent such concept is applicable, in each jurisdiction in which its ownership, lease and operation of property or the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a DV Material Adverse Effect. No DV Shareholder that is an Entity is in breach of its Organizational Documents.

Section 3.02 Authorization; No Breach; Valid and Binding Agreement.

(a) Such DV Shareholder has all requisite corporate power, if applicable, and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the consents, approvals, authorizations and other requirements described in this Section 3.02, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by such DV Shareholder (to the extent such DV Shareholder is an Entity) and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the Transactions .

(b) Except as set forth on Section 3.02(b) of the DV Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by such DV Shareholder, and the consummation by such DV Shareholder of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of such DV Shareholder (to the extent such DV Shareholder is an Entity), (ii) any Contract or Permit to which such DV Shareholder or its properties or assets are bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such DV Shareholder is subject or its properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 3.02(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a DV Material Adverse Effect.

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(c) The execution and delivery of this Agreement or any Ancillary Agreement by such DV Shareholder do not, and the performance of this Agreement or any Ancillary Agreement by such DV Shareholder will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the Electronic Money Institution Regulations (EU Directive 2009/110/CE), the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of NASDAQ.

(d) This Agreement has been, and each Ancillary Agreement to which such DV Shareholder is a party has been or will be at Closing, as applicable, duly executed and delivered by such DV Shareholder and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which such DV Shareholder is a party constitutes a valid and binding obligation of such DV Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.03 Title to Shares. Such DV Shareholder has legal and valid title to all of the DV ordinary shares held by such DV Shareholder to be sold in the Share Sale, free and clear of all Liens, other than restrictions imposed by applicable securities Laws or the Organizational Documents of DV. Such DV Shareholder is the sole record and beneficial owner of such DV ordinary shares held by such DV Shareholder. Such DV ordinary shares are not subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such DV ordinary shares, other than restrictions on transfer imposed by applicable securities Laws or the Organizational Documents of DV.

Section 3.04 Brokerage. To such DV Shareholder’s knowledge, other than fees or commissions for which DV will be solely responsible, there are no claims for, and the DV Entities, Goal and their respective Affiliates have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of DV for which any DV Entity, Goal or any of their respective Affiliates is or may be liable.

Section 3.05 Investment Representations.

(a) Such DV Shareholder understands and acknowledges that the acquisition of the shares of DV Stock in connection with the DV Reorganization involves substantial risk. Such DV Shareholder has such knowledge and experience in financial or business matters that such DV Shareholder is capable of evaluating the merits and risks of its investment in shares of DV Stock.

(b) Such DV Shareholder is acquiring the shares of DV Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any shares of DV Stock in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

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(c) Such DV Shareholder understands and acknowledges that the shares of DV Stock have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Such DV Shareholder acknowledges that such securities may not be transferred, sold, offered for sale, mortgaged, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.

Section 3.06 No Other Representations and Warranties. EACH DV SHAREHOLDER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF GOAL OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY DV SHAREHOLDER, DV OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO GOAL OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF GOAL OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ANY DV SHAREHOLDER, DV OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY GOAL TO DV IN ARTICLE V. EACH DV SHAREHOLDER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CERTAIN OF THE DV SHAREHOLDERS
AND DV

Except as set forth in the DV Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), and subject to the terms, conditions and limitations set forth in this Agreement, each of DV, IODA, LALBATROS S.A.S. and Guillaume Briche hereby represents and warrants to Goal, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 4.01 Organization and Corporate Power. Except as set forth on Section 4.01 of the DV Disclosure Letter, each DV Entity is an entity duly incorporated, validly existing and, to the extent such concept is applicable under the Laws of its jurisdiction of incorporation or organization, in good standing under the Laws of its jurisdiction of incorporation or organization, and each such Person has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business, and is in good standing as a foreign corporation to the extent such concept is applicable, in each jurisdiction in which its ownership, lease and operation of property or the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a DV Material Adverse Effect. Complete and correct copies of the Organizational Documents of DV Entities, in each case as in effect as of the date of this Agreement, have been made available to Goal. No DV Entity is in breach of its Organizational Documents.

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Section 4.02 Subsidiaries. Section 4.02 of the DV Disclosure Letter sets forth the name and jurisdiction of each Subsidiary of DV. Except as set forth on Section 4.02 of the DV Disclosure Letter, no Subsidiary of DV owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity.

Section 4.03 Authorization; No Breach; Valid and Binding Agreement.

(a) DV has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the consents, approvals, authorizations and other requirements described in this Section 4.03, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by DV and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the Transactions.

(b) Except as set forth on Section 4.03(b) of the DV Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by DV, and the consummation of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien (other than Permitted Liens and Excepted Liens) upon any assets or properties of any DV Entity under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of any DV Entity, (ii) any Contract or Permit to which any DV Entity or their respective properties or assets are bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which any DV Entity is subject or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 4.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a DV Material Adverse Effect.

(c) The execution and delivery of this Agreement or any Ancillary Agreement by DV do not, and the performance of this Agreement or any Ancillary Agreement by DV will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the Electronic Money Institution Regulations (EU Directive 2009/110/CE), the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of NASDAQ.

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(d) This Agreement has been, and each Ancillary Agreement to which DV is a party has been or will be at Closing, as applicable, duly executed and delivered by DV, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which DV is a party constitutes a valid and binding obligation of DV, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.04 Capitalization. Section 4.04 of the DV Disclosure Letter sets forth all of the authorized, issued and outstanding (as applicable) share capital of each DV Entity. Except as set forth on Section 4.04 of the DV Disclosure Letter, DV owns, directly or indirectly, all of the equity interests in the other DV Entities. All of the equity interests of DV Entities have been duly authorized and are validly issued, fully paid and nonassessable (where applicable) and issued free and clear of all Liens, other than Excepted Liens. Except as set forth on Section 4.04 of the DV Disclosure Letter, no DV Entity has any equity securities or securities containing any equity features authorized, issued, reserved for issuance or outstanding, and there are no agreements, options, warrants, convertible or exchangeable securities or other rights or arrangements relating to the interest or capital stock of, or other equity or voting interest in any DV Entity existing, authorized or outstanding which provide for the sale, delivery or issuance of any of the foregoing by any DV Entity. Except as set forth on Section 4.04 of the DV Disclosure Letter, there are no authorized, issued, reserved for issuance or outstanding (i) preferred or ordinary shares or other equity interests or voting securities of any DV Entity, (ii) securities convertible or exchangeable into equity interests of any DV Entity, (iii) options, warrants, purchase rights, phantom equities, stock or share appreciation, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any DV Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of such DV Entity, or (iv) stock or share appreciation, phantom equity, profit participation or similar rights with respect to the interest, capital stock or shares of, or other equity or voting interest in, any DV Entity to which any DV Entity is a party or is bound. None of the DV Entities has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the owners of any DV Entity on any matter.

Section 4.05 Financial Statements.

(a) Section 4.05(a) of the DV Disclosure Letter contains true, correct and complete copies of (i) Digital Virgo’s (the wholly-owned subsidiary of DV following its acquisition completed in June 2022) consolidated audited balance sheet as of December 31, 2021 (the “Balance Sheet Date”), December 31, 2020 and December 31, 2019 and consolidated statements of income, consolidated changes in shareholder equity and consolidated cash flows for the twelve (12)-month periods then ended (the “Audited Financial Statements”), and (ii) DV’s proforma unaudited consolidated balance sheets as of September 30, 2022 (the “Most Recent Balance Sheet Date”) and proforma consolidated statements of income, changes in shareholder equity and consolidated cash flows for the nine-month period then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been based upon, in all material respects, the information contained in DV’s and/or its Subsidiaries’ books and records, have been prepared in accordance with IFRS or French GAAP, as applicable, consistently applied throughout the periods indicated, and present fairly in all material respects the financial position, cash flows and results of operations of DV and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes).

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(b) Section 4.05(b) of the DV Disclosure Letter contains the projections prepared by DV, and reflect projections for the period ending December 31, 2026 on a year-by-year basis. Such projections are based upon estimates and assumptions stated therein, all of which DV believes to be reasonable and fair in light of current conditions and current facts known to DV and, as of the Closing Date, reflect DV’s good faith and reasonable estimates of the future financial performance of DV Entities and of the other information projected therein for the period set forth therein.

(c) The DV Entities have no Liabilities, except (i) Liabilities specifically reserved for on the Most Recent Balance Sheet Date contained in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities that were incurred after the Most Recent Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities specifically disclosed in Section 4.05(c)(i) of the DV Disclosure Letter, (iv) Liabilities incurred or arising under or in connection with the Transactions, including expenses related thereto; (v) Liabilities that will be discharged or paid off prior to or at the Closing or (vi) Liabilities that would not be material, individually or in the aggregate, to DV Entities (taken as a whole). As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money (or guarantee thereof) of any DV Entity (excluding intercompany Indebtedness for borrowed money between any DV Entities) other than Indebtedness for borrowed money reflected on the consolidated balance sheet of DV set forth in the Financial Statements or as set forth on Section 4.05(c)(ii) of the DV Disclosure Letter. The Indebtedness set forth on Section 4.05(c)(iii) of the DV Disclosure Letter shall continue after the Closing on the same terms and conditions as prior to Closing.

(d) The DV Entities maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorizations as necessary; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS; and (iii) to the extent applicable, material information relating to DV Entities is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting. Since the Look-back Date, no DV Entity has identified or been advised by its auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in DV Entities’ internal controls over financial reporting.

(e) The PCAOB Audited Financial Statements when delivered by DV in accordance with Section 6.17 will, when so delivered, be based upon, in all material respects, the information contained in DV Entities’ books and records, be prepared in accordance with US IFRS, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, cash flows and results of operations of DV Entities (taken as a whole) as of the times and for the periods referred to therein.

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Section 4.06 Absence of Certain Developments. Since the Most Recent Balance Sheet Date until the date hereof, there has not been any DV Material Adverse Effect that has arisen and is continuing. Since the Most Recent Balance Sheet Date, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 4.06 of the DV Disclosure Letter, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, (a) DV Entities have operated in the Ordinary Course of Business in all material respects, and (b) no DV Entities have taken any action that would have been prohibited by Section 6.01 if it were taken after the date hereof and prior to the Closing Date.

Section 4.07 Orders.

(a) There is no Governmental Order pending or, to DV’s Knowledge, threatened in writing, by or against DV or any of its Affiliates, that seeks to delay or prevent the consummation of the Transactions.

(b) Section 4.07 of the DV Disclosure Letter sets forth a list of all Governmental Orders pending or, to DV’s Knowledge, threatened in writing which, if adversely determined, would be material to the business of DV Entities (taken as a whole) or would delay or prevent the consummation of the Transactions.

Section 4.08 Title to Properties.

(a) Except as set forth on Section 4.08(a) of the DV Disclosure Letter, the DV Entities own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the material, tangible personal property, used or held for use by them in the conduct of their business that are material to the business of the DV Entities (taken as a whole), free and clear of all Liens, except for Permitted Liens and Excepted Liens.

(b) The real property demised by the Leases described on Section 4.08(b)(i) of the DV Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the DV Entities. Except as set forth on Section 4.08(b)(ii) of the DV Disclosure Letter and assuming that such Lease is a valid and binding obligation of the other counterparties thereto, the Leases are in full force and effect, and the applicable DV Entity holds a legal, binding, valid, enforceable and existing leasehold interest in each parcel or tract of real property leased by it under each such Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. DV has delivered or made available to Goal complete and accurate copies of each of the Leases described on Section 4.08(b)(i) of the DV Disclosure Letter and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Goal. None of the DV Entities, and to DV’s Knowledge no other party to any such Leases, is in default, or has delivered or received any notice of default, under any of such Leases and no event has occurred that with notice or the passage of time, or both, would constitute a default, or permit the termination, modification or acceleration of rent under any such Leases, except where such default would not reasonably be expected to be material to the DV Entities, taken as a whole. Except as set forth on Section 4.08(b)(iii) of the DV Disclosure Letter, (a) none of the DV Entities have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (b) none of the DV Entities have collaterally assigned or granted any other security interest in such Leases or any interest therein.

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(c) Except as set forth on Section 4.08(c) of the DV Disclosure Letter, none of the DV Entities own any real property.

Section 4.09 Tax Matters. Except as set forth on Section 4.09 of the DV Disclosure Letter:

(a) Each DV Entity has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all Tax Returns (including all Income Tax Returns) that are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (including all Income Taxes) due and payable by DV Entities (whether or not shown on any such Tax Return) have been duly and timely paid, other than Taxes being contested in good faith for which adequate reserves have been established in accordance with IFRS or French GAAP, as applicable. Each DV Entity has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party and each DV Entity has complied in all material respects with respect to all applicable Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

(b) There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of any DV Entity pending, in progress, or threatened in writing that have not been resolved or completed.

(c) No DV Entity has received any written notice from any taxing authority of any Income Tax or other material Tax deficiency, assessment, adjustment, proposed adjustment, or other issue relating to any Income Taxes or other material Taxes, which has not been paid or resolved in full. No DV Entity has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any DV Entity have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against any DV Entity.

(d) No DV Entity has waived or extended any statute of limitations in respect of Income Taxes or other material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to such Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver) (other than any such waivers or extensions that are no longer in effect), nor is any written request for any such extension or waiver from any taxing authority outstanding.

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(e) No DV Entity, to the extent a DV Entity is a U.S. Entity, has distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the past two (2) years.

(f) No DV Entity is a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), to the extent a DV Entity is a U.S. Entity, or any corresponding or similar provision of state, local or non-U.S. income Tax Law.

(g) No written claim has been made by a Governmental Authority in any jurisdiction in which any DV Entity does not file a Tax Return or pay Taxes that such entity is or may be subject to Tax or required to file Tax Returns in such jurisdiction, which claims have not been resolved or withdrawn.

(h) Each DV Entity is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable, and is not managed or controlled outside such jurisdiction for income Tax purposes.

(i) There are no Liens for Taxes upon any of the Exchange Shares or any asset of any DV Entity other than Permitted Liens.

(j) Each DV Entity, to the extent a DV Entity is a U.S. Entity, has the U.S. federal income tax classification that is set forth on Section 4.09 of the DV Disclosure Letter, and each DV Entity has been so classified for U.S. federal income tax purposes at all times since the date set forth on Section 4.09 of the DV Disclosure Letter.

(k) No DV Entity organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or any corresponding or similar provision of state, local or non-U.S. Tax Law, or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code or any corresponding or similar provision of state, local or non-U.S. Tax Law or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) or any corresponding or similar provision of state, local or non-U.S. income Tax Law.

(l) There are no Income Tax or other material Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been issued to or with respect to DV Entities or into which any DV Entity has entered into that would be binding on any DV Entity in any taxable period (or portion thereof) after the Closing Date, in each case which agreement or ruling would be effective after the Closing Date.

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(m) No DV Entity, in each case other than with respect to another DV Entity, (i) has any liability for the Taxes of any Person (other than any DV Entity) under Treasury Regulations Section 1.1502-6, to the extent a DV Entity is a U.S. Entity, or any similar provision of state, local or non-U.S. Tax Law, or as a transferee or successor, by contract, or otherwise, (ii) is or has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (including, for clarity, any affiliated group within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Tax Law)) for purposes of filing any Tax Return or paying Taxes, other than a group the common parent of which is DV; or (iii) is a party to, or has any liability under, any Tax allocation, sharing, indemnification, gross-up, or similar Contract or arrangement or any other Contract or arrangement providing for payments in respect of Taxes or Tax benefits (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

(n) As of the Closing Date no interest in DV is a “United States real property interest,” and no DV Entity that is a U.S. Entity is, or for the five-year period ending on the Closing Date has been, a “United States real property holding corporation,” within the meaning of Section 897(c) of the Code and Treasury Regulation Sections 1.897-1(c), 1.897-2(b), 1.897-2(h) and 1.1445-2(c)(3).

(o) No DV Entity has participated to any “reportable transaction” within the meaning of Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU (“DAC 6”), as implemented under relevant local Law.

Section 4.10 Contracts and Commitments.

(a) Except as set forth on Section 4.10(a) of the DV Disclosure Letter, no DV Entity is party to any:

(i) CBA;

(ii) Contract, agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of their properties or assets (A) pursuant to which, any DV Entity has incurred or may incur Indebtedness exceeding the Threshold Amount for which any DV Entity will be liable following the Closing, or (B) relating to any Liens on assets of any DV Entity;

(iii) guaranty of any Indebtedness or other material guaranty;

(iv) Contract, lease or agreement under which it is lessee of, or holds, uses or operates any real or personal property or assets owned by any other party, for which the annual rental or payment commitment exceeds the Threshold Amount;

(v) Contracts or group of related Contracts with any Top Customer or any Top Supplier;

(vi) Contracts or agreements relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any DV Entity since January 1, 2022 or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any DV Entity or, pursuant to which any DV Entity has any continuing “earn out” or other contingent payment obligations or any surviving material indemnification obligations;

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(vii) joint venture, partnership, limited liability company or similar agreement with any third party (including any agreement providing for joint development or marketing);

(viii) (A) Contract pursuant to which any DV Entity licenses, or is otherwise permitted by a third party to practice, use or register, or receive any other rights under, any material Intellectual Property Rights (other than “shrink wrap licenses,” “click through” licenses and licenses to off-the-shelf Software on standard commercial terms with fees of less than the Threshold Amount per year), (B) Contract pursuant to which a third party licenses, or is permitted to use or register, or granted any other rights under, any DV-Owned IP Rights (other than non-exclusive licenses granted by a DV Entity to customers in the Ordinary Course of Business), or (C) Contract affecting any DV Entity’s ability to use, enforce, or disclose any material Intellectual Property Rights, such as covenant-not-to-sue, coexistence, consent-to-use, concurrent use, or settlement agreements;

(ix) distribution, sales representative, marketing or similar Contract or agreement that required any DV Entity to make commission payments under such agreement in excess of the Threshold Amount during the twelve (12)-month period ended on the Balance Sheet Date;

(x) Contract or agreement pursuant to which any DV Entity would be required to make, in the aggregate, capital expenditures in excess of the Threshold Amount;

(xi) Contract or agreement that (a) materially limits the ability of any DV Entity to compete in any line of business or with any product or with any Person or in any geographic area or market or during any period of time or (b) contains covenants that restrict the business activity of any DV Entity in any material respect (other than non-disclosure agreements entered into in the Ordinary Course of Business);

(xii) Contract or agreement that contains “most-favored-nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right, in each case binding any DV Entity in favor of any third party;

(xiii) Contract or agreement where any DV Entity is subject to a requirement of exclusive dealing or any similar exclusivity obligation;

(xiv) any interest, currency or hedging derivatives or similar Contracts;

(xv) Contract or agreement that limits the incurrence of Indebtedness or the declaration or payment of any dividends or other distributions;

(xvi) Contract or agreement that involves payment to or by any DV Entity in excess of the Threshold Amount annually;

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(xvii) Contract or agreement whose termination (other than those termination by passage of time) would have a DV Material Adverse Effect;

(xviii) management agreement or other Contract for the employment or engagement of any Service Provider on a full time, part time, consulting or other basis that: (A) provides for annual compensation (whether cash and/or otherwise) which may exceed $150,000, (B) provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the Transactions, (C) provides for the payment of any cash or other compensation or benefits related to a retention, severance, transaction-based or change in control bonus or other similar Contract with any Service Provider or (D) restricts any DV Entity’s ability to terminate the employment or engagement of any Service Provider at any time for any lawful reason or for no reason without penalty or Liability; or

(xix) Contract or agreement that relates to the settlement of any Action (A) with any Governmental Authority since the Look-back Date; (B) that materially restricts or imposes obligations upon any DV Entity; or (C) requires payment by a DV Entity of more than the Threshold Amount after the date hereof.

(b) Each Contract described in clauses (i) through (xix) of Section 4.10(a) is a “Material Contract”. DV has provided to Goal true and correct copies of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

(c) Neither any DV Entity nor, to DV’s Knowledge, any other party thereto is in material breach of, violation of or default under any Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any Material Contract by any DV Entity, or, to DV’s Knowledge, any counterparty. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable DV Entity and, to DV’s Knowledge, each counterparty, and are enforceable against the applicable DV Entity and, to DV’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.11 Intellectual Property; Information Technology; Privacy.

(a) Section 4.11(a) of the DV Disclosure Letter sets forth a list of all (i) Patents, registered Marks, registered Copyrights and domain name registrations, including any applications for any of the foregoing, included in DV-Owned IP Rights (the “DV Registered IP”) and (ii) material Software included in DV-Owned IP Rights.

(b) The DV Entities, as the case may be, exclusively own all right, title and interest in and to DV-Owned IP Rights, free and clear of all Liens except for Permitted Liens. Except as would not be material to DV Entities taken as a whole, (i) the DV Registered IP is subsisting, valid, and enforceable, and (ii) the DV Entities are current in the payment of all registration, maintenance and renewal fees with respect to DV Registered IP.

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(c) None of the DV-Owned IP Rights are subject to any Government Order adversely affecting the use thereof or rights thereto by DV Entities. There is no Action pending or, to DV’s Knowledge, threatened against any DV Entity concerning the ownership, use, scope, patentability, registrability, validity or enforceability of any DV-Owned IP Rights (other than proceedings in the Ordinary Course of Business before any Governmental Authority related to the application for any item of DV Registered IP) and DV Entities have not received any written notices regarding the foregoing.

(d) Since the Look-back Date, to DV’s Knowledge, there has been and there is no written allegation made by any DV Entity of, and there has been no and there is no infringement, misappropriation or other violation of any material DV-Owned IP Rights by any Person.

(e) Except as would not reasonably be expected to be material to DV Entities taken as a whole, the operation of any DV Entity as currently conducted as of the date hereof, and the operation of any DV Entity as conducted since the Look-back Date, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. No DV Entity has received any written notice since the Look-back Date alleging that the operation of any DV Entity infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any other Person (including any demand or request from any Person that any DV Entity license any Intellectual Property Rights). There is no Action pending, or, to DV’s Knowledge, threatened against any DV Entity alleging that the operation of the business of any DV Entity has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(f) Except as set forth on Section 4.11(f) of the DV Disclosure Letter and as would not reasonably be expected to be material to DV Entities taken as a whole, DV Entities have secured from all founders, consultants, advisors, employees, freelancers, writers, and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Right for or on behalf of, or under the direction or supervision of, DV Entities (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Intellectual Property Rights developed or created in connection with the employment or engagement of any Contributor, that DV Entities do not otherwise own by operation of law. No Contributor owns or, to DV’s Knowledge, claims any rights, licenses, claims or interest whatsoever with respect to any DV-Owned IP Rights. Except as would not reasonably be expected to be material to DV Entities taken as a whole, each DV Entity has obtained written and enforceable Contracts with respect to invention disclosure and present assignments of such Intellectual Property Rights to such DV Entity, from all current and former Contributors.

(g) The DV Entities have taken commercially reasonable steps to protect and maintain any Trade Secrets included in DV IP Rights, and to DV’s Knowledge, there have been no misappropriation or unauthorized uses or disclosures of any such Trade Secrets. The DV Entities have entered into reasonable confidentiality agreements with each Person having access to DV Entities’ Trade Secrets. To DV’s Knowledge, no such Person is in violation of any such agreement.

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(h) The DV Entities exclusively own all right, title and interest in and to, or otherwise possess valid, enforceable and sufficient licenses and rights to, all DV IP Rights that are material to DV Entities’ business (subject to Section 4.11(b) with respect to DV-Owned IP Rights) and all such DV IP Rights shall be owned or available for use by DV Entities immediately after the Closing on terms and conditions identical to those under which DV Entities owned or used such DV IP Rights immediately prior to the Closing. The DV Entities may exercise, transfer, or license DV IP Rights without material restriction or material payment to any Person. Neither this Agreement nor any of the Transactions will restrict or impair the right of DV Entities to transfer, alienate, enforce, own, use or license, or affect the validity or enforceability of, any DV-Owned IP Rights.

(i) The DV Entities (i) have taken commercially reasonable steps to protect the confidentiality, integrity and security of DV Systems and have implemented and comply with commercially reasonable written data and information security, business continuity and disaster recovery plans and procedures that are consistent with industry best practices and applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures, and such assessments and tests have not identified any material issues that remain unremedied. Since the Look-back Date, DV Systems have not been affected by any material failure that has not been remedied in all material respects. To DV’s Knowledge, since the Look-back Date, there have been no security breaches that materially affected the operation of DV Systems or have not been remedied in all material respects. The DV Entities have purchased a sufficient number of licenses (whether licensed by seats or otherwise) for all Software used in or necessary for the operation of the businesses of DV Entities as presently conducted.

(j) The DV Entities (and, to DV’s Knowledge, any third Person using Personal Data on their behalf) comply in all material respects with its internal policies and privacy statements, policies and procedures related to privacy and security of DV Systems (and the data therein, including Personal Data), DV Entities’ Contracts, and applicable Privacy Laws (including the most current version of the Payment Card Industry Data Security Standards, as applicable). Since the Look-back Date, no DV Entity has received any written or, to DV’s Knowledge, unwritten claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements, policies, procedures or Contracts regarding DV Entities’ information practices or the use, access, collection, retention, processing, disclosure, modification or destruction of any Personal Data, or alleging a violation of any individual’s privacy, publicity or confidentiality rights, including from the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority and there is no Action pending, or, to DV’s Knowledge, threatened against any DV Entity relating to any of the foregoing. The DV Entities have taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Data used by DV Entities against any unauthorized use, access or disclosure.

Section 4.12 Litigation. Except as set forth on Section 4.12 of the DV Disclosure Letter, since the Look-back Date there have been no, and there currently are no, Actions pending or, to DV’s Knowledge, threatened against DV Entities that, if adversely decided or resolved, would reasonably be expected to be material to DV Entities taken as a whole, at law or in equity, before or by any other Governmental Authority, and no DV Entity is subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority.

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Section 4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the DV Disclosure Letter sets forth an accurate and complete list of all Plans. None of the DV Entities has any plan or commitment to, or has represented that it will, adopt or enter into any additional Plans or to materially amend or terminate any existing Plan. Each Plan has been established, maintained, operated, funded, and administered in accordance with its terms in all material respects and in compliance in all material respects with the requirements of the applicable Law.

(b) With respect to each Plan (and each related funding vehicle), all contributions (including employer contributions and employee salary reduction contributions, premiums, distributions, payments, distributions, reimbursements, and accruals) that are due have been timely made or properly accrued in accordance with the terms of such Plan and applicable Law or, if not yet due, have been properly accrued for in accordance with any applicable accounting requirements. All wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any Service Providers have been timely paid or made in full or, to the extent not yet due, properly accrued in accordance with any applicable accounting requirements, the terms of the Plan and all applicable Law. There is no current, pending or, to DV’s Knowledge, threatened Actions (except for routine claims for benefits) relating to any Plan. The obligations or insured contingencies under all Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers and all applicable premiums are paid up to date. No Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(c) DV has made available to Goal, to the extent applicable, complete, current and correct copies of: (i) all documents embodying or governing each Plan and each related funding agreement and insurance policy, if any (or a written description of the material terms and conditions of each Plan that is unwritten), and any amendments thereto, (ii) the most recent summary plan description (and summary of material modifications) and any other notice or description provided to or agreed with employees.

(d) Except as set forth on Section 4.13(d) of the DV Disclosure Letter, neither the execution, delivery and performance of this Agreement by DV nor the consummation by DV of the Transactions will (alone or in combination with any other event, including a termination or restructure of employment on or following the Closing), directly or indirectly, result in (i) payment or provision of any additional, or an increase in the amount of, compensation, share incentives or other benefits, an acceleration of the amount of any compensation or benefits, or entitlement to any severance or similar benefit or change in employment status or responsibilities, payable to or in respect of any Service Provider, (ii) any acceleration in the vesting or the timing of payment of any outstanding options, compensation or benefits held by or payable to or in respect of any Service Provider, (iii) any increased, enhanced or accelerated funding obligation with respect to any Plan, (iv) any restriction on the ability of any DV Entity to amend, modify or terminate any Plan, or (v) any forgiveness of indebtedness of any current or former employee, officer, director or consultant of any DV Entity.

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Section 4.14 Insurance. All material policies of insurance maintained by or on behalf of each DV Entity (the “Insurance Policies”) are set forth on Section 4.14 of the DV Disclosure Letter and true and complete copies of such Insurance Policies have been provided to Goal. All Insurance Policies that are material to the business of DV Entities (taken as a whole) are, and since the Look-back Date have been, in full force and effect and all premiums due and payable in respect thereof have been paid and no written notice of cancellation, termination, material amendment or denial of coverage has been received by any DV Entity with respect to any such policy. All such Insurance Policies maintained by DV Entities are in full force and effect, and no DV Entity is in material default with respect to the provisions of any such policies or its payment obligations thereunder. There is no claim pending under such Insurance Policies as to which any DV Entity has received written notice that coverage has been denied.

Section 4.15 Compliance with Laws.

(a) Each DV Entity is, and since the Look-back Date has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since the Look-back Date, no DV Entity has received any written notice from a Governmental Authority of any Action against any of them alleging any failure to comply with any applicable Law or regulation.

(b) Since the Look-back Date, (i) none of the DV Entities have violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to DV’s Knowledge, representative, consultant or other Person acting for or on behalf of any DV Entity has violated any Anticorruption Law, and (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to DV’s Knowledge, threatened. Each DV Entity has adopted and maintains reasonably adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(c) Since the Look-back Date, neither any DV Entity nor any director, officer or managing employee of any DV Entity has been a Sanctioned Person.

(d) No material amount of revenue of DV Entities is derived from operations in the Russian Federation. No DV Entity has dealings with a Sanctioned Person, and DV Entities screen employees for compliance with Sanctions Laws. The DV Entities are in compliance with Sanctions Laws and have policies designed to ensure such compliance.

Section 4.16 Permits. Except as set forth on Section 4.16 of the DV Disclosure Letter, and as would not reasonably be expected to be material to DV Entities taken as a whole, DV Entities hold and are, and has been, since the Look-back Date, in compliance with, in all material respects, all Permits that are required by any Governmental Authority to conduct the business as now conducted and all such Permits are valid and in full force and effect. No DV Entity has received any written notice from any Governmental Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, except where such occurrence would not be material to the business.

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Section 4.17 Environmental Compliance. Except as set forth on Section 4.17 of the DV Disclosure Letter:

(a) The DV Entities are, and since the Look-back Date have been, in compliance with all applicable Environmental Laws, except where the failure to comply would not be material to DV Entities.

(b) The DV Entities have obtained and possess all material permits, licenses and other authorizations required under Environmental Laws for the operations of DV Entities as currently conducted and are in compliance with all terms and conditions of such permits, licenses and authorizations in all material respects.

(c) No DV Entity has received, since the Look-back Date, any written notice of material violation of or notice of material Liability arising under, Environmental Laws, relating to any DV Entity or its facilities, the subject of which is unresolved.

(d) There are no Actions pending or, to DV’s Knowledge, threatened against any DV Entity, pursuant to Environmental Laws that would be material to DV Entities.

(e) No DV Entity is subject to any outstanding judgment, order or decree of any Governmental Authority relating to a violation of or Liability under Environmental Laws, and that would be material to the DV Entities.

Section 4.18 Customers and Suppliers. Section 4.18 of the DV Disclosure Letter sets forth an accurate list of the top five (5) customers of DV Entities based on calendar year 2021 sales (the “Top Customers”) and the top five (5) suppliers based on calendar year 2021 spend of DV Entities (the “Top Suppliers”). Since January 1, 2021, no DV Entity has received any notice from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, developing or supplying materials, products or services to any DV Entity. Since January 1, 2021, no DV Entity has received any notice from any Top Customer to the effect that such customer will stop, or materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, purchasing services from DV Entities. To DV’s Knowledge, no supplier or customer of a DV Entity is violating any Law.

Section 4.19 Affiliated Transactions. Except as set forth on Section 4.19 of the DV Disclosure Letter, none of DV or the DV Entities, any equityholder, partner, member, officer, director, employee or any Affiliate or Subsidiary of any DV Entity (other than any DV Entity) or any officer, director, manager, equityholder or Affiliate of any DV Entity or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to any DV Entity (or any DV Entity owes any money to, or guarantees any payment by, any such Person) or has any interest in any material property, asset or right, tangible or intangible, used by any DV Entity, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with any DV Entity.

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Section 4.20 Employees.

(a) Except as set forth on Section 4.20(a) of the DV Disclosure Letter, (i) no DV Entity has experienced any, nor to DV’s Knowledge has there been any threatened, strike, work stoppage, unfair labor practice charge, labor grievance, labor arbitration, lockout, slowdown, picketing, hand billing or other material labor or industrial relations dispute, in each case since the Look-back Date and (ii) since the Look-back Date, DV Entities have been in material compliance with all, and there are no pending or threatened claims or proceedings against any DV Entity under any, applicable Laws respecting labor and employment, including Laws, statutes rules and regulations respecting, if applicable, terms and conditions of employment of employees, prospective employees and former employees, employment practices, hiring practices, background checks (to the extent applicable), child labor, pay equity, wrongful or unfair discharge or dismissal, collective bargaining and labor relations, fair labor standards, reasonable accommodations, workers’ compensation, document retention, notice, secondment, occupational safety and health requirements, wages and hours (including the classification of independent contractors), meal and rest breaks, withholding and remittance of Taxes, employment discrimination, harassment, retaliation, equal opportunity/employment equality, whistleblowing, disability rights or benefits, employee trainings and notices, employee leave issues, paid time off, COVID-19, plant closures, redundancies and layoffs (including, if applicable, any collective redundancy legislation), workers’ compensation, and unemployment insurance and related matters.

(b) (i) The DV Entities have, since the Look-back Date, properly classified each of its Service Providers as “employees” or “independent contractors” and have properly reported all compensation paid to such persons for all purposes, and (ii) DV Entities have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, redundancy payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.

(c) Each DV Entity is, and has at all times since the Look-back Date been, in compliance in all material respects with, and has not materially violated the terms and provisions of, any applicable immigration legislation in any jurisdiction. All current and former Service Providers are, and have at all times been, legally authorized to work in the territory in which they perform the duties of their employment.

(d) To DV’s Knowledge, no Service Provider is in violation of any material term of any material employment agreement, nondisclosure agreement, common law non-disclosure obligations (to the extent applicable), fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any DV Entity; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any DV Entity.

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(e) No current employee of any DV Entity or other Service Provider with annualized compensation at or above $150,000 has informed any DV Entity or any of its Affiliates (whether in writing or otherwise) of any plan to terminate employment with or services for any DV Entity and, to DV’s Knowledge, no such employee intends to terminate his or her employment prior to the Closing.

(f) Since the Look-back Date, to DV’s Knowledge, (i) no allegation involving, directly or indirectly, sexual or other unlawful harassment or discrimination has been made, asserted or threatened against (A) any officer of any DV Entity or (B) any current or former Service Provider, and (ii) none of the DV Entities or current or former Service Provider is party to any agreement resolving or otherwise related to direct or indirect allegations of sexual or other unlawful harassment or discrimination. To DV’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to serve as a basis for any such allegation of sexual or other unlawful harassment or discrimination.

(g) No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any DV Entity has occurred since January 1, 2022 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guideline or recommendations by any Governmental Authority in connection with or in response to COVID-19. The DV Entities have not otherwise experienced any material employment-related Liability with respect to COVID-19. Since January 1, 2022, no DV Entity has effectuated any mass layoff or plant closing, collective redundancy or implemented any early retirement or exit incentive program, in each case, in violation of applicable Law.

(h) (i) Each DV Entity has paid in full (other than remuneration accrued for the current salary period or for reimbursement of business expenses) to all of its employees or adequately accrued for in accordance with applicable accounting requirements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (ii) since January 1, 2022, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending with respect to any current or former employees of any DV Entity. There are no material Liabilities, whether contingent or absolute, of any DV Entity relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(i) Section 4.20(i) of the DV Disclosure Letter contains a true, correct and complete list of the names and current role, annual salary rates or current hourly wages (including any overtime arrangements), as applicable, bonus opportunity, share incentives, pension arrangements, commission opportunity, other compensation and benefits (separately identifying each category of compensation and including contingent entitlements), hire date, accrued vacation and paid-time-off, principal work location, employing Person and leave status of all present employees of each DV Entity and, if applicable, each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy an executive, administrative, or professional position.

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Section 4.21 DV Information. To DV’s Knowledge, the information relating to any DV Entity supplied by DV for inclusion in the Registration Statement will not, as of the date on which the proxy statement/prospectus included in the Registration Statement (or any amendment or supplement thereto) is first distributed to the stockholders of Goal or at the time of the Goal Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, DV makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Goal for inclusion or incorporation by reference in the Registration Statement or any Goal SEC Documents; or (b) any projections or forecasts included in the Registration Statement.

Section 4.22 Brokerage. Other than fees or commissions for which DV will be solely responsible, there are no claims for, and DV Entities, Goal and their respective Affiliates have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of DV for which any DV Entity, Goal or any of their respective Affiliates is or may be liable.

Section 4.23 DV Reorganization. The DV Reorganization will be completed immediately prior to Closing in accordance with the DV Reorganization Documents. Section 4.23 of the DV Disclosure Letter sets forth a list of all material agreements to be entered into by DV, the DV Shareholders and any other Person, as applicable, in connection with the DV Reorganization (collectively, the “DV Reorganization Documents”). As of the Closing Date, each of the DV Reorganization Documents will be in full force and effect and will be the valid and binding obligations of DV, the DV Shareholder, or other Person party thereto (to the extent binding obligations of the other parties thereto) enforceable in accordance with their respective terms. Each of the transactions contemplated by the DV Reorganization Documents will be, as of the Closing Date, fully and validly effected in accordance with the terms thereof.

Section 4.24 No Other Representations and Warranties.

DV HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF GOAL OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO DV, ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO GOAL OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF GOAL OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES SHALL BE DEEMED TO MAKE TO DV OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY GOAL IN ARTICLE V. DV HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF GOAL

Except as set forth in (i) the Goal Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) and/or (ii) the Goal SEC Documents, and subject to the terms, conditions and limitations set forth in this Agreement, Goal hereby represents and warrants to DV, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 5.01 Organization and Corporate Power. Goal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted. Goal is not in breach of Goal’s Organizational Documents. Complete and correct copies of the Organizational Documents of Goal, as in effect as of the date of this Agreement, have been made available to DV.

Section 5.02 Subsidiaries. Other than Goal Nevada, Goal has no direct or indirect Subsidiaries, and does not own or hold the right to acquire any shares or stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, company, corporation, organization or entity.

Section 5.03 Authorization; No Breach; Valid and Binding Agreement.

(a) Goal has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Goal and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Goal, and no other corporate actions or proceedings on the part of Goal are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or to consummate the Transactions, other than the Goal Shareholder Approval.

(b) Except for the Goal Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Goal and the consummation of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of Goal under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of Goal’s Organizational Documents, (ii) any Contract or instrument or Permit to which Goal or its or their respective properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which Goal is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 5.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a Goal Material Adverse Effect.

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(c) The execution and delivery of this Agreement or any Ancillary Agreement by Goal do not, and the performance of this Agreement or any Ancillary Agreement by Goal will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the Electronic Money Institution Regulations (EU Directive 2009/110/CE), the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of NASDAQ.

(d) This Agreement has been, and each Ancillary Agreement to which Goal is a party has been or will be at Closing, as applicable, duly executed and delivered by Goal, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which Goal is a party constitutes a valid and binding obligation of Goal, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.04 Orders. Section 5.04 of the Goal Disclosure Letter sets forth a list of all Governmental Orders pending or, to the Goal’s Knowledge, threatened in writing which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Goal Material Adverse Effect or would delay or prevent the consummation of the Transactions.

Section 5.05 Goal Trust Account. As of September 30, 2022, the Goal Trust Amount is approximately $260 million, with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Goal Trust Agreement. The Goal Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Goal and, to the Knowledge of Goal, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Amounts in the Goal Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The Goal Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. Goal has complied in all material respects with the terms of the Goal Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Goal Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Goal or, to the Knowledge of Goal, the Trustee. There are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Goal Trust Agreement in the Goal SEC Documents to be inaccurate or (ii) except for the Goal Trust Agreement, entitle any Person (other than (A) the underwriters of Goal’s initial public offering and (B) holders of Goal Common Stock who have elected to redeem their Goal Common Stock in accordance with Goal’s Organization Documents) to any portion of the proceeds in the Goal Trust Account. Prior to the Closing, none of the funds held in the Goal Trust Account may be released, except in accordance with the Goal Trust Agreement. There is no Action pending, or to the Knowledge of Goal, threatened with respect to the Goal Trust Account.

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Section 5.06 Investment Company Act; JOBS Act. Goal is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Goal constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.07 Absence of Changes. Since the date of the most recent balance sheet in the Goal SEC Documents until the date hereof, there has not been any Goal Material Adverse Effect that has arisen and is continuing.

Section 5.08 No Undisclosed Liabilities. Goal has no Liabilities or Indebtedness, except (i) Liabilities or Indebtedness specifically reserved for in the financial statements set forth in the Goal SEC Documents or disclosed in the notes thereto, (ii) Liabilities or Indebtedness that were incurred after the date of the most recent balance sheet included in the Goal SEC Documents in the Ordinary Course of Business, (iii) Liabilities or Indebtedness specifically disclosed in Section 5.08 of the Goal Disclosure Letter, or (iv) Liabilities or Indebtedness incurred or arising under or in connection with the Transactions, including expenses related thereto, specifically disclosed in Section 5.08 of the Goal Disclosure Letter.

Section 5.09 Tax Matters.

(a) Goal has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all material Tax Returns that are required to be filed by Goal, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by Goal (whether or not shown on any such Tax Return) have been duly and timely paid, other than Taxes being contested in good faith for which adequate reserves have been established in accordance with US GAAP. Goal has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party and has complied in all material respects with respect to all applicable Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

(b) There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of Goal pending, in progress, or threatened in writing that have not been resolved or completed.

(c) Goal has not waived or extended any statute of limitations in respect of material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to Income Taxes or other material Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver) (other than any such extensions or waivers that are no longer in effect), nor is any written request for any such extension or waiver from any taxing authority outstanding.

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(d) Goal has not distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the past two (2) years.

(e) There are no Liens for Taxes upon any asset of Goal other than Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on Goal’s financial statements in accordance with US GAAP.

Section 5.10 Capitalization.

(a) As of the date of this Agreement, (i) the authorized capital stock of Goal consists of (x) 100,000,000 shares of Goal Common Stock (of which 33,161,250 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable) and (y) 1,000,000 shares of preferred stock of Goal, par value $0.0001 per share (of which none are issued or outstanding), (ii) 26,542,500 shares of Goal Common Stock are issuable in respect of the Public Warrants and the Sponsor Warrants and (iii) 1,000,000 shares of Goal Common Stock are issuable if the maximum aggregate amount available under the Sponsor Expense Advancement Agreement is converted. No shares of Goal Common Stock are held in the treasury of Goal. Except for the Goal Share Redemption, the Transactions, the Public Warrants, the Sponsor Warrants and the Sponsor Expense Advancement Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Goal or obligating Goal to issue or sell any capital stock of, or other equity interests in, Goal. All shares of Goal Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Goal to repurchase, redeem or otherwise acquire any shares of Goal Common Stock (except for the Goal Share Redemption). Other than Goal Nevada, Goal does not own any equity securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any equity securities, or any securities or obligations exercisable or exchangeable for or convertible into equity securities of such Person. There are no outstanding contractual obligations of Goal to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To Goal’s Knowledge, except for the A&R Sponsor Support Agreement and the Insider Letter Agreement, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of Goal. Except for the Goal Common Stock, there are no outstanding securities of Goal or Indebtedness having the right to vote on any matters on which the holders of equity securities of Goal may vote.

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(b) Except for the Public Warrants, the Sponsor Warrants and the Sponsor Expense Advancement Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments or Contracts of any kind to which Goal is a party or by which any of them is bound obligating Goal to issue or sell, or cause to be issued or sold, additional shares of Goal Common Stock or any other capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into shares of Goal Common Stock or other interest or participation in Goal.

Section 5.11 Litigation. Since the date of incorporation of Goal there have been no, and there currently are, no Actions pending or, to the Goal’s Knowledge, threatened against Goal that, if adversely decided or resolved, would reasonably be expected to be material to Goal, at law or in equity, before or by any other Governmental Authority and Goal is not subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority.

Section 5.12 Compliance with Laws.

(a) Goal is, and since its date of incorporation has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since its date of incorporation, Goal has not received any written notice from a Governmental Authority of any Action against any of them alleging any failure to comply with any applicable Law or regulation.

(b) Since its inception, (i) Goal has not violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Goal’s Knowledge, representative, consultant or other Person acting for on behalf of Goal has violated any Anticorruption Law, or (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Goal’s Knowledge, threatened. Goal has adopted and maintains reasonably adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(c) Since its date of incorporation, neither Goal, nor any director, officer or managing employee of Goal has been a Sanctioned Person.

Section 5.13 Employees. Other than the officers and directors listed in the Goal SEC Documents, Goal does not have any employees. Goal does not currently maintain or have any Liability under any compensation or benefit plan, program, contract, or arrangement (whether written or unwritten).

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Section 5.14 SEC Filings and Financial Statements.

(a) Goal has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Goal SEC Documents”). As of their respective effective dates (in the case of Goal SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Goal SEC Documents), the Goal SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Goal SEC Documents, and none of the Goal SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes of Goal contained or incorporated by reference in the Goal SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Goal as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) US GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Goal has no off-balance sheet arrangements that are not disclosed in the Goal SEC Documents. No financial statements other than those of Goal are required by US GAAP to be included in the consolidated financial statements of Goal.

(c) Goal has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Goal is made known to Goal’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Goal, such disclosure controls and procedures are effective in timely alerting Goal’s principal executive officer and principal financial officer to material information required to be included in Goal’s periodic reports required under the Exchange Act. Except as set forth in the Goal SEC Documents, Goal has established and maintained a system of internal controls and, to the Knowledge of Goal, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Goal’s financial reporting and the preparation of Goal’s financial statements for external purposes in accordance with US GAAP.

(d) Since the date of the latest Form 10-Q of Goal filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Goal that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Goal Material Adverse Effect.

Section 5.15 Material Contracts. Goal has filed as an exhibit to the Goal SEC Documents every “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and any Ancillary Agreement) to which, as of the date of this Agreement, Goal is a party or by which any of its assets are bound. Neither Goal nor, to the Goal’s Knowledge, any other party thereto is in material breach of, violation of or default under any such Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any such Contract by Goal, or, to the Goal’s Knowledge, any counterparty. All such Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of Goal and, to Goal’s Knowledge, each counterparty, and are enforceable against Goal and, to Goal’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

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Section 5.16 Goal Affiliated Transactions. Except as set forth on Section 5.16 of the Goal Disclosure Letter, none of Goal, any equityholder, partner, member, officer, director, employee or any Affiliate of Goal or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to Goal (or Goal owes any money to, or guarantees any payment by, any such Person) or has any interest in any material property, asset or right, tangible or intangible, used by Goal, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with Goal.

Section 5.17 Brokerage. Other than fees or commissions for which Goal will be solely responsible, there are no claims for, and Goal has no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Goal for which Goal is or may be liable.

Section 5.18 Business Activities.

(a) Since its date of incorporation, Goal has not conducted any business activities other than activities related to Goal’s initial public offering or directed toward the accomplishment of a “business combination”, as such term is defined in Goal’s Organizational Documents (a “Business Combination”). Except as set forth in Goal’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Goal or to which Goal is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Goal or any acquisition of property by Goal or the conduct of business by Goal as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the Transactions, Goal does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, Goal has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 5.19 NASDAQ Listing. The Public Units, the Public Shares and the Public Warrants are each listed on NASDAQ. Goal is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Public Units, the Public Shares and the Public Warrants thereon and there is no Action pending or, to the Knowledge of the Goal, threatened against Goal by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Public Units, the Public Shares and the Public Warrants on NASDAQ.

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Section 5.20 Registration Statement. None of the information supplied or to be supplied by Goal for inclusion or incorporation by reference in the Registration Statement will, at the date mailed to shareholders of Goal or at the time of the Goal Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Registration Statement and any amendment or supplement thereto shall comply in all material respects with applicable securities Laws, including the Securities Act and the Exchange Act. Notwithstanding the foregoing, Goal makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by DV for inclusion or incorporation by reference in the Registration Statement; or (b) any projections or forecasts included in the Registration Statement.

Section 5.21 Goal Merger. The Goal Merger will be completed prior to Closing in accordance in all material respects with the procedures set forth in Section 2.02. As of the Closing Date, the Goal Merger will be fully and validly effected in accordance with the terms thereof.

Section 5.22 No Other Representations and Warranties. GOAL HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III AND ARTICLE IV, NONE OF THE DV SHAREHOLDERS, DV OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO GOAL, ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE DV SHAREHOLDERS, DV, THE DV ENTITIES OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF THE DV SHAREHOLDERS, DV OR THE DV ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO GOAL OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE DV SHAREHOLDERS IN ARTICLE III AND BY CERTAIN OF THE DV SHAREHOLDERS AND DV IN ARTICLE IV. GOAL HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT.

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ARTICLE VI
ACTIONS PRIOR TO THE CLOSING

The respective Parties covenant and agree to take the following actions:

Section 6.01 Operations of DV Entities Prior to the Closing. From the date hereof until the earlier of the Closing and the date this Agreement is validly terminated in accordance with ARTICLE VIII (such period, the “Interim Period”), except as set forth in Section 6.01 of the DV Disclosure Letter, as required by Law (including COVID-19 Measures), required in connection with the DV Reorganization, or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Goal, DV shall cause each of DV Entities to (x) operate in the Ordinary Course of Business, (y) use commercially reasonable efforts to keep available the services of its current officers and employees, and (z) use commercially reasonable efforts to preserve intact its existing assets, business and operations, and to preserve the present rights, permits, franchises, goodwill and relationships with customers, suppliers, distributors, licensors, licensees, lessors and other key Persons with whom it has a significant relationship. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the DV Disclosure Letter, as required by Law or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Goal, DV shall cause each of DV Entities to not take any of the following actions:

(a) amend the Organizational Documents of (i) DV or Digital Virgo or (ii) any other DV Entity except when such amendment does not result in a change in such DV Entity’s shareholding structure or commitments, or form any Subsidiaries that are not wholly owned Subsidiaries;

(b) split, subdivide, combine or reclassify any shares of capital stock or any equity or equity-linked securities of (i) DV or Digital Virgo or (ii) any other DV Entity except when such amendment does not result in a change in such DV Entity’s shareholding structure or commitments;

(c) (i) deliver, encumber, mortgage, charge, pledge, redeem, purchase, transfer, issue, sell or otherwise dispose of any equity securities, (ii) grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, (iii) permit the exercise of any options or (iv) amend any terms of any such equity securities or agreements;

(d) other than among DV Entities (excluding DV) as contemplated in Section 6.01 of the DV Disclosure Letter, (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(e) make any loans, advances, or capital contributions to, or investments in, any other Person (other than among DV Entities), except in the Ordinary Course of Business;

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(f) make a material change in any method of financial accounting or accounting practice of DV Entities, except as required by IFRS or applicable Law;

(g) sell, lease, license or otherwise dispose of any assets (whether by merger, sale of shares, sale of assets or otherwise), except (i) in the Ordinary Course of Business, (ii) among DV Entities (excluding DV) as contemplated in Section 6.01 of the DV Disclosure Letter or (iii) for any assets having an aggregate value of less than the Threshold Amount;

(h) (i) transfer, sell, assign, license, sublicense, grant other rights under, encumber, impair, abandon, fail to diligently maintain, or otherwise dispose of any right, title or interest of any DV Entity in any Intellectual Property Rights, in each case, that are material to any business of DV Entities, other than among DV Entities (excluding DV) as contemplated in Section 6.01 of the DV Disclosure Letter or non-exclusive licenses granted by a DV Entity to customers in the Ordinary Course of Business; (ii) amend, waive, cancel or modify any rights in or to any Intellectual Property Rights, in each case, that are material to any business of DV Entities, other than as it relates to rights solely between or among DV Entities; or (iii) divulge, furnish to or make accessible any Trade Secrets constituting DV IP Rights to any Person that is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(i) issue or incur any additional Indebtedness for an amount exceeding $500,000, except for borrowings under DV Entity’s existing credit facilities or otherwise incurred in the Ordinary Course of Business;

(j) amend or modify any agreements in respect of Indebtedness in a manner that would be adverse to DV Entities, taken as a whole, other than as it relates to amendments or modifications solely between or among DV Entities;

(k) except as otherwise required by any Plan as in effect on the date of this Agreement and set forth on Section 4.13(a) of the DV Disclosure Letter or as otherwise required by applicable Law: (i) increase, decrease, make any changes in or grant any increase in the compensation of any Service Provider, except for any increases in the rate of base salary or wage made in the Ordinary Course of Business or that does not exceed 10% for any such Person; (ii) grant, promise, pay, or increase any severance, incentive awards (whether or not equity or equity-based), bonus, fringe, transaction, retention, change in control, or other compensation or benefits to any Service Provider, except for any bonus or incentive awards that do not exceed $50,000 per Service Provider; (iii) establish, adopt, enter into, amend, modify, terminate or increase the coverage or benefits under any Plan (or any plan, program, agreement or other arrangement that would be a Plan if in effect on the date hereof); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plan or otherwise due to any of its current or former employees, directors, officers or other individual service providers; or (v) grant any equity or equity-linked compensation awards;

(l) hire, engage, terminate (other than for cause), furlough, or temporarily layoff any employee, consultant or other individual service provider with an annual gross base compensation in excess of $250,000, except as a replacement for a previous employee, consultant or other individual service provider with an annual base compensation in excess of $250,000 (at comparable compensation to the individual being replaced);

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(m) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor outside of the Ordinary Course of Business;

(n) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, employee representative or association or group of employees as the bargaining representative for any employees of any DV Entity outside the Ordinary Course of Business;

(o) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions;

(p) (i) make, change, revoke, amend, or otherwise modify any material Tax election (including any Income Tax election), including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or any other action to change the classification of any DV Entity for U.S. federal (and applicable state and local) income Tax purposes, (ii) change any Tax accounting period or adopt, change or otherwise modify any accounting method, principles or practices with respect to Income Taxes or other material Taxes, (iii) amend, refile or otherwise modify any previously filed material Tax Returns, (iv) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of any DV Entity or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (v) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (vi) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (vii) surrender any right to claim a Tax refund, offset, or other reduction in liability, (viii) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority, or (ix) fail to pay any material Tax that becomes due and payable (including any estimated Tax payments) (other than any Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with IFRS or French GAAP, as applicable);

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization (or equity split or like change in capitalization), dissolution or winding-up of any DV Entity;

(r) make any capital expenditure (or series of related capital expenditures) in an amount exceeding the Threshold Amount that is not provided for in, or fail to make any capital expenditure contemplated in, the agreed upon monthly capital expenditure budgets for 2022 delivered by DV to Goal;

(s) enter into, terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Contract that, upon entry by any DV Entity thereto, constitutes, or would constitute if it had been entered into prior to the date of this Agreement, a Material Contract;

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(t) declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its shares, capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property (in each case, other than among DV Entities or Tax allocation cash payment distributions made in the Ordinary Course of Business);

(u) (i) accelerate the collection (or discount) of accounts receivables, (ii) intentionally delay or postpone the payment of trade accounts payable or enter into any agreement or negotiation with any party to extend the payment date of any trade accounts payable, or (iii) make any material changes with respect to policies and procedures relating to the establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue, in each case outside of the Ordinary Course of Business;

(v) amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(w) agree to do any of the foregoing, or take any action or omit to take any action which action or omission, respectively, would result in any of the foregoing.

Section 6.02 Operations of Goal Prior to the Closing. During the Interim Period, except as set forth in Section 6.02 of the Goal Disclosure Letter, required by Law (including COVID-19 Measures), required in connection with the Goal Merger or the Exchange, or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of DV, Goal shall not, and shall cause each of its Affiliates and Subsidiaries to not, take any of the following actions:

(a) seek any approval from Goal’s shareholders to, or otherwise, make any change, amendment or modification to any of the Organizational Documents of Goal or form any Subsidiary, except as contemplated by this Agreement, including the Goal Shareholder Proposals and the approval of Goal, as the sole stockholder of Goal Nevada prior to the Goal Merger Effective Time, to approve this Agreement and the Exchange in such capacity;

(b) seek any approval from Goal’s shareholders to, or otherwise, make any change, amendment or modification to the Goal Trust Agreement, except as contemplated by the Goal Shareholder Proposals;

(c) (i) make, change, revoke, amend, or otherwise modify any material Tax election, including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or any other action to change the classification of Goal for U.S. federal (and applicable state and local) income Tax purposes, (ii) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of Goal or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (iii) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (iv) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (v) surrender any right to claim a Tax refund, offset, or other reduction in liability, or (vi) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority;

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(d) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a liquidation, dissolution, reorganization or other wind up of the business or operations of Goal;

(e) (i) make or declare any dividend or distribution to the shareholders of Goal or make any other distributions in respect of any of Goal’s capital stock, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Goal’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock, warrants or other equity interests of Goal, other than a redemption of Public Shares (prior to the Closing) made as part of the Goal Share Redemption;

(f) other than as expressly required by the A&R Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Goal (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(g) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Goal or guaranty any debt securities of another Person, other than any Indebtedness for (i) the Working Capital Loan, (ii) borrowed money or guarantees incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and (iii) transaction expenses incurred in connection with the Transactions;

(h) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 6.02(g) and other fees and expenses for professional services incurred in connection with the Transactions;

(i) (i) issue any shares of Goal Common Stock, or securities exercisable for or convertible into shares of Goal Common Stock or capital stock of Goal, other than the issuance of shares of Goal Common Stock pursuant to this Agreement (including pursuant to the effectuation of the Goal Merger) and any Investment Agreements (if applicable) or the Public Warrants, the Sponsor Warrants or the Sponsor Expense Advancement Agreement, (ii) grant any options, warrants or other equity-based awards with respect to Goal Common Stock not outstanding on the date hereof or (iii) amend, modify or waive any of the material terms or rights set forth in any Public Warrant or Sponsor Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(j) change an annual accounting period for US GAAP or adopt or change any material accounting method used by it for US GAAP or adopt any material accounting method unless required by US GAAP;

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(k) acquire any ownership interest in any real property;

(l) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(m) except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise in any material respect any material Contract;

(n) engage in any activities or business, other than activities or business (i) in connection with or incident or related to Goal’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial;

(o) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any Liability that would require monetary payment or impose nonmonetary obligations on Goal or any of its Affiliates (or any DV Entity after the Closing); or

(p) agree to do any of the foregoing, or take any action or omit to take any action, which action or omission, respectively, would result in any of the foregoing.

Section 6.03 Access; Notification of Certain Matters.

(a) During the Interim Period, the officers, employees and authorized Representatives of Goal (at Goal’s expense) shall have reasonable access during normal business hours upon providing written notice to DV no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of DV Entities (including audit books) in order for Goal to have the opportunity to make such investigation as it may reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Goal and Goal’s Representatives will not be permitted to interfere unreasonably with the operations of DV Entities. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require any DV Entity to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any DV Entity is bound, or violate any applicable Law.

(b) During the Interim Period, the officers, employees and authorized Representatives of DV (at DV’s expense) shall have reasonable access during normal business hours upon providing written notice to Goal no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of Goal (including audit books) in order for the Representatives of DV and DV to have the opportunity to make such investigation as they will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Representatives of DV and DV will not be permitted to interfere unreasonably with the operations of Goal. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require Goal to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which Goal is bound, or violate any applicable Law.

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(c) During the Interim Period, DV shall disclose to Goal in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 7.01 and Section 7.03 to be satisfied.

(d) During the Interim Period, Goal shall disclose to DV in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 7.02 and Section 7.03 to be satisfied.

Section 6.04 Public Announcements. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of NASDAQ, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of Goal and/or DV, as applicable, which press release or other public announcement would be made at or shortly following the signing of this Agreement as well as at or shortly following the Closing. To the extent a Party is required by Law to issue a press release or other public announcement relating to the subject matter of this Agreement or the Transactions, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with Goal and/or DV, as applicable, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith.

Section 6.05 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iii) the delivery of all notices to, and the obtaining of all consents, approvals or waivers from, third parties required as a result of the Transactions; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

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(b) Without limiting the generality of the foregoing, except as required in connection with the Goal Merger and the DV Reorganization, neither Goal nor DV shall, and each shall cause its Affiliates (including any DV Entity) not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) increase the risk, in any material respect, of delaying or not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk, in any material respect, of any Governmental Authority entering an order prohibiting the consummation of the Transactions, or (iii) delay the consummation of the Transactions.

Section 6.06 Regulatory Filings. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all necessary Regulatory Approvals. The Parties shall use their commercially reasonable efforts to: (a) respond to any requests for additional information made by any Governmental Authority; (b) provide the other Parties with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (c) keep each other apprised of the status of matters relating to any Regulatory Approval contemplated by this Agreement or any Ancillary Agreement; (d) advise the other Parties (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (e) provide the other Parties with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority; and (f) consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of each Party in connection with judicial proceedings under or relating to Regulatory Approval. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude the other Parties from receiving any confidential competitively sensitive information required to be shared under this Section 6.06; provided that such other Parties’ external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other Parties’ prior written consent; and (ii) use commercially reasonable efforts to cause any applicable waiting periods to terminate or expire at the earliest possible date.

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Section 6.07 Registration Statement on Form F-4.

(a) As promptly as reasonably practicable after the date hereof, Goal and DV shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by DV or Goal), and DV shall file with the SEC, a registration statement on Form F-4 in connection with the registration under the Securities Act of DV Stock and DV Warrants to be issued to Goal Shareholders or, as applicable, automatically adjusted pursuant to this Agreement for the benefit of the Goal Shareholders (as amended from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include a proxy statement/prospectus which will be included therein as a prospectus with respect to DV and which will be used as a proxy statement with respect to the Goal Shareholders’ Meeting to adopt and approve the Goal Shareholder Proposals and other matters reasonably related to the Goal Shareholder Proposals, all in accordance with and as required by Goal’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). The Parties agree that Goal may in its sole discretion decide to file the Registration Statement with the SEC on a confidential basis. Each of Goal and DV shall use its reasonable best efforts to: (i) cause the Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to DV, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited balance sheet of DV and the other DV Entities as of December 31, 2020 and December 31, 2021, and the related audited statements of operations and cash flows of DV and the other DV Entities for such years, each prepared in accordance with IFRS and audited in accordance with the auditing standards of the PCAOB and the associated audit opinions and consents of DV’s independent registered public accounting firm); (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement effective through the Closing in order to permit the consummation of the Transactions. Each of Goal and DV shall promptly furnish the other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.07(a).

(b) Goal will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Goal, all action necessary to call, hold and convene a meeting of the holders of Goal Common Stock (including any permitted adjournment) (the “Goal Special Meeting”) to consider and vote upon the Goal Shareholder Proposals as promptly as practicable after the date that the Registration Statement is declared Effective. Once the Goal Special Meeting to consider and vote upon the Goal Shareholder Proposals has been called and noticed, except as required by Law, Goal will not postpone or adjourn the Goal Special Meeting without the consent of DV (which consent will not be unreasonably withheld, conditioned or delayed) other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Goal has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Goal Shareholders prior to the Goal Special Meeting, or (iii) an adjournment or postponement to solicit additional proxies from the Goal Shareholders to the extent Goal has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Goal Shareholder Proposals, provided that, in the case of an postponement or adjournment in accordance with clause (i), (ii) or (iii), above, such postponement or adjournment may be no more than the earlier of (i) fifteen (15) Business Days from the original date of the Goal Special Meeting and (ii) four (4) Business Days prior to the Termination Date. Subject to Section 6.07(c), following delivery of the proxy statement/prospectus included in the Registration Statement to the Goal Shareholders, Goal will use commercially reasonable efforts to solicit approval of the Goal Shareholders Proposals by the Goal Shareholders.

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(c) Subject to this Section 6.07(c), the Goal Board will recommend that the Goal Shareholders approve the Goal Shareholder Proposals (the “Goal Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Goal Shareholder Proposals, the Goal Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Goal Board Recommendation (any such action a “Change in Recommendation”) in response to an Intervening Event if the Goal Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be a breach of the Goal Board’s fiduciary obligations to the Goal Shareholders under applicable Law, provided, that: (A) DV shall have received written notice from Goal of Goal’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action by Goal (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making a Change in Recommendation, if requested by DV, Goal and its representatives shall have negotiated in good faith with DV regarding any revisions or adjustments proposed by DV to the terms and conditions of this Agreement as would enable Goal to proceed with its Goal Board Recommendation and not make such Change in Recommendation and (C) Goal may make a Change in Recommendation only if the Board of Directors of Goal, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that DV shall have, prior to the expiration of the 5-Business Day period, proposed, continues to determine in good faith that failure to make a Change in Recommendation would be a breach of its fiduciary duties to the Goal Shareholders under applicable Law. An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known or reasonably foreseeable to Goal or the Goal Board as of the date of this Agreement and (ii) does not relate to any alternative transaction; provided, however, that (1) any change in the price or trading volume of shares of Goal Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of DV Entities constitute an Intervening Event unless such event, fact, circumstance or development constitutes a DV Material Adverse Effect; and (3) DV Entities meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Goal agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Goal Special Meeting for the purpose of voting on the Goal Shareholder Proposals in accordance with the terms of this Agreement shall not be affected by any Change in Recommendation, and Goal agrees to establish a record date for, duly call, give notice of, convene and hold the Goal Special Meeting and submit for the approval of the Goal Shareholders the matters contemplated by the proxy statement/prospectus included in the Registration Statement in accordance with the terms of this Agreement, regardless of whether or not there shall be any Change in Recommendation.

(d) If at any time prior to the Closing Date, any event, circumstance or information relating to Goal, any DV Entity or any of their respective Affiliates, officers or directors or other Representatives should be discovered by Goal or DV, as applicable, that in the reasonable judgment of Goal or DV, as applicable, should be set forth in an amendment or supplement to the Registration Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by Goal and, to the extent required by Law, disseminated to the holders of shares of Goal Common Stock.

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(e) Subject to this Section 6.07, Goal shall use commercially reasonable efforts to complete the Goal Share Redemption as promptly as practicable and shall not terminate or withdraw the Goal Share Redemption other than in connection with the valid termination of this Agreement. Goal shall extend the offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Goal Share Redemption. Nothing in this Section 6.07(e) shall (i) impose any obligation on Goal to extend the Goal Share Redemption beyond the Termination Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Goal to terminate this Agreement in accordance its terms.

(f) Letter of Transmittal.

(i) Goal shall include in the Registration Statement a letter of transmittal in such form as Goal and DV may reasonably agree (the “Letter of Transmittal”), which shall contain instructions for each non-redeeming Goal Shareholder to obtain their Exchange Shares. For purposes of this Section 6.07(f), references to “return” of a Letter of Transmittal shall mean return of a complete and accurate Letter of Transmittal to the Exchange Agent in accordance with the proper procedures set forth therein by a non-redeeming Goal Shareholder (or, following the Exchange Effective Time, a Person who was a non-redeeming Goal Shareholder as of immediately prior to the Exchange Effective Time) that has not previously returned a Letter of Transmittal. Neither DV nor the Exchange Agent shall be obligated to deliver any Exchange Shares to any non-redeeming Goal Shareholder unless such non-redeeming Goal Shareholder has returned a Letter of Transmittal in accordance with the procedures set forth therein.

(ii) After the Exchange Effective Time, the Exchange Agent shall deliver promptly to each non-redeeming Goal Shareholder that has returned a Letter of Transmittal a number of Exchange Shares equal to (x) the number of shares of common stock of Goal Nevada held by such non-redeeming Goal Shareholder immediately prior to the Exchange Effective Time multiplied by (y) the Exchange Ratio.

(iii) From and after the Exchange Effective Time, upon any return of a Letter of Transmittal, the Exchange Agent shall deliver to the former non-redeeming Goal Shareholder that returned such Letter of Transmittal a number of Exchange Shares equal to (x) the number of shares of common stock of Goal Nevada held by such non-redeeming Goal Shareholder immediately prior to the Exchange Effective Time multiplied by (y) the Exchange Ratio.

(iv) Upon the expiration or termination of the Exchange Agent’s duties, the Exchange Agent shall deliver to DV all Exchange Shares in its possession, if any, and each Person that was a non-redeeming Goal Shareholder immediately prior to the Exchange Effective Time that has not yet returned a Letter of Transmittal shall look only to DV for delivery of their Exchange Shares.

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(v) None of DV, Goal, or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Goal Shareholder in respect of any Exchange Shares delivered to a public official pursuant to any applicable unclaimed or abandoned property, escheat or similar Law. Any Exchange Shares remaining unclaimed by Goal Shareholders immediately prior to the time at which such Exchange Shares would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of DV, free and clear of any claims or interest of any such Goal Shareholders or their successors, assigns or personal representatives previously entitled thereto.

Section 6.08 Listing. During the Interim Period, Goal shall use all reasonable efforts that are necessary or desirable for Goal to remain listed as a public company on, and for the shares of Goal Common Stock to be tradable over, NASDAQ.

Section 6.09 No Claim Against the Goal Trust Account. Each DV Shareholder and DV acknowledge that they have read the Prospectus and that Goal has established the Goal Trust Account from the proceeds of Goal’s February 2021 initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Goal’s holders of Public Shares (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Goal Trust Account, Goal may disburse monies from the Goal Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Goal Common Stock in connection with the consummation of Goal’s Business Combination; (b) to the Public Shareholders if Goal fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO; (c) any amounts necessary to pay any Taxes; or (d) to, or on behalf of, Goal after or concurrently with the consummation of a Business Combination. DV hereby agrees that it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Goal Trust Account or distributions therefrom, or make any claim prior to Closing against the Goal Trust Account, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each DV Shareholder and DV hereby irrevocably waive any Claims they may have against the Goal Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Goal and will not, prior to the Closing, seek recourse against the Goal Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 6.09 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid (including deferred IPO underwriting discount and expenses payable to Goal’s underwriters in connection with the IPO). Each DV Shareholder and DV agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Goal to induce it to enter into this Agreement. This Section 6.09 shall not limit the right of DV to seek specific performance against Goal pursuant to Section 10.13, including the right to seek specific performance against Goal to require Goal to take such actions contemplated by this Agreement subject to the satisfaction of Goal’s conditions to the Closing in Section 7.01 and Section 7.03, and to comply with the terms of the Goal Trust Agreement, including distribution of funds from the Goal Trust Account upon the Closing in accordance with the terms of this Agreement.

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Section 6.10 Section 16 Matters. To the extent applicable, prior to the Closing, the Goal Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of shares of Goal Common Stock by Goal, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of DV Entities who is expected to become a “covered person” of Goal for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder shall be an exempt transaction for purposes of Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Transaction Litigation. Each of Goal, on the one hand, and DV and the DV Shareholders, on the other hand, shall cooperate with the other and use commercially reasonable efforts in the defense or settlement of any third-party Action relating to the Transactions which is brought or threatened in writing against (a) Goal and/or any of their respective directors or officers, or (b) any DV Shareholders or any of the DV Entities and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Parties reasonably and promptly informed of any developments in connection with any such Action, (ii) giving the other Parties a reasonable opportunity to participate in any such Action or settlement thereof (and consider in good faith the suggestions of the other Parties in connection therewith) and (iii) utilizing counsel reasonably agreeable to the Parties (such agreement to counsel not to be unreasonably withheld, conditioned or delayed).

Section 6.12 Director and Officer Liability; Indemnification.

(a) From and after the Closing, DV agrees that it shall indemnify and hold harmless each present and former director and officer of (x) each DV Entity (the “DV Indemnified Parties”) and (y) Goal (the “Goal Indemnified Parties” and together with DV Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that DV Entities or Goal, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, DV shall, and shall cause each other DV Entity to (i) maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the DV Entity’s, Goal’s and their respective Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of DV Entities, Goal or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

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(b) For a period of six (6) years from the Closing, DV shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Goal’s, DV Entities’ or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to DV or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall DV be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Goal or DV Entities, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”); provided, that, if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then DV shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Goal’s or DV Entities’ current directors’ and officers’ liability insurance carrier; provided, however, that (i) DV may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.12 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.12 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on DV and all successors and assigns of DV. In the event that Goal, any DV Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, DV shall ensure that proper provision shall be made so that the successors and assigns of DV shall succeed to the obligations set forth in this Section 6.12.

(d) On the Closing Date, DV shall enter into customary indemnification agreements reasonably satisfactory to DV and Goal with the post-Closing directors and officers of DV, which indemnification agreements shall continue to be effective following the Closing.

Section 6.13 Third Party Consents and Notices. Prior to the Closing Date, DV shall use commercially reasonable efforts to obtain any consents under any Material Contract that are required as a result of the Transactions, as set forth on Section 4.03(b) of the DV Disclosure Letter; provided, however, that DV and Goal shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Material Contract in connection with consummation of the Transactions and in seeking any such actions, notices, consents, approvals or waivers. Assuming DV has complied with this Section 6.13 in all material respects, obtaining any consents, approvals or waivers shall not, in and of itself, be a condition to Closing; provided that all consents and approvals relating to the Indebtedness listed on Section 4.05(c)(iii) of the DV Disclosure Letter shall be obtained by DV such that all such Indebtedness shall continue after the Closing on the same terms and conditions as prior to Closing.

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Section 6.14 No Goal Transactions. During the Interim Period, except as otherwise contemplated hereby, none of DV nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Goal without the prior written consent of Goal.

Section 6.15 Acquisition Proposals and Alternative Transactions.

(a) During the Interim Period, Goal will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Goal Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Goal Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Goal Acquisition Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) During the Interim Period, DV will not, and will cause the other DV Entities and their respective Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a DV Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a DV Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a DV Acquisition Proposal or (d) otherwise cooperate with, assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 6.16 Goal Public Filings. During the Interim Period, Goal will use its reasonable best efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.17 Financial Statements. As promptly as reasonably practicable after the date of this Agreement, DV shall deliver to Goal the PCAOB Audited Financial Statements in the form and to the extent that are required to be included in the Registration Statement, and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of DV that are required to be included in the Registration Statement, in each case, in coordination with an accounting firm retained by Goal, it being understood that such accounting firm will assist DV in this process and review the PCAOB Audited Financial Statements before being delivered to Goal. Each Party shall each use its commercially reasonable efforts (a) to assist the other Party and its auditors and advisors, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of DV or Goal, in preparing as promptly as reasonably practicable any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Goal with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

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Section 6.18 Committed Capital On Demand Facility. If, prior to the delivery of the fully executed and binding Jones CCOD, either Goal or DV has received a proposal in writing that it believes is superior to the proposed Jones CCOD (the “Alternative CCOD”), then Goal and DV will discuss the terms of such Alternative CCOD in good faith and decide whether to proceed with such Alternative CCOD instead of the proposed Jones CCOD. If Goal and DV agree on an Alternative CCOD, and such Alternative CCOD is fully executed and binding prior to or at the Closing, then such Alternative CCOD shall satisfy the condition in Section 7.02(f). If Goal and DV cannot agree on an Alternative CCOD, then Goal and DV shall proceed with the proposed Jones CCOD, which if fully executed and binding prior to or at the Closing, shall satisfy the condition in Section 7.02(f). If Goal and DV proceed with the proposed Jones CCOD, Goal will use its reasonable best efforts to negotiate customary closing conditions before executing the Jones CCOD, which it will discuss with DV in good faith.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Goal. The obligations of Goal to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by Goal, to the extent permitted by applicable Law:

(a) Accuracy of Representations of DV. (i) The representations and warranties of certain of (A) all DV Shareholders set forth in ARTICLE III and (B) DV, IODA, Lalbatros S.A.S. and Guillaume Briche set forth in ARTICLE IV (in each case, other than the DV Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, DV Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of DV, IODA, Lalbatros S.A.S. and Guillaume Briche to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a DV Material Adverse Effect, and (ii) the DV Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Compliance with Covenants. DV shall have performed or complied with all agreements and covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

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(c) No DV Material Adverse Effect. There shall not have occurred a DV Material Adverse Effect since the date hereof that is continuing.

(d) Closing Certificate. DV shall have delivered to Goal a certificate, signed by DV and dated as of the Closing Date, certifying as to the matters set forth in Section 7.01(a), Section 7.01(b) and Section 7.01(c).

Section 7.02 Conditions to Obligations of DV. The obligations of DV to consummate the Transactions are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by DV to the extent permitted by applicable Law:

(a) Accuracy of Representations of Goal. (i) The representations and warranties of Goal set forth in ARTICLE V (other than the Goal Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Goal Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Goal to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Goal Material Adverse Effect, and (ii) the Goal Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Compliance with Covenants. Goal shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) No Goal Material Adverse Effect. There shall not have occurred a Goal Material Adverse Effect since the date hereof that is continuing.

(d) Available Cash. The amount of Available Cash shall be equal to or greater than $20,000,000.

(e) Closing Certificate. Goal shall have delivered to DV a certificate, signed by an executive officer of Goal and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d).

(f) Committed Capital On Demand Facility. Subject to Section 6.18, DV shall have received a fully executed and binding committed capital on demand facility between Goal and/or DV, on the one hand, and a third-party investor (i.e., JonesTrading Institutional Services LLC or one of its Affiliates), on the other hand, for at least $100,000,000 of post-Closing capital to DV (or a lesser amount as determined by DV) in accordance with the terms of such facility (the “Jones CCOD”), which shall (i) provide those commercial terms set forth in the term sheet made available to DV prior to the date of this Agreement and (ii) not be subject to the satisfaction of any conditions other than the completion of the Transactions, standard draw-down conditions and any other customary closing conditions; provided that if Goal has complied with Section 6.18, clause (ii) of this Section 7.02(f) shall be deemed to have been satisfied.

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Section 7.03 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

(a) No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the Transactions, and there shall not be any pending Action by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order.

(b) Goal Shareholder Approval; Goal Merger. The Registration Statement shall have been declared effective by the SEC, and the approval of all of the Goal Shareholder Proposals other than the adjournment proposal (the “Goal Shareholder Approval”) shall have been duly obtained in accordance with the Laws of the State of Delaware, the Organizational Documents of Goal and the rules and regulations of NASDAQ. The Goal Merger shall have been consummated and the Goal Merger Effective Time shall have occurred not later than the second Business Day prior to Closing.

(c) Listing. The DV Class A Shares to be issued by DV pursuant to the Transactions, including the Exchange Shares, DV Class A Shares into which DV Class B Shares are convertible, and any Investment Agreements, if applicable, and the DV Class A Shares held by the PIPE Investors, shall have been conditionally approved for listing on NASDAQ, subject to official notice of the issuance thereof and any requirement to have a sufficient number of round lot holders of DV Class A Shares.

(d) Net Tangible Assets. Goal shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Goal Share Redemption.

(e) No Dissenter’s Rights. Dissenter’s rights under Nevada law shall not be available in connection with the Exchange pursuant to NRS 92A.390.

ARTICLE VIII
TERMINATION

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the mutual written consent of Goal and DV.

Section 8.02 Termination by Goal or DV. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either Goal or DV if any injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions shall have become final and non-appealable.

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Section 8.03 Termination by DV. DV may terminate this Agreement at any time prior to the Closing by written notice to Goal:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of Goal set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of Goal shall have become untrue or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) incapable of fulfillment, and such violation or breach has neither been waived by DV nor (if capable of being cured) cured by Goal, as applicable within thirty (30) days of Goal’s receipt of written notice of such violation or breach from DV; provided, however, that the right to terminate this Agreement under this Section 8.03(a) shall not be available to DV if DV is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements that has not been cured;

(b) if (i) the Closing shall not have occurred by April 30, 2023 (the “Termination Date”), provided, that the Termination Date shall be automatically extended for two (2) months if the Closing shall not have occurred by April 30, 2023, and such later date shall be deemed the “Termination Date” for purposes of this Agreement; and (ii) the failure of the Closing to occur on or before the Termination Date is not caused by a failure of DV to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing;

(c) if Goal fails to consummate the Transactions on the fifth (5th) Business Day following the later of (A) the day on which the last of the conditions set forth in Section 7.01 and Section 7.03 (excluding conditions that, by their nature are to be satisfied at the Closing) are satisfied and (B) the date on which DV delivers written notice to Goal that the condition in the foregoing clause (A) is satisfied and DV has irrevocably confirmed that it is ready, willing and able to consummate the Transactions and is prepared to satisfy the conditions set forth in Section 7.01 and Section 7.03 that cannot be satisfied until Closing on such date; or

(d) if Goal fails to consummate the Transactions prior to the Termination Date (as extended, if at all, pursuant to Section 8.03(b)) as a result of Goal’s failure to satisfy the condition set forth in Section 7.02(d) and/or Section 7.02(f).

Section 8.04 Termination by Goal. Goal may terminate this Agreement at any time prior to the Closing by written notice to DV:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of DV set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of DV shall have become untrue or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 7.01(a), Section 7.01(b) or Section 7.01(c) incapable of fulfillment, and such violation or breach has neither been waived by Goal nor (if capable of being cured) cured by DV within thirty (30) days of DV’s receipt of written notice of such violation or breach from Goal; provided, however, that the right to terminate this Agreement under this Section 8.04(a) shall not be available to Goal if Goal is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements that has not been cured;

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(b) if (i) the Closing shall not have occurred by the Termination Date and (ii) the failure of the Closing to occur on or before the Termination Date is not caused by a failure of Goal to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing; or

(c) if DV fails to consummate the Transactions on the fifth (5th) Business Day following the later of (A) the day on which the last of the conditions set forth in Section 7.02 and Section 7.03 (excluding conditions that, by their nature are to be satisfied at the Closing) are satisfied and (B) the date on which Goal delivers written notice to DV that the condition in the foregoing clause (A) is satisfied and Goal has irrevocably confirmed that it is ready, willing and able to consummate the Transactions and is prepared to satisfy the conditions set forth in Section 7.02 and Section 7.03 that cannot be satisfied until Closing on such date.

Section 8.05 Effect of Termination. Subject to Section 8.06, if this Agreement is terminated pursuant to this ARTICLE VIII, all further obligations of the Parties under this Agreement (other than those contained in Section 6.09, this Section 8.05 and ARTICLE X, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates will have any further liability to any other Party; provided that nothing herein shall relieve any Party from liability for such Party’s breach of this Agreement prior to the date of termination or for fraud under applicable Law.

Section 8.06 Termination Fee.

(a) If Goal terminates this Agreement pursuant to Section 8.04(c), then DV shall promptly pay Goal a termination fee of $2,000,000 (the “Termination Fee”). DV acknowledges and agrees that (i) the Termination Fee is a fair and reasonable estimate of the actual damages suffered by Goal, which amount would otherwise be impossible to calculate with precision, (ii) the Termination Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Termination Fee shall be the sole and exclusive remedy available to Goal against DV and the DV Shareholders; provided, however, that the limitations set forth in this Section 8.06(a) shall not apply to the Liabilities arising from a finding of fraud committed by any DV Shareholder or DV, as determined by a final, non-appealable order in a court of competent jurisdiction.

(b) If DV terminates this Agreement pursuant to Section 8.03(c) or Section 8.03(d), then Goal shall promptly pay DV the Termination Fee. Goal acknowledges and agrees that (i) the Termination Fee is a fair and reasonable estimate of the actual damages suffered by DV, which amount would otherwise be impossible to calculate with precision, (ii) the Termination Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Termination Fee shall be the sole and exclusive remedy available to DV and the DV Shareholders against Goal; provided, however, that the limitations set forth in this Section 8.06(b) shall not apply to the Liabilities arising from a finding of fraud committed by Goal, as determined by a final, non-appealable order in a court of competent jurisdiction.

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ARTICLE IX
TAX MATTERS

Section 9.01 Tax Sharing Agreements. All Tax allocation, indemnification, sharing, gross-up, or similar Contracts or arrangements with respect to or involving a DV Entity, on the one hand, and any DV Shareholder and its Affiliates (other than DV Entities), on the other hand, shall be terminated as of the Closing Date, thereby extinguishing any obligations or liabilities of DV Entities thereunder.

Section 9.02 Transfer Taxes. All transfer Taxes, stamp Taxes and other sales, use, documentary, excise, and similar Taxes, if any, that are imposed on the Transactions (collectively, “Transfer Taxes”), shall be borne by Goal. The Person responsible under Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to Goal. The Parties shall reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to any Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. If Goal is not responsible for filing such Tax Return, Goal shall pay to the Person responsible for filing such Tax Return all Transfer Taxes that they owe pursuant to this Section 9.02 within five (5) Business Days of written demand from the Person responsible for filing such Tax Return, provided that no payment shall be required more than three (3) days before the Transfer Tax is required to be paid.

Section 9.03 Tax Treatment. The Parties acknowledge and agree that the following is the intended tax treatment of the Transactions: (i) the DV Reorganization constitutes a reorganization within the meaning of Section 368(a)(1)(E) of the Code, (ii) the Transactions (including the DV Reorganization) collectively are treated as an exchange described in Section 351(a) of the Code, (iii) following the Transactions, DV will not (a) be treated as a domestic U.S. corporation, (b) be treated as a “surrogate foreign corporation,” or (c) recognize any “inversion gain” for U.S. federal (or state or local) income tax purposes as a result of an inversion under the rules of Section 7874 of the Code and the accompanying Treasury regulations, and (iv) the requirements of Section 367(a) of the Code (and the accompanying Treasury regulations) are satisfied and shareholders of Goal will not recognize gain under Section 367 of the Code. The Parties shall prepare and file all Tax Returns in a manner consistent with such intended tax treatment and shall not take any position on any Tax Return or in the course of any Tax audit, review, litigation, or other proceeding inconsistent with such intended tax treatment, unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms or (b) any claim against any Person with respect to fraud or willful breach of this Agreement if timely made pursuant to the applicable statute of limitations for such claim.

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Section 10.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules), provided, that, for the avoidance of doubt, the Goal Merger shall be governed by the Laws of the State of Nevada and the State of Delaware and the Exchange shall be governed by the Laws of the State of Nevada and the mandatory provisions of French Law.

Section 10.03 Arbitration.

(a) Any Action that is based upon, arises out of, in connection with or relates to this Agreement or the Ancillary Agreements or the Transactions, including regarding their existence, validity, or termination (a “Dispute”) shall first be subject to formal mediation. The Parties concerned will mutually select the mediator and the mediation will be in Paris, France or such other location as the Parties concerned may agree upon. If no amicable resolution or settlement of the Dispute is reached during the mediation process within sixty (60) days after it commences, then the Dispute shall be resolved by binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) and conducted pursuant to its Rules of Arbitration. The place of arbitration shall be Paris, France or such other location as the Parties concerned may agree upon, and the language used in the arbitral proceedings shall be English. The arbitration proceedings shall be subject to the substantive laws of the State of Delaware pursuant to Section 10.02.

(b) There shall be one (1) arbitrator, as shall be agreed upon by the Parties concerned, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. In the absence of such an agreement on the arbitrator, Goal (if after the Closing, then the Sponsor instead of Goal) shall select (1) one arbitrator and the DV Shareholders Representative shall select one (1) arbitrator and the two (2) arbitrators so selected shall select a third arbitrator. In the event the two arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the ICC.

(c) The award shall be final and binding upon the Parties. Judgment upon the award may be entered in any court having jurisdiction over any Party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the Party resisting such enforcement. All Disputes shall be resolved in a confidential manner.

(d) The arbitrator or arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by Law or Governmental Authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

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(e) For the avoidance of doubt, a request by a Party to a court of competent jurisdiction for interim measures necessary to preserve such Party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 10.03.

Section 10.04 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two (2) Business Days after deposit for next-day delivery with an internationally recognized courier or overnight service such as Federal Express or DHL (or upon any earlier receipt confirmed in writing by such service), or (c) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to Goal or Goal Nevada, to:

Goal Acquisitions Corp.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn:	Harvey Schiller
E-mail:	Harvey@goalacquisitions.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attn:	Will Chuchawat
E-mail:	WChuchawat@proskauer.com

If to DV, DV Shareholders or the DV Shareholders Representative, to:

Digital Virgo Group
88 rue Paul Bert
69003 Lyon
France
Attn:	Eric Peyre and Guillaume Briche
E-mail:	eric.peyre@digitalvirgo.com and guillaume.briche@digitalvirgo.com

And:

IODA S.A.
6, rue du Fort Bourbon
1249 Luxembourg
Grand Duchy of Luxembourg
Attn:	Eric Peyre and Emmanuel Lebeau
E-mail:	eric.peyre@digitalvirgo.com and emmanuel.lebeau@fifo.lu

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with a copy (which shall not constitute notice) to:

Peltier Juvigny Marpeau & Associés
49, avenue de l’Opéra
75002 Paris - France
Attn:	Frédéric Peltier
E-mail:	f.peltier@pjmassocies.com

and:

Winston & Strawn LLP
68, rue du Faubourg Saint Honoré
75008 Paris - France
Attn:	Annie Maudouit-Ridde and Michael Blankenship
E-mail:	amaudouit@winston.com and MBlankenship@winston.com

and to such other address or addressee as any such Party has specified by prior written notice to the other Party in accordance with this Section 10.04.

Section 10.05 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of Goal or DV, as applicable, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Initial Shareholders shall be third party beneficiaries and entitled to enforce Section 2.11, the D&O Indemnified Parties shall be third party beneficiaries and entitled to enforce Section 6.12, the Sponsor shall be a third party beneficiary and entitled to enforce Section 10.03(b), the Released Parties shall be third party beneficiaries and entitled to enforce Section 10.14, Peltier Juvigny Marpeau & Associés and Winston & Strawn LLP shall be third party beneficiaries and entitled to enforce Section 10.16(a), and Proskauer Rose LLP and Brownstein Hyatt Farber Schreck, LLP shall be third party beneficiaries and entitled to enforce Section 10.16(b).

Section 10.06 [Reserved].

Section 10.07 Entire Agreement; Amendments; Waiver.

(a) This Agreement, and the Exhibits and Disclosure Letters referred to herein, and the Ancillary Agreements contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior and contemporaneous agreements, understandings and intents, whether express or implied (whether oral or written), between or among any of the Parties with respect to such subject matter.

(b) No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by Goal and DV. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such waiver is sought. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

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Section 10.08 Exhibits, Annexes and Disclosure Letter. All Exhibits, Annexes and Disclosure Letters or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement and any capitalized terms used in any Exhibit, Annex or Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement. Any item disclosed in any Disclosure Letter referenced by a particular Article or Section in this Agreement shall be deemed to have been disclosed with respect to every other Article or Section in this Agreement if the relevance of such disclosure to such other Articles and Sections is reasonably apparent in light of the form and substance of the disclosure made.

Section 10.09 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 10.10 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.11 Reserved.

Section 10.12 Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions. Furthermore, the Parties agree to comply with all Laws in connection with the Transactions.

Section 10.13 Remedies; Specific Performance. The Parties acknowledge that money damages may not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder, and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach (or threatened breach) and to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond. No remedy under this Agreement shall be exclusive of any other remedy, and all available remedies shall be cumulative.

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Section 10.14 No Recourse. All Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 10.05), Persons that are expressly identified as parties to this Agreement and not against any Released Party. No other Person, including any director, officer, employee, incorporator, member, partner, manager, shareholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such Liability or obligation.

Section 10.15 Fees and Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transactions or otherwise shall be paid by the Party incurring such fees or expenses; provided that if the Closing occurs, Goal shall be responsible for and shall pay at the Closing all Goal Transaction Expenses and DV Transaction Expenses in accordance with the terms of this Agreement.

Section 10.16 Legal Representation.

(a) The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the Transactions arises after the Closing between or among (x) DV Entities and any of their respective shareholders or holders of other equity interests of DV Entities, directors, members, partners, officers, employees or Affiliates (collectively, the “DV Group”), on the one hand, and (y) Goal, the Sponsor, the shareholders or holders of other equity interests of Goal or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Goal Group”), on the other hand, any legal counsel, including Peltier Juvigny Marpeau & Associés and Winston & Strawn LLP, that represented DV and certain members of the DV Group prior to the Closing may represent any member of the DV Group in such dispute even though the interests of such Persons may be directly adverse to Goal, and even though such counsel may have represented DV in a matter substantially related to such dispute, or may be handling ongoing matters for DV, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among DV and/or any member of the DV Group, on the one hand, and Peltier Juvigny Marpeau & Associés and Winston & Strawn LLP, on the other hand (the “Peltier & Winston Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the DV Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by DV prior to the Closing with Goal under a common interest agreement shall remain the privileged communications or information of DV. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Peltier & Winston Privileged Communications, whether located in the records or email server of Goal, DV or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Peltier & Winston Privileged Communications, by virtue of the Transactions.

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(b) The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the Transactions arises after the Closing between or among (x) any member of the DV Group, on the one hand, and (y) any member of the Goal Group, on the other hand, any legal counsel, including Proskauer Rose LLP and Brownstein Hyatt Farber Schreck, LLP, that represented Goal and the Sponsor prior to the Closing may represent any member of the Goal Group in such dispute even though the interests of such Persons may be directly adverse to DV, and even though such counsel may have represented Goal in a matter substantially related to such dispute, or may be handling ongoing matters for Goal, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among Goal and/or any member of the Goal Group, on the one hand, and Proskauer Rose LLP or Brownstein Hyatt Farber Schreck, LLP, on the other hand (the “Proskauer & Brownstein Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Goal Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Goal prior to the Closing with DV under a common interest agreement shall remain the privileged communications or information of Goal. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Proskauer & Brownstein Privileged Communications, whether located in the records or email server of Goal, DV or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Proskauer & Brownstein Privileged Communications, by virtue of the Transactions.

Section 10.17 DV Shareholders Representative.

(a) DV Shareholders hereby designate IODA to serve as the sole and exclusive representative of DV Shareholders (the “DV Shareholders Representative”) with respect to those provisions of this Agreement and any Ancillary Agreement that contemplate or permit action by the DV Shareholders Representative. The appointment of the DV Shareholders Representative is coupled with an interest and shall be irrevocable by DV Shareholders for any reason. The DV Shareholders Representative hereby accepts its appointment as representative of DV Shareholders.

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(b) In addition to the other rights and authority granted to the DV Shareholders Representative elsewhere in this Agreement, DV Shareholders collectively and irrevocably constitute and appoint the DV Shareholders Representative as their agent, attorney-in-fact and representative with full powers of substitution to act in the name, place and stead of DV Shareholders to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the Transactions, including: (i) execution of the documents and certificates pursuant to this Agreement and the any Ancillary Agreements; (ii) receipt and forwarding of notices and communications pursuant to this Agreement and the any Ancillary Agreements; (iii) administration of the provisions of this Agreement and the any Ancillary Agreements; (iv) giving or agreeing to, on behalf of all DV Shareholders or any DV Shareholder, any and all consents, waivers, amendments or modifications deemed by the DV Shareholders Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement or any Ancillary Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any Ancillary Agreements; (vi) negotiating and compromising, on behalf of each DV Shareholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any Ancillary Agreement; (vii) engaging, and paying fees relating to, attorneys, accountants, agents or consultants on behalf of each DV Shareholder in connection with this Agreement or any Ancillary Agreement; and (viii) taking all actions necessary or appropriate in the judgment of the DV Shareholders Representative for the accomplishment of any of the foregoing.

(c) A decision, act, consent or instruction of the DV Shareholders Representative shall constitute a decision of all DV Shareholders and shall be final, binding and conclusive upon each DV Shareholder, and Goal, Goal Nevada and DV may rely upon any decision, act, consent or instruction of the DV Shareholders Representative as being the decision, act, consent or instruction of each and every DV Shareholder. Goal, Goal Nevada and DV are hereby relieved from any liability to any Person (including DV Shareholders and their respective Affiliates) for any acts done by it in accordance with such decision, act, consent or instruction of the DV Shareholders Representative. Notices or communications to or from the DV Shareholders Representative shall constitute notice to or from each DV Shareholder for purposes of this Agreement. All acts of the DV Shareholders Representative hereunder in its capacity as such shall be deemed to be acts on behalf of DV Shareholders. The service by the DV Shareholders Representative shall be without compensation. Each DV Shareholder hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the DV Shareholders Representative under this Agreement or any Ancillary Agreement and hereby agrees to indemnify and hold harmless, jointly and severally, the DV Shareholders Representative from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred or suffered by the DV Shareholders Representative acting in such capacity, provided that the DV Shareholders Representative was acting in good faith.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Business Combination Agreement as of the date first above written.

GOAL ACQUISITIONS CORP.

By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Title:	CEO

GOAL ACQUISITIONS NEVADA CORP.

By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Title:	CEO

[Signature Page to Amended and Restated Business Combination Agreement]

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DIGITAL VIRGO GROUP

By:	/s/ Eric Peyre
Name:	IODA S.A.S, represented by Eric Peyre
Title:	President

[Signature Page to Amended and Restated Business Combination Agreement]

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DV SHAREHOLDERS:

IODA S.A.

By:	/s/ Eric Peyre
Name:	Eric Peyre
Title:	Director

By:	/s/ Emmanuel Lebeau
Name:	Emmanuel Lebeau
Title:	Director

SOFIVAL

By:	/s/ Jean-Francois Blas
Name:	Jean-François Blas

BNP Paribas Développement

By:	/s/ Gilles Poncet
Name:	Gilles Poncet

[Signature Page to Amended and Restated Business Combination Agreement]

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Manureva Project

By:	/s/ Manuel Cruz
Name:	Manuel Cruz

Pandora Invest

By:	/s/ Laurent Radix
Name:	Laurent Radix

Wojciech Lukawski

By:	/s/ Wojciech Lukawski
Name:	Wojciech Lukawski

Emmanuel Tongio

By:	/s/ Emmanuel Tongio
Name:	Emmanuel Tongio

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Guillaume Briche

By:	/s/ Guillaume Briche
Name:	Guillaume Briche

LALBATROS

By:	/s/ Guillaume Briche
Name:	Guillaume Briche

Eric Tiberghien

By:	/s/ Eric Tiberghien
Name:	Eric Tiberghien

Ramon Alvarez

By:	/s/ Ramon Alvarez
Name:	Ramon Alvarez

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Joël Pla

By:	/s/ Joel Pla
Name:	Joël Pla

Christophe Mosa

By:	/s/ Christophe Mosa
Name:	Christophe Mosa

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DV SHAREHOLDERS REPRESENTATIVE:

IODA S.A.

By:	/s/ Eric Peyre
Name:	Eric Peyre
Title:	Director

By:	/s/ Emmanuel Lebeau
Name:	Emmanuel Lebeau
Title:	Director

[Signature Page to Amended and Restated Business Combination Agreement]

Annexe A - Consideration Spreadsheet

							Closing Shares		Share Price Earnout	EBITDA Earnout
DV Shareholders	Number of DV ordinary shares*	Number of DV preferred shares*	Percentage of DV share capital* (%)	Portion of the Closing Consideration ($)	Portion of the Cash Amount ($)	Portion of the Closing Share Consideration** ($)	Number of DV Class A Shares	Number of DV Class B Shares	Number of DV Class A Shares***	Number of DV Class A Shares***
BNP Paribas Développement	9,395,055	-	9.00%	[●]	11,245,100	[●]	[●]	-	[●]	[●]
Sofival	14,092,583	-	13.49%	[●]	16,867,649	[●]	[●]	-	[●]	[●]
IODA SA	52,748,806	1	50.51%	[●]	63,135,939	[●]	[●]	[●]	[●]	[●]
Manureva Project	11,527,424	-	11.04%	[●]	13,797,368	[●]	[●]	-	[●]	[●]
Lalbatros	5,487,673	-	5.25%	[●]	6,568,288	[●]	[●]	-	[●]	[●]
Pandora Invest	3,087,215	-	2.96%	[●]	3,695,141	[●]	[●]	-	[●]	[●]
Wojciech Lukawski	2,314,506	-	2.22%	[●]	2,770,271	[●]	[●]	-	[●]	[●]
Emmanuel Tongio	1,820,406	-	1.74%	[●]	2,178,875	[●]	[●]	-	[●]	[●]
Guillaume Briche	1,868,183	-	1.79%	[●]	2,236,060	[●]	[●]	-	[●]	[●]
Eric Tiberghien	1,001,306	-	0.96%	[●]	1,198,480	[●]	[●]	-	[●]	[●]
Ramon Alvarez	725,424	-	0.69%	[●]	868,272	[●]	[●]	-	[●]	[●]
Joël Pla	225,481	-	0.22%	[●]	269,882	[●]	[●]	-	[●]	[●]
Christophe Mosa	140,925	-	0.13%	[●]	168,676	[●]	[●]	-	[●]	[●]
TOTAL	104,434,987	1	100.00%	[●]	125,000,000	[●]	[●]	[●]	2,500,000	2,500,000

* Before giving effect to the DV Reorganization
** Value of the DV Class A Shares to be retained by the DV Shareholders based on $10 per share
*** DV Class C Shares held in escrow by the escrow agents, to be converted into Class A Shares on their release date

Exhibit A

Execution Version

AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT

This AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 8, 2023 by Goal Acquisitions Sponsor LLC, a Delaware limited liability company (“Sponsor”) and each of the persons set forth on Schedule A hereto (together with the Sponsor, the “Goal Stockholders” and each a “Goal Stockholder”) and is hereby acknowledged by Goal Acquisitions Corp., a Delaware corporation, and Goal Acquisitions Nevada Corp., a Nevada corporation (together, “Goal”), and IODA S.A., in its capacity as the DV Shareholders Representative (as defined in the Amended and Restated Business Combination Agreement (as defined below)).

WHEREAS, Goal, the DV Shareholders Representative, Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (the “Company”), and all shareholders of the Company (the “DV Shareholders”) entered into a Business Combination Agreement dated as of November 17, 2022 (the “Original Business Combination Agreement”);

WHEREAS, the Original Business Combination Agreement was amended and restated pursuant to that certain Amended and Restated Business Combination Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Business Combination Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Business Combination Agreement), by and among the Company, Goal, the DV Shareholders, the DV Shareholders Representative and certain other parties thereto;

WHEREAS, Sponsor, the Goal Stockholders, Goal and the DV Shareholders Representative entered into that certain Sponsor Support Agreement, dated as of November 17, 2022 (the “Original Sponsor Support Agreement”);

WHEREAS, in connection with the execution of this Agreement, the Goal Stockholders, Goal and the DV Shareholders Representative desire to amend and restate the Original Sponsor Support Agreement in its entirety and replace it with this Agreement;

WHEREAS, each Goal Stockholder is, as of the date of this Agreement, the beneficial and the sole legal owner of a number of shares of common stock of Goal, par value $0.0001 per share, set forth opposite such Goal Stockholder’s name on Schedule A attached hereto (the “Goal Shares”, and together with any other Goal Shares acquired by such Goal Stockholder after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

WHEREAS, Sponsor is, as of the date of this Agreement, the beneficial and the sole legal owner of warrants to purchase a number of Goal Shares at a price of $11.50 per share, as set forth on Schedule A attached hereto (the “Goal Warrants”); and

WHEREAS, as a condition to their willingness to enter into the Amended and Restated Business Combination Agreement, Goal and the DV Shareholders Representative have requested that the Goal Stockholders enter into this Agreement.

NOW, THEREFORE, the parties hereto agree to amend and restate the Original Sponsor Support Agreement in its entirety as follows:

ARTICLE I
Representations and Warranties

Sponsor and each other Goal Stockholder hereby represents and warrants, solely as to itself, himself or herself, severally and not jointly, to Goal and the DV Shareholders Representative:

1.1. Incorporation and Power.

(a) With respect to Sponsor only, Sponsor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted, and (ii) is not in breach of Sponsor’s Organizational Documents.

(b) With respect to each Goal Stockholder other than the Sponsor that is a legal entity, (i) such Goal Stockholder is a duly organized legal entity, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted, and (ii) is not in breach of such Goal Stockholder’s Organizational Documents.

1.2. Authorization; No Breach; Valid and Binding Agreement.

(a) With respect to Sponsor only, (i) Sponsor has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by Sponsor, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite limited liability company action on the part of Sponsor; and (iii) no other corporate actions or proceedings on the part of Sponsor are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby.

(b) With respect to each Goal Stockholder other than the Sponsor, (i) if such Goal Stockholder is a natural person, such Goal Stockholder has full legal capacity, right and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Goal Stockholder is a legal entity, such Goal Stockholder (A) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (B) the execution, delivery and performance of this Agreement by such Goal Stockholder, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of such Goal Stockholder; and (C) no other corporate actions or proceedings on the part of such Goal Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby.

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(c) The execution, delivery and performance of this Agreement by each Goal Stockholder and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of such Goal Stockholder under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of Sponsor’s Organizational Documents (with respect to Sponsor only), (ii) any Contract or Permit to which such Goal Stockholder or its, his or her properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such Goal Stockholder is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 1.2(c), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, prevent, materially impair or materially delay such Goal Stockholder from consummating the transaction contemplated hereby.

(d) This Agreement has been duly executed and delivered by each Goal Stockholder and constitutes a valid and binding legal obligation of such Goal Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable Laws.

1.3. Subject Shares. Each Goal Stockholder is the beneficial and sole legal owner of the Goal Shares and, if applicable, the Goal Warrants held by such Goal Stockholder and all such Goal Shares and, if applicable, the Goal Warrants are owned by such Goal Stockholder free and clear of all Liens, other than Liens pursuant to this Agreement or applicable federal or state securities Laws. Such Goal Stockholder does not legally own any shares or other equity securities or securities convertible, exercisable or exchangeable into equity securities of Goal other than (i) the Goal Shares and, if applicable, the Goal Warrants held by it and (ii) with respect to Sponsor only, the Sponsor Expense Advancement Agreement. Such Goal Stockholder has the sole right to vote the Goal Shares held by it, and none of the Goal Shares held by it is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Goal Shares, except as contemplated by this Agreement, the Amended and Restated Business Combination Agreement or any Ancillary Agreement.

1.4. Orders. There is no Governmental Order pending or, to the knowledge of such Goal Stockholder, threatened or contemplated, by or against such Goal Stockholder, that seeks to delay, limit or prevent the performance by such Goal Stockholder of its obligations under this Agreement.

1.5. Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Amended and Restated Business Combination Agreement based upon arrangements made by such Goal Stockholder for which Goal or any of its Affiliates may become liable.

1.6. Affiliate Arrangements. With respect to Sponsor only, neither Sponsor nor any of its Affiliates is party to, or has any rights with respect to or arising from, any Contract with Goal, other than as contemplated by the Amended and Restated Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions or as set forth in the Goal SEC Documents.

1.7. Acknowledgement. Such Goal Stockholder expressly understands and acknowledges that each of Goal, the DV Shareholders and the DV Shareholders Representative is entering into the Amended and Restated Business Combination Agreement and Ancillary Agreements in reliance upon such Goal Stockholder’s execution and delivery of this Agreement.

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ARTICLE II
Support Agreement; Certain Other Covenants of the Goal Stockholders

2.1. Binding Effect of Amended and Restated Business Combination Agreement. Sponsor hereby acknowledges that it has read the Amended and Restated Business Combination Agreement and Sponsor has had a reasonable opportunity to consult with its tax and legal advisors. Sponsor shall be bound by, and comply with, the obligations of Goal pursuant to Section 6.04 (Public Announcements) and Section 6.15(a) (Acquisition Proposals and Alternative Transactions) of the Amended and Restated Business Combination Agreement (and any relevant definitions contained in such Sections), and Sponsor shall be bound by, and comply with, its obligations pursuant to Section 2.11 (Initial Shareholders Earnout) of the Amended and Restated Business Combination Agreement (and any relevant definitions contained in such Sections), in each case, as if Sponsor was an original signatory to the Amended and Restated Business Combination Agreement with respect to such provisions.

2.2. Agreement to Vote.

(a) In Favor of the Transactions. At any meeting of Goal (or at any adjournment thereof) or in connection with any shareholder written resolution of Goal, or in any other circumstances upon which a vote, consent, resolution or other approval with respect to the Amended and Restated Business Combination Agreement, the Ancillary Agreements, or any Transaction is sought, each Goal Stockholder shall, (i) if a meeting is held, appear at such meeting or otherwise cause its Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including, but not limited to, by class vote and/or shareholder written consent or written resolution, if applicable) its Subject Shares in favor of granting the Goal Shareholder Approval or, if there are insufficient votes in favor of granting the Goal Shareholder Approval, in favor of the adjournment of such general meeting of Goal to a later date.

(b) Against Other Transactions. At any meeting of Goal (or at any adjournment thereof) or in connection with any shareholder written resolution of Goal, or in any other circumstances upon which a Goal Stockholder’s vote, consent, resolution or other approval is sought, each Goal Stockholder shall vote (or cause to be voted) its Subject Shares (including, but not limited to, by withholding class vote and/or written consent or written resolution, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Amended and Restated Business Combination Agreement, Ancillary Agreements and the Transactions), acquisition, scheme, arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of, or by, Goal (including, but not limited to, any public offering of any shares of Goal), any of its Subsidiaries, or a newly-formed holding company of Goal or such Subsidiaries, other than in connection with the Transactions in accordance with the terms of the Amended and Restated Business Combination Agreement, (ii) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time, relating to a Business Combination for Goal other than the Transactions, (iii) any change in the business, management, control or board of directors of Goal (other than in connection with the Transactions and the Goal Shareholder Proposals), (iv) any amendment of the Organizational Documents of Goal or other proposal or transaction involving Goal or any of its Subsidiaries (other than any amendment to the Organizational Documents of Goal contemplated in, or permitted by, the Amended and Restated Business Combination Agreement), and (v) any other action, proposal, plan, scheme, arrangement or agreement that would be reasonably likely to (A) prevent, impede, interfere with, delay, postpone, obstruct or attempt to discourage, adversely affect, impair, frustrate the purposes of, result in a breach by Goal of, prevent or nullify, any provision of the Amended and Restated Business Combination Agreement or any Ancillary Agreement or the Transactions, (B) change in any manner the voting rights of any class of Goal’s capital stock (other than any amendment to the Organizational Documents of Goal contemplated in, or permitted by, the Amended and Restated Business Combination Agreement), (C) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Goal under the Amended and Restated Business Combination Agreement or any Ancillary Agreement, (D) result in any of the conditions set forth in Article VI of the Amended and Restated Business Combination Agreement not being fulfilled or (E) change in any manner the dividend policy or capitalization of, or any class of capital stock of, Goal (other than any amendment to the Organizational Documents of Goal contemplated in, or permitted by, the Amended and Restated Business Combination Agreement).

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(c) Revoke Other Proxies. Each Goal Stockholder represents and covenants that any proxies or agreements heretofore given in respect of its Subject Shares that may still be in effect are not irrevocable, and any such proxies or agreements have been or are hereby revoked.

2.3. Insider Letter Agreement. No Goal Stockholder shall modify or amend the Insider Letter Agreement, other than as contemplated by the Amended and Restated Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions.

2.4. Goal Contracts. No Goal Stockholder shall enter into, renew or amend any Contract (or transaction) between or among a Goal Stockholder or any Affiliate of a Goal Stockholder (other than Goal or any of its Subsidiaries), on the one hand, and Goal or any of Goal’s Subsidiaries, on the other hand, other than as contemplated by the Amended and Restated Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions or Working Capital Loans.

2.5. No Transfer. Other than (x) pursuant to this Agreement, the Amended and Restated Business Combination Agreement, including in connection with the Goal Merger, or the Ancillary Documents, (y) upon the consent of the DV Shareholders Representative or (z) to an Affiliate of a Goal Stockholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Goal, agreeing to be bound by this Agreement to the same extent as such Goal Stockholder was with respect to its transferred Subject Shares or Goal Warrants, as applicable), from the date of this Agreement until the date of termination of this Agreement, each Goal Stockholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, mortgage, loan, grant any option or derivative, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Shares or Goal Warrants, as applicable, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares or Goal Warrants, as applicable, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including, but not limited to, pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, (iii) take any action that would make any representation or warranty of such Goal Stockholder herein untrue or incorrect, or have the effect of preventing or disabling such Goal Stockholder from performing its obligations hereunder, (iv) commit or agree to take any of the foregoing actions, (v) take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or (vi) would have the effect of preventing or delaying such Goal Stockholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void ab initio. Each Goal Stockholder agrees with, and covenants to, Goal and the DV Shareholders Representative that such Goal Stockholder shall not request that Goal register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares or Goal Warrants, as applicable.

2.6. No Solicitation. During the Interim Period, each Goal Stockholder agrees not to, directly or indirectly, (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Goal Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Goal Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Goal Acquisition Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything contained herein to the contrary, (i) no Goal Stockholder shall be responsible for the actions of Goal or its board of directors (or any committee thereof), or any of Goal’s officers, employees, or professional advisors (the “Goal Related Parties”), including with respect to any of the matters contemplated by this Section 2.6, (ii) no Goal Stockholder makes any representations or warranties with respect to the action of any of the Goal Related Parties and (iii) any breach by Goal of its obligations under the Amended and Restated Business Combination Agreement shall not be considered a breach of this Section 2.6 (for the avoidance of doubt, it being understood that each Goal Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Goal Related Party) of this Section 2.6.

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2.7. No Redemption. Each Goal Stockholder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Goal Stockholder shall not elect to have any Subject Shares redeemed and shall also not directly or indirectly submit or surrender any of its Subject Shares for redemption in connection with the Transactions or otherwise.

2.8. New Shares. In the event that prior to the Closing (i) any Goal Shares, Goal Warrants or other securities are issued or otherwise distributed to each Goal Stockholder pursuant to any stock dividend or distribution, or any change in any of the Goal Shares, Goal Warrants or other capital stock of Goal by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) such Goal Stockholder acquires legal or beneficial ownership of any Goal Shares or Goal Warrants after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Goal Stockholder acquires the right to vote or share in the voting of any Goal Shares after the date of this Agreement (collectively, the “New Securities”), then the following shall apply: the terms “Subject Shares” and “Goal Warrants”, as applicable, shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into) and be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares or Goal Warrants owned by such Goal Stockholder as of the date hereof.

2.9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (i) no Goal Stockholder makes any agreement or understanding herein in any capacity other than in its capacity as an actual or prospective record holder and beneficial owner of the Subject Shares, and (ii) nothing herein will be construed to limit or affect any action or inaction by any Goal Stockholder or any representative of such Goal Stockholder serving as a member of the board of directors (or other similar governing body) of Goal or as an officer, employee or fiduciary of Goal, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Goal.

2.10. Termination. This Agreement shall terminate upon the earliest of (i) the Closing and (ii) the termination of the Amended and Restated Business Combination Agreement in accordance with its terms and conditions; provided, however, that upon such termination, Section 2.9, this Section 2.10 and Article III shall survive indefinitely.

2.11. Additional Matters. Each Goal Stockholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Goal or the DV Shareholders Representative may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Amended and Restated Business Combination Agreement and any other Ancillary Agreement, including the Amended and Restated Investor Rights Agreement, (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of Goal, under applicable Law or otherwise) which would impede, disrupt, limit, restrict, obstruct, prevent or otherwise adversely affect the consummation of the Transactions, and (iii) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonable necessary to consummate the Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Transactions set forth under the Amended and Restated Business Combination Agreement.

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ARTICLE III
General Provisions

3.1. Notice. All notices, demands and other communications hereunder shall be in writing and be given to the Goal Stockholders addressed as follows:

c/o Goal Acquisitions Sponsor LLC
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn: Alex Greystoke
E-mail: alexhsc2@gmail.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attention:Will Chuchawat
Email: WChuchawat@proskauer.com

(or at such other address for a party as shall be specified by like notice). The notice shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two (2) Business Days after deposit for next-day delivery with a nationally or internationally recognized courier or overnight service such as Federal Express or DHL (or upon any earlier receipt confirmed in writing by such service), (c) seven (7) Business Days after mailing via U.S. certified or registered mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email.

3.2. Remedies; Specific Performance. The parties hereto acknowledge that money damages may not be an adequate remedy at law if any party fails to perform any of its obligations hereunder. Accordingly, the parties agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such party from committing or continuing any breach or threatened breach and to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond. No remedy under this Agreement shall be exclusive of any other remedy, and all available remedies shall be cumulative.

3.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its choice of law rules).

3.4. Consent to Jurisdiction; Waiver of Jury Trial. Any dispute, controversy, difference, or claim based on, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by Section 10.03 of the Amended and Restated Business Combination Agreement, which is hereby incorporated by reference.

3.5. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (including by operation of law) without the prior written consent of all of the parties hereto. Any attempted assignment of rights or obligations in violation of this Section 3.5 shall be null and void ab initio.

3.6. Amendment; Waiver. This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Goal Stockholders, Goal and the DV Shareholders Representative. No waiver of any provision or default under, nor consent to any exception to, the terms and conditions of this Agreement shall be effective unless in writing and signed by the party to be so bound, and then only to the extent and for the specific purpose in the instance so provided.

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3.7. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto. This Agreement shall be deemed jointly drafted by each of the parties. Each party has availed, or had the opportunity to avail, the advice and assistance of independent legal counsel.

3.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.10. Entire Agreement. This Agreement and the agreements referenced herein (including, but not limited to, the Amended and Restated Business Combination Agreement and Ancillary Agreements) constitute the entire agreement and complete understanding of the parties hereto in respect of the subject matter hereof and supersede any and all prior understandings, agreements or representations (whether oral, written, implied or otherwise) by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.11. No Third Party Beneficiaries. The provisions of this Agreement are intended solely for the benefit of the parties and shall create no rights or obligations enforceable by any other third party (including, but not limited to, employees, contractors or representatives of a party).

3.12. Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation;”

(d) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement; and

(e) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

GOAL ACQUISITIONS SPONSOR LLC

By:	/s/ Alex Greystoke
Name:	Alex Greystoke
Title:	President

[Signature Page to Amended and Restated Sponsor Support Agreement]

By:	/s/ Harvey Schiller
Name:	Harvey Schiller

By:	/s/ William Duffy
Name:	William Duffy

By:	/s/ David Falk
Name:	David Falk

By:	/s/ Donna Orender
Name:	Donna Orender

By:	/s/ Kenneth Shropshire
Name:	Kenneth Shropshire

By:	/s/ Jon Miller
Name:	Jon Miller

By:	/s/ Alex Greystoke
Name:	Alex Greystoke

By:	/s/ Raghu Kilambi
Name:	Raghu Kilambi

By:	/s/ Amber Allen
Name:	Amber Allen

By:	/s/ Bart Oates
Name:	Bart Oates

By:	/s/ Danielle Cantor Jeweler
Name:	Danielle Cantor Jeweler

By:	/s/ Garret Klugh
Name:	Garret Klugh

By:	/s/ Doug Perlman
Name:	Doug Perlman

By:	/s/ Marc Wade
Name:	Marc Wade

By:	/s/ Martin Gruschka
Name:	Martin Gruschka

[Signature Page to Amended and Restated Sponsor Support Agreement]

ACKNOWLEDGED:

GOAL ACQUISITIONS CORP.

By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Title:	CEO

GOAL ACQUISITIONS NEVADA CORP.

By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Title:	CEO

IODA S.A.

By:	/s/ Eric Peyre
Name:	Eric Peyre
Title:	Director

By:	/s/ Emmanuel Lebeau
Name:	Emmanuel Lebeau
Title:	Director

[Signature Page to Amended and Restated Sponsor Support Agreement]

SCHEDULE A

Name	Shares of Goal	Goal Warrants to Purchase Shares of Goal
Goal Acquisitions Sponsor LLC	4,114,750 667,500 (as part of the Sponsor Units)	667,500 (as part of the Sponsor Units)
Harvey Schiller	560,000	N/A
William Duffy	250,000	N/A
David Falk	150,000	N/A
Donna Orender	50,000	N/A
Kenneth Shropshire	75,000	N/A
Jon Miller	Confidential	Confidential
Alex Greystoke	Confidential	Confidential
Raghu Kilambi	Confidential	Confidential
Amber Allen	Confidential	Confidential
Bart Oates	Confidential	Confidential
Danielle Cantor Jeweler	Confidential	Confidential
Garret Klugh	Confidential	Confidential
Doug Perlman	Confidential	Confidential
Marc Wade	Confidential	Confidential
Martin Gruschka	Confidential	Confidential

Exhibit B

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, this “Investor Rights Agreement”), dated as of February 8, 2023 (the “Effective Date”), is made by and among (i) Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88, rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (“PubCo”); (ii) Goal Acquisitions Corp., a Delaware corporation (“Goal”); (iii) Goal Acquisitions Sponsor LLC, a Delaware limited liability company (“Sponsor”); (iv) all shareholders of Pubco (each a “DV Shareholder” and collectively the “DV Shareholders); and (v) the individuals listed as Other Holders on the signature pages hereto and each other Person who executes a joinder as an “Other Holder” (collectively, the “Other Holders”). Each of PubCo, Goal, Sponsor, the DV Shareholders and the Other Holders may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of November 17, 2022 (the “Original Business Combination Agreement”), by and among PubCo, Goal, the DV Shareholders and IODA S.A;

WHEREAS, the Original Business Combination Agreement was amended and restated pursuant to that certain Amended and Restated Business Combination Agreement, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Amended and Restated Business Combination Agreement”), by and among PubCo, Goal, the DV Shareholders and certain other parties thereto;

WHEREAS, Goal, Sponsor and the Other Holders entered into that certain Registration Rights Agreement, dated as of February 10, 2021 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, Goal, Sponsor and the Other Holders desire to terminate the Original RRA and replace it with this Investor Rights Agreement;

WHEREAS, Goal, Sponsor, the DV Shareholders and the Other Holders entered into that certain Investors Rights Agreement, dated as of November 17, 2022 (the “Original Investor Rights Agreement”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, Goal, Sponsor, the DV Shareholders and the Other Holders desire to amend and restate the Original Investor Rights Agreement in its entirety and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree that the Original Investor Rights Agreement is hereby amended and restated in its entirety as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 5.13(a).

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) would reasonably be expected to have a material adverse effect on any proposal or plan by PubCo or any of its Subsidiaries to engage in any material acquisition of assets or shares (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving PubCo and either (x) PubCo has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on PubCo or PubCo’s ability to consummate such transaction, or (z) such transaction renders PubCo unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable.

“Affiliate” of any particular Person means any other Person that directly, or indirectly through one or more of its intermediaries, controls, is controlled by or under common control with such particular Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided, that (i) any Affiliate of BNP Paribas Développement S.A. shall be excluded from this definition and (ii) no Party or affiliate thereof shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Amended and Restated Business Combination Agreement” has the meaning set forth in the Recitals.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo as of the Closing.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York or Lyon, France.

“Class B Shares” means Class B preferred shares of PubCo to be issued at the Closing to IODA S.A. as a result of the conversion of all of IODA S.A.’s ordinary shares into Class B preferred shares, pursuant to the DV Reorganization.

“Closing” has the meaning given to such term in the Amended and Restated Business Combination Agreement.

“Closing Date” has the meaning given to such term in the Amended and Restated Business Combination Agreement.

“Common Shares” means ordinary shares of PubCo (which will be renamed Class A ordinary shares at the Closing), including (i) any Class A ordinary shares issuable upon the exercise of any warrant or other right to acquire ordinary shares , (ii) Class A ordinary shares issuable on conversion of the Class B Shares issued pursuant to the DV Reorganization and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such ordinary shares by way of conversion, dividend, share split, share sub-division or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Confidential Information” has the meaning set forth in Section 2.7.

“Demand Delay” has the meaning set forth in Section 3.2(a)(i).

“Demand Initiating Holders” has the meaning set forth in Section 3.2(a).

“Demand Period” has the meaning set forth in Section 3.2(c).

“Demand Registration” has the meaning set forth in Section 3.2(a).

“Demand Registration Notice” has the meaning set forth in Section 3.2(a).

“Distribution” means a distribution, however structured (including through dissolution), by any Holder of Equity Securities of PubCo to such Holder’s limited partners, members or equityholders (as applicable).

“DV Reorganization” has the meaning given to such term in the Amended and Restated Business Combination Agreement.

“DV Shareholders Representative” means IODA S.A., in its capacity as the sole and exclusive representative of the DV Shareholders under the Amended and Restated Business Combination Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means a Person that is not a natural Person.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock or restricted share awards, restricted stock or restricted share units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1; provided, that a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

“Holder Indemnitees” has the meaning set forth in Section 5.13(a).

“Indemnification Sources” has the meaning set forth in Section 5.13(c).

“Indemnified Liabilities” has the meaning set forth in Section 5.13(a).

“Indemnified Party” has the meaning set forth in Section 3.6(c).

“Indemnitee-Related Entities” has the meaning set forth in Section 5.13(c).

“Insider Letter Agreement” means that certain letter agreement, dated February 10, 2021, by and among Sponsor, Goal and the other parties thereto identified therein.

“Independent Director” means an individual who qualifies as “independent” as such term is used in the NASDAQ rules.

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Laws” means any laws (statutory, common or otherwise), acts, statutes, constitutions, treaties, directive, executive order, injunction, judgment, decree, ordinances, codes, rules, regulations or rulings of a Governmental Entity. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” means the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date.

“Lock-Up Shares” has the meaning set forth in Section 4.1.

“Market Stand-Off Period” has the meaning set forth in Section 3.10.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(iii).

“Maximum Offering Size” has the meaning set forth in Section 3.2(d).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions (a) are not prohibited by applicable Law and within such Party’s control, (b) do not directly conflict with any rights expressly granted to such Party in this Investor Rights Agreement or the Amended and Restated Business Combination Agreement and (c) in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including, but not limited to, (i) calling ordinary or extraordinary general meetings of PubCo, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Shares, (iii) causing the adoption of shareholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual general meeting, or any other ordinary or extraordinary general meeting of PubCo.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“Original Business Combination Agreement” has the meaning set forth in the Recitals.

“Original Investor Rights Agreement” has the meaning set forth in the Recitals.

“Original RRA” has the meaning set forth in the Recitals.

“Other Holders” has the meaning set forth in the Preamble and for purposes of Article III shall also include EarlyBirdCapital, Inc.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (i) any Family Member of such Person (or to a trust, the beneficiary of which is a Family Member of such Person), (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (iii) who operates or engages in a business which competes with the business of PubCo and its Subsidiaries), (iv) a charitable organization, (v) any direct or indirect limited partners, members or equity holders of such Person (including via distribution or dissolution) and (vi) any Person that a Party is permitted to Transfer such Person’s Lock-Up Shares under the Insider Letter Agreement and the Subscription Agreement.

“Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Entity.

“Piggyback Registration Notice” has the meaning set forth in Section 3.3(a)(i).

“Principal Parties” means each of Sponsor and the DV Shareholders.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means (a) any Common Shares, (b) any Warrants or any Common Shares issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, share split, share sub-division or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held directly or indirectly by Sponsor, the DV Shareholders or the Other Holders, or in each case, any of their respective Permitted Transferees; provided, that, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including (a) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision)), (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) any fees and disbursements of Underwriters customarily paid by the issuers or sellers of securities, including liability insurance if PubCo so desires or if the Underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (g) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in such Registration or other Transfer, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer and (h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person, excluding the directors of BNP Paribas Développement S.A.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Shares” means Common Shares and Class B Shares.

“Shared Representative” has the meaning set forth in Section 2.7.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form F-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form F-3, a Registration Statement on Form F-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 3.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” means the Holders holding at least ten percent (10%) of the Registrable Securities or the holders of a majority of the Registrable Securities then owned by Sponsor, the Other Holders and their Permitted Transferees.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.1.

“Subscription Agreement” means that certain Subscription Agreement, dated February 10, 2021, by and between Goal and Sponsor.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the appointment or election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

“Take-Down Participation Notice” has the meaning set forth in Section 3.1(d)(iv)(C).

“Take-Down Tagging Holder” has the meaning set forth in Section 3.1(d)(iv)(B).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, assignment, sale, pledge, encumbrance, mortgage, or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, assigns, sells, offers to sell, pledges, encumbers, mortgages or hypothecates, grants any options to purchase or otherwise dispose of, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.1(d)(ii)(A).

“Warrants” means (a) warrants to purchase 667,500 Common Shares issued to Sponsor pursuant to the Subscription Agreement and (b) to the extent applicable, any warrants to purchase Common Shares issuable to Sponsor upon the conversion of working capital loans, in each case, for a purchase price of $11.50 per share.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement;

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement; and

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Article II
GOVERNANCE

Section 2.1 Board of Directors.

(a) Board Structure; Initial Composition. Each of the Parties hereto, severally and not jointly, agrees to take all Necessary Action to cause the Board to be comprised of thirteen (13) directors at and immediately following the Closing. The Parties hereto, severally and not jointly, agree to take all Necessary Action to cause the Board as of the Closing to be comprised of (i) five (5) individuals proposed by Sponsor (together with any individual designated pursuant to Section 2.1(b) of this Investor Rights Agreement, each, a “Sponsor Director”), and (ii) eight (8) individuals proposed by the DV Shareholders (together with any individuals designated pursuant to Section 2.1(c) of this Investor Rights Agreement (each, a “DV Shareholders Director”). In addition, for so long as Sponsor has the right to propose directors pursuant to Section 2.1(b) of this Investor Rights Agreement, each of the Parties hereto agree that two (2) individuals proposed by Sponsor and any replacements for such individuals proposed by Sponsor shall be Board observers, who will be entitled to (i) receive copies of all notices and written information furnished to the Board, reasonably in advance of each meeting to the extent practicable, and (ii) be permitted to be present at, and participate in, all meetings of the Board (whether by videoconference or telecommunication means or in person), but shall not have the right to vote or consent to any matter. In addition, for so long as the DV Shareholders have the right to propose directors pursuant to Section 2.1(c) of this Investor Rights Agreement, each of the Parties hereto agree that one (1) individual proposed by the DV Shareholders and any replacements for such individual proposed by the DV Shareholders shall be a Board observer, who will be entitled to (i) receive copies of all notices and written information furnished to the Board, reasonably in advance of each meeting to the extent practicable, and (ii) be permitted to be present at, and participate in, all meetings of the Board (whether by videoconference or telecommunication means or in person), but shall not have the right to vote or consent to any matter. The individuals appointed as Board observers will be subject to the same obligations as the directors, in particular the confidentiality obligation; provided, that, notwithstanding the foregoing, the Board may exclude such Board observers from access to the portion of any meeting of the Board or the portion of any materials relating thereto as to which attendance of such Board observer during such meeting (or receipt of materials relating to such meeting) (x) would jeopardize or otherwise impair the attorney-client privilege between PubCo or its Subsidiaries or Affiliates and their respective counsel, (y) relates to an existing or potential conflict of interest between PubCo or any of its Subsidiaries or Affiliates and Sponsor’s Affiliates or (z) relates to an existing or potential conflict of interest between PubCo or any of its Subsidiaries or Affiliates and any of DV Shareholders’ Affiliates. At and following the Closing, each of the Parties, severally and not jointly, agrees to take all Necessary Action to cause the foregoing directors to be divided into three (3) classes of directors (Class I, Class II and Class III), with each class serving for staggered three-year terms. The Principal Parties shall mutually agree on which directors shall serve in each class as of the Closing; provided that each of the Sponsor Directors shall be Class III directors. The initial term of the Class I directors shall expire immediately following PubCo’s 2024 annual general meeting of PubCo at which directors are appointed. The initial term of the Class II directors shall expire immediately following PubCo’s 2025 annual general meeting of PubCo at which directors are appointed. The initial term of the Class III directors shall expire immediately following PubCo’s 2026 annual meeting at which directors are appointed.

(b) Sponsor Representation. Following the Closing, for so long as Sponsor and the Other Holders Beneficially Own Shares in PubCo representing at least the percentage, shown below, of the Shares held by Sponsor (and its Permitted Transferees) and the Other Holders (and their Permitted Transferees) immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo’s Board for appointment as directors at each applicable annual general meeting or ordinary general meeting of PubCo at which directors are to be appointed, a number of individuals designated by Sponsor that, if appointed, will result in Sponsor having a number of directors serving on the Board as shown below:

Shares Beneficially Owned by Sponsor (and its Permitted Transferees) and the Other Holders (and their Permitted Transferees) as a Percentage of Shares Beneficially Owned by Sponsor and the Other Holders on the Closing Date	Number of Sponsor Directors
50% or greater	5
25% or greater	3

(c) DV Shareholders Representation. Following the Closing, for so long as the DV Shareholders Beneficially Own Shares in PubCo representing at least the percentage, shown below, of the Shares held by the DV Shareholders immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo’s Board for appointment as directors at each applicable annual general meeting or ordinary general meeting of PubCo at which directors are to be appointed, a number of individuals designated by the DV Shareholders that, if appointed, will result in the DV Shareholders having a number of directors serving on the Board as shown below:

Shares Beneficially Owned by the DV Shareholders (and their Permitted Transferees) as a Percentage of Shares Beneficially Owned by the DV Shareholders on the Closing Date	Number of DV Shareholders Directors
50% or greater	8
25% or greater	5

(d) Independent Directors. From and after the initial slate of the Board is constituted pursuant to Section 2.1(a), PubCo shall take all Necessary Action to ensure that the Board consists of such number of Independent Directors so as to meet the independence requirements of NASDAQ or any other securities exchange on which the Equity Securities of PubCo are then listed.

(e) Removal; Vacancies. Sponsor or the DV Shareholders, as applicable, shall have the right to (i) propose the removal of their nominees from the Board, and PubCo, Sponsor and DV Shareholders shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate candidates for appointment to the Board to fill vacancies created by reason of death, removal, resignation or otherwise of their nominees to the Board, and PubCo, Sponsor and DV Shareholders shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

(f) Decrease in Directors. Upon any decrease in the number of directors that Sponsor or the DV Shareholders, as applicable, are entitled to designate for nomination to the Board pursuant to Section 2.1(b) and Section 2.1(c), the Principal Parties, as applicable, shall take all Necessary Action to cause the appropriate number of Sponsor Directors or the DV Shareholders Directors, as applicable, to offer to tender their resignation at least sixty (60) days prior to the expected date of PubCo’s next annual general meeting of shareholders; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination the director that has tendered his or her resignation pursuant to this Section 2.1(f).

Section 2.2 Committees. In accordance with PubCo’s Organizational Documents, the Board shall establish and maintain (i) as of Closing, a committee of the Board for Audit, and (ii) as soon as practicable after Closing, committees of the Board for (y) Compensation and (z) Nominating and Corporate Governance. The Board may from time to time by resolution establish and maintain other committees of the Board, in accordance with applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee.

Section 2.3 Compensation, Reimbursement of Expenses. Each Sponsor Director and DV Shareholders Director appointed or duly elected to the Board shall be entitled to compensation consistent with the compensation received by other directors, including any fees and equity awards. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses, on presentation of the receipts corresponding to these expenses.

Section 2.4 Indemnification. PubCo shall provide the Sponsor Directors and the DV Shareholders Directors with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Sponsor Director or DV Shareholders Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the Organizational Documents of PubCo and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.5 D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Sponsor Director or DV Shareholders Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of any such director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such director for a period of not less than six (6) years from any such event in respect of any act or omission of such director occurring at or prior to such event.

Section 2.6 Review of Nominees. Any nominee as a Sponsor Director or DV Shareholders Director shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, PubCo or the DV Shareholders may reasonably object to any such nominee within fifteen (15) days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to such nominated director, the applicable Holder shall be entitled to propose a different nominee to the Board within thirty (30) days of PubCo’s or the DV Shareholders’ notice to such Holder of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.6.

Section 2.7 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, including Article L. 225-37 of the French Commercial Code setting forth the duty of secrecy of Persons attending Board meetings, each of Parties agrees and acknowledges that the directors designated by Sponsor and the DV Shareholders may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with Sponsor and the DV Shareholders, as applicable. Each of Sponsor and the DV Shareholders recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of Sponsor and the DV Shareholders covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and direct its Representatives who actually receive Confidential Information not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law (including any filing following the Closing Date with the SEC pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity; provided, that (other than in the case of any required filing following the Closing Date with the SEC or in connection with any routine audit or examination as described below) such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any of Sponsor or the DV Shareholders from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member or shareholder of such Party or to such Party’s attorneys, accountants, consultants, advisors and other representatives if such Persons have a need to know such information in order to perform their duties and/or properly advise such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.7 by any such Person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Party in connection with a routine audit or examination that is not specifically directed at PubCo or the Confidential Information, provided that such Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of Sponsor or the DV Shareholders, unless such Confidential Information is actually provided to such Person. Furthermore, receipt of Confidential Information shall not be imputed to any Affiliate of Sponsor or the DV Shareholders solely by virtue of the fact that the party serves in a similar capacity for such Affiliate (a “Shared Representative”) and has received Confidential Information unless a Shared Representative (x) conveys, shares or communicates, in any manner, Confidential Information to such Affiliate or (y) participates, directly or indirectly, on behalf of such Affiliate in activities prohibited by this Investor Rights Agreement.

Section 2.8 DV Shareholders Representative. A decision, act, consent or instruction of the DV Shareholders Representative under this Article 2 shall constitute a decision of all DV Shareholders and shall be final, binding and conclusive upon each DV Shareholder, and the other Parties may rely upon any decision, act, consent or instruction of the DV Shareholders Representative under this Article 2 as being the decision, act, consent or instruction of each and every DV Shareholder. The other Parties are hereby relieved from any liability to any Person (including the DV Shareholders and their respective Affiliates) for any acts done by it in accordance with such decision, act, consent or instruction of the DV Shareholders Representative. Notices or communications to or from the DV Shareholders Representative shall constitute notice to or from each DV Shareholder for purposes of this Investor Rights Agreement. All acts of the DV Shareholders Representative under this Article 2 in its capacity as such shall be deemed to be acts on behalf of the DV Shareholders. The service by the DV Shareholders Representative shall be without compensation. Each DV Shareholder hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the DV Shareholders Representative under this Investor Rights Agreement and hereby agrees to indemnify and hold harmless, jointly and severally, the DV Shareholders Representative from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred or suffered by the DV Shareholders Representative acting in such capacity, provided that the DV Shareholders Representative was acting in good faith.

Article III
REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing. PubCo shall file, as soon as is reasonably practicable and in any event within forty-five (45) days of the Closing Date, a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 3.7 as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause such Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the SEC notifies PubCo that it will “review” the Shelf Registration Statement and (b) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form F-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form F-3 as soon as practicable after PubCo is eligible to use Form F-3. PubCo shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use its reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.1(a). As soon as reasonably practicable following the effective date of the Shelf Registration Statement filed pursuant to this Section 3.1(a), PubCo shall notify the Holders of the effectiveness of such Shelf Registration Statement. On its effective date, the Shelf Registration Statement will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer), (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities and (iii) keep the Holders reasonably informed in respect of the foregoing.

(c) Suspension of Filing or Registration. If PubCo shall furnish to the Shelf Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing, effectiveness or continued use of any Shelf Registration Statement would require PubCo to make an Adverse Disclosure, then PubCo shall have a period of not more than sixty (60) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than one (1) Shelf Suspension pursuant to this Section 3.1(c) and Demand Delay pursuant to Section 3.2(a). Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.

(d) Shelf Take-Downs.

(i) Generally. Subject to the terms and provisions of this Article III, following the Lock-Up Period, a Shelf Take-Down Initiating Holder may initiate a Shelf Take-Down that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 3.1(d).

(ii) Underwritten Shelf Take-Downs.

(A) A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable. The Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to PubCo.

(B) With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(ii), Section 3.1(d)(iii) or Section 3.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 3.1(d)(ii)(A). Notwithstanding any other provision of this Section 3.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per-security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such underwritten offering.

(iii) Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 3.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Shelf Holders under such Shelf Registration Statement and any such Shelf Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Shelf Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 3.1(d)(ii).

(iv) Non-Marketed Underwritten Shelf Take-Downs. Any Shelf Take-Down Initiating Holder may initiate an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and PubCo shall provide written notice thereof to all other Shelf Holders. Any notice delivered pursuant to the immediately preceding sentence shall include (A) the total number of Registrable Securities expected to be offered and sold in such Shelf Take-Down and (B) the expected timing and plan of distribution of such Shelf Take-Down. For the avoidance of doubt, a Shelf Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.

Section 3.2 Demand Registrations.

(a) Holders’ Demand for Registration. At any time when a Shelf Registration Statement is not effective pursuant to Section 3.1, Holders holding at least ten percent (10%) of the Registrable Securities or the holders of a majority of the Registrable Securities then owned by Sponsor (and its Permitted Transferees) and the Other Holders (and their Permitted Transferees) at any time following the Lock-up Period (the then eligible Holders, the “Demand Initiating Holders”) may request in writing (a “Demand Registration Notice”) that PubCo shall file and effect a Registration Statement in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holders. If at any time PubCo shall receive a Demand Registration Notice, PubCo shall:

(i) within thirty (30) days following the receipt of a Demand Registration Notice (subject to compliance with any applicable covenants in any underwriting agreement for a previous registration), file the appropriate Registration Statement; provided, that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 3.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if PubCo shall furnish to the Demand Initiating Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing or effectiveness of such Registration Statement would require PubCo to make an Adverse Disclosure, in which case PubCo shall have an additional period (each, a “Demand Delay”) of not more than sixty (60) days within which to file such Registration Statement.; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (x) more than one (1) Demand Delay pursuant to this Section 3.2(a) and Shelf Suspension pursuant to Section 3.1(c). The Demand Initiating Holders shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to the Demand Initiating Holders’ employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law.

(b) Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 3.2, and PubCo shall include such information in the written notice referred to in Section 3.2(a). In such event, the right of the Holders’ registration pursuant to this Section 3.2 shall be conditioned upon the Demand Initiating Holders’ participation in such Underwritten Offering and the inclusion of the Demand Initiating Holders’ Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities of PubCo proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by the Demand Initiating Holders and reasonably satisfactory to PubCo. Notwithstanding any other provision of this Section 3.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise the Demand Initiating Holders, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated pro rata among the Demand Initiating Holders and other holders of Registrable Securities exercising a contractual or other right to dispose of Registrable Securities in such Underwritten Offering thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the Registration Statement; provided, that any Registrable Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the Demand Initiating Holders and other requesting holders of Registrable Securities in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from the Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. If the Underwriter has not limited the number of Registrable Securities to be underwritten, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration if the Underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

(c) Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

(d) Priority of Demand Registration. Notwithstanding any other provision of this Section 3.2, if (i) the Demand Initiating Holders intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten offering and (ii) the managing underwriters advise PubCo that, in their reasonable view, the number of Registrable Securities proposed to be included in such offering (including Registrable Securities requested by the Holders to be included in such offering and any securities that the PubCo or any other Person proposes to be included that are not Registrable Securities) exceeds the number of Equity Securities that can be sold in such underwritten offering or the number of Equity Securities proposed to be included in such Demand Registration would adversely affect the price per security proposed to be sold in such underwritten offering (in either situation, the “Maximum Offering Size”), then PubCo shall so advise the Demand Initiating Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities requested to be included in such underwritten offering by the Demand Initiating Holders up to the Maximum Offering Size; and (B) second, any securities proposed to be registered by PubCo.

(e) Demand Registration Withdrawal. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 3.2 may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to PubCo and the Underwriter or Underwriters (if any) delivered prior to the effective date of the relevant Demand Registration.

Section 3.3 Piggyback Registration.

(a) If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (i) a registration relating solely to employee benefit plans, (ii) a registration statement on Form F-4 or Form F-8 (or such other similar successor forms then in effect under the Securities Act), (iii) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (iv) a registration statement relating solely to dividend reinvestment or similar plans, (v) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of PubCo or any of its Subsidiaries that are convertible for Common Shares and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Shares into which such notes may be converted or (vi) a registration pursuant to Section 3.1 or Section 3.2 hereof) PubCo shall:

(i) promptly (but in no event less than ten (10) days before the anticipated filing date of the relevant Registration Statement) give to each Holder written notice of such proposed filing (the “Piggyback Registration Notice”), such Piggyback Registration Notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter(s), if any, in such offering and (B) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of the Piggyback Registration Notice; and

(ii) include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of a Piggyback Registration Notice by any Holder or Holders except as set forth in Section 3.3(c) below.

(b) Notwithstanding anything herein to the contrary, this Section 3.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down or (iii) following the Lock-Up Period, to any Distribution (if applicable).

(c) Underwriting. If the Registration of which PubCo gives notice pursuant to Section 3.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 3.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, in the case of this foregoing clause (C) that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

(ii) If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, in the case of this foregoing clause (D) that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

No such reduction pursuant to the foregoing paragraphs (i) and (ii) shall reduce the amount of Registrable Securities of the selling Holders included in the Registration below twenty-five percent (25%) of the total amount of Equity Securities included in such Registration. No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(d) Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 3.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

(e) Priority of Piggyback Registrations. PubCo shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Holders who have submitted a Piggyback Registration Notice in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Registration Notice on the same terms and conditions as any other Equity Securities included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters advise PubCo that the number of Registrable Securities exceeds the Maximum Offering Size, then PubCo shall so advise the Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities proposed to be registered by PubCo up to the Maximum Offering Size; (B) second, on a pro rata basis, the Registrable Securities requested by the Holders to be included in such underwritten offering; and (C) third, the Registrable Securities requested to be included in such underwritten offering by securityholders other than the Holders.

(f) Piggyback Registration Withdrawal. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 3.3 may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to PubCo and the Underwriter or Underwriters (if any) delivered prior to the effective date of the relevant Registration Statement.

Section 3.4 Expenses of Registration. All Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this Investor Rights Agreement (including any Distribution), shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration.

Section 3.5 Obligations of PubCo. Whenever required under this Article III to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c) permit any Holder that might be deemed to be a controlling person of PubCo to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to PubCo in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(d) furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by PubCo of any written comments by the SEC or any request by the SEC or any other federal or state Governmental Entity for amendments or supplements to such Registration Statement or such Prospectus or for additional information;

(g) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(i) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(j) make available for inspection by each Holder including Registrable Securities in such Registration, any Underwriter participating in any distribution pursuant to such Registration, and any attorney, accountant or other agent retained by such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as such parties may reasonably request, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement;

(k) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1(b) and Section 3.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action that would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(l) in the case of an Underwritten Offering, obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or Underwriters, as the case may be, and their respective counsel;

(m) in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing Underwriter or Underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(n) use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Shares or other Equity Securities of PubCo, as applicable, are then listed;

(o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p) cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(q) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(r) in the case of an Underwritten Offering that is Marketed, cause the senior executive officers of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the Underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and

(s) otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.

Section 3.6 Indemnification.

(a) PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any Registration, qualification, compliance or sale effected pursuant to this Article III, and each Underwriter, if any, and each Person who controls any Underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale effected pursuant to this Article III, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by PubCo of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with any such Registration, qualification, compliance or sale, or (iii) any failure to register or qualify Registrable Securities in any state where PubCo or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 3.5(k)) that PubCo (the undertaking of any Underwriter being attributed to PubCo) will undertake such Registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance PubCo shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such Underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder or Underwriter expressly for use therein.

(b) Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article III) does hereby undertake to indemnify and hold harmless, severally and not jointly, PubCo, each of its officers, directors, employees, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, PubCo, each of its officers, directors, employees, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.6(b).

(c) Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages and provided, that any sums payable in connection with such settlement are paid in full by the Indemnifying Party.

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after Underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 3.6 shall survive the Transfer of any Registrable Securities by such Holder.

Section 3.7 Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article III. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.9 hereof. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 3.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(d)(ii) and Section 3.2(a) of this Investor Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.8 Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.

Section 3.9 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, PubCo agrees to use its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times;

(b) file with the SEC, in a timely manner, all reports and other documents required of PubCo under the Securities Act and Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request (i) a written statement by PubCo as to its compliance with the reporting requirements of said Rule 144 (at any time commencing after the Lock-Up Period), the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of PubCo and such other reports and documents so filed by PubCo with the SEC and (iii) such other information, reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without Registration.

Section 3.11 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under the foregoing clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.12 Other Registration Rights. Other than the registration rights set forth in the Original RRA, which shall be terminated at Closing pursuant to Section 3.14 below, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, Goal, Sponsor, the DV Shareholders and the Other Holders represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA).

Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 shall survive any such termination with respect to such Holder.

Section 3.14 Termination of Original RRA. Upon the Closing, Goal, Sponsor and the Other Holders hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Article IV
LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period; provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 4.2. Notwithstanding anything to the contrary, and without limiting the foregoing, IODA S.A. agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by IODA S.A. if such Transfer would result in a default or event of default (whether with notice, passage of time or otherwise) under the credit facility, dated as of June 15, 2022, by and among BNP Paribas, PubCo and such other parties to the agreement as set forth therein. The “Lock-Up Shares” means the Registrable Securities and Class B Shares, as the case may be, held by the Holders as of the Closing Date.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares not in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Lock-Up Shares Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (a) any of such Person’s Permitted Transferees, upon written notice to PubCo, or (b) (i) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (ii) in the case of an individual, pursuant to a qualified domestic relations order; or (iii) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the Closing; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (a) or (b) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by PubCo, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding the foregoing provisions of this Section 4.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Investor Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article IV had such change in such relationship occurred prior to such Transfer).

Article V
GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the other Principal Parties. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period to the extent applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2, and (ii) after the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees (other than any charitable organization), or (y) any Person with the prior written consent of PubCo. In no event can any Principal Party assign any of such Person’s rights under Article II. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act, pursuant to a Rule 144 transaction or pursuant to any Distribution) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this Investor Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third-party beneficiary hereto.

Section 5.2 Termination. Except for Section 2.1(g) (which section shall terminate at such time as the Principal Parties and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article II shall terminate automatically (without any action by any Party) as to the Parties at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Except for Section 3.6 (which section shall terminate at such time as the Parties and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities; provided, that the provisions of Section 5.11, Section 5.12 and Section 5.13 shall survive any such termination with respect to such Holder. Notwithstanding anything herein to the contrary, in the event the Amended and Restated Business Combination Agreement terminates in accordance with its terms prior to the Closing, this Investor Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law, shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the Amended and Restated Business Combination Agreement and all Ancillary Agreements (as such term is defined in the Amended and Restated Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as any Principal Party collectively Beneficially Owns Common Shares representing ten percent (10%) or more of the Common Shares Beneficially Owned by such Person immediately after the Closing, such Person and (iii) in any event, at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided, that any such amendment or modification that adversely and disproportionately affects any Holder or Holders, as compared to any other Holder or Holders, shall require the prior written consent of such Holders who Beneficially Own a majority of the Registrable Securities Beneficially Owned by all such Holders so adversely and disproportionately affected; provided, further that any amendment or modification to Article III, Article IV, Section 5.12, Section 5.13, Section 5.15 or this Section 5.4 that adversely affects any right granted to any Principal Party shall require the consent of such Principal Party; provided, further that any amendment or modification to Article II that adversely affects any right granted to any Principal Party shall require the consent of such Principal Party; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Common Shares shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Investor Rights Agreement or any document to be signed in connection with this Investor Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

Digital Virgo Group
88 rue Paul Bert, 69003
Lyon, France
Attn: Guillaume Briche
E-mail: guillaume.briche@digitalvirgo.com

with a copy (which shall not constitute notice) to:

Peltier Juvigny Marpeau & Associés
49, avenue de l’Opéra
75002 Paris - France
Attn: Frédéric Peltier
E-mail: f.peltier@pjmassocies.com

and:

Winston & Strawn LLP
68, rue du Faubourg Saint Honoré
75008 Paris - France
Attn: Annie Maudouit-Ridde and Michael Blankenship
E-mail: amaudouit@winston.com and MBlankenship@winston.com

if to Goal, to:

Goal Acquisitions Corp.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn: Harvey Schiller
E-mail: Harvey@goalacquisitions.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attention: Will Chuchawat
Email: WChuchawat@proskauer.com

if to any of the DV Shareholders, to:

IODA S.A.
6 Rue du Fort Bourbon
1249 Luxembourg
Attn: Eric Peyre and Emmanuel Lebeau
E-mail: eric.peyre@digitalvirgo.com and Emmanuel.lebeau@fifo.lu with a copy (which shall not constitute notice) to:

Peltier Juvigny Marpeau & Associés
49, avenue de l’Opéra
75002 Paris - France
Attn: Frédéric Peltier
E-mail: f.peltier@pjmassocies.com

and :

Winston & Strawn LLP
68, rue du Faubourg Saint Honoré
75008 Paris - France
Attn: Annie Maudouit-Ridde and Michael Blankenship
E-mail: amaudouit@winston.com and MBlankenship@winston.com

if to Sponsor, to:

Goal Acquisitions Sponsor LLC
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn: Alex Greystoke
E-mail: alexhsc2@gmail.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attention: Will Chuchawat
Email: WChuchawat@proskauer.com

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) This Investor Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its choice of law rules).

(b) Any dispute, controversy, difference, or claim based on, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by Section 10.03 of the Amended and Restated Business Combination Agreement, which is hereby incorporated by reference.

Section 5.8 Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or similar equitable relief restraining such party from committing or continuing any such breach or threatened breach and to compel specific performance of the obligations of any other party under this Investor Rights Agreement, without the posting of any bond. If any action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10 Consents, Approvals and Actions. If any consent, approval or action of a Principal Party is required or permitted at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by such Principal Party at such time provide such consent, approval or action in writing at such time.

Section 5.11 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. Subject to Section 5.17, the decision of each Holder to enter into this Investor Rights Agreement has been made by such Holder independently of any other Holder. Subject to Section 5.17, each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Shares or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its Subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its Subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

Section 5.12 Other Business Opportunities.

(a) The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of Sponsor and the DV Shareholders (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), the Sponsor Directors and the DV Shareholders Directors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its Subsidiaries or deemed to be competing with PubCo or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its Subsidiaries, or any other Holder the right to participate therein; (ii) each of Sponsor and the DV Shareholders (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), the Sponsor Directors and the DV Shareholders Directors may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its Subsidiaries; and (iii) in the event that Sponsor or the DV Shareholders (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), a Sponsor Director or a DV Shareholders Director, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its Subsidiaries or any other Holder, as the case may be, and, notwithstanding any provision of this Investor Rights Agreement to the contrary, shall not be liable to PubCo or any of its Subsidiaries or any other Holder (or its Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its Subsidiaries or any other Holder (or its Affiliates). For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its Subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

(b) Each of the Parties hereby, to the fullest extent permitted by applicable law:

(i) confirms that none of Sponsor or the DV Shareholders or any of their respective Affiliates have any duty to PubCo or any of its Subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement or any other agreement entered into by such Party;

(ii) acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its Subsidiaries, on the one hand, and Sponsor or the DV Shareholders or any of their respective Affiliates (or any Sponsor Director or DV Shareholders Director acting in his or her capacity as such), on the other hand, Sponsor or the DV Shareholders or applicable Affiliates (or any Sponsor Director or DV Shareholders Director acting in his or her capacity as a director) may act in its best interest and (B) none of Sponsor or the DV Shareholders or any of their respective Affiliates or any Sponsor Director or DV Shareholders Director acting in his or her capacity as a director, shall be obligated (1) to reveal to PubCo or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect shareholder or director, as the case may be, that prefers the interest of PubCo or its Subsidiaries over the interest of such Person; and

(iii) waives any claim or cause of action against Sponsor and the DV Shareholders and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.12(b)(i) or Section 5.12(b)(ii).

(c) Each of the Parties agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.12 shall not apply to any alleged claim or cause of action against Sponsor based upon the breach or nonperformance by such Person of this Investor Rights Agreement or any other agreement to which such Person is a party.

(d) The provisions of this Section 5.12, to the extent that they restrict the duties and liabilities of Sponsor or the DV Shareholders or any of their respective Affiliates or any Sponsor Director or DV Shareholders Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of Sponsor or the DV Shareholders or any of their respective Affiliates or any such Sponsor Director or DV Shareholders Director to the fullest extent permitted by applicable law.

Section 5.13 Indemnification; Exculpation.

(a) PubCo will, and PubCo will cause each of its Subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them before or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Investor Rights Agreement by such Holder Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Holder Indemnitee to its direct or indirect equity holders, creditors or Affiliates, (y) to the extent such control or the ability to control PubCo or any of its Subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its Subsidiaries or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of PubCo or any of its Subsidiaries or (iii) any services provided prior to, on or after the date of this Investor Rights Agreement by any Holder or its Affiliates to PubCo or any of their respective Subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its Subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.13, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its Subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its Subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its Subsidiaries.

(b) PubCo will, and will cause each of its Subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, or any action or proceeding arising therefrom, whether or not such Holder Indemnitee is a party thereto. PubCo or its Subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee, and provided, that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its Subsidiaries.

(c) PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) French law and the Organizational Documents of PubCo, each as amended, (ii) any director indemnification agreement, (iii) this Investor Rights Agreement, any other agreement between PubCo or any of its Subsidiaries and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Subsidiary of PubCo and/or (v) the Organizational Documents of any Subsidiary of PubCo ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Holder Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than PubCo, any of its Subsidiaries or the insurer under and pursuant to an insurance policy of PubCo or any of its Subsidiaries) from whom such Holder Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall PubCo or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Holder Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) PubCo shall, and to the extent applicable shall cause its Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by PubCo and/or any of its Subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Holder Indemnitee against PubCo and/or any of its Subsidiaries, as applicable, and (z) such Holder Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Parties agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.13(c), entitled to enforce this Section 5.13(c) as though each such Indemnitee-Related Entity were a party to this Investor Rights Agreement. PubCo shall cause each of its Subsidiaries to perform the terms and obligations of this Section 5.13(c) as though each such Subsidiary were a party to this Investor Rights Agreement. For purposes of this Section 5.13(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Organizational Documents of any Indemnitee-Related Entity, on the other hand.

(d) In no event shall any Holder Indemnitee be liable to PubCo or any of its Subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

(e) Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.13, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of PubCo or any of its Subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Investor Rights Agreement and/or the Organizational Documents of PubCo and its Subsidiaries.

(f) The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.13 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Organizational Documents of PubCo or any of its Subsidiaries.

Section 5.14 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite organizational power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Party has the full organizational power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary organizational action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

(e) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

Section 5.15 No Third-Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, shareholder, Affiliate, portfolio company in which any such Party or any of its Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 5.16 Legends. Without limiting the obligations of PubCo set forth in Section 3.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with French laws and U.S. applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.17 Adjustments. If there are any changes in the Common Shares as a result of share split, share sub-division, share dividend, combination, redesignation or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Shares as so changed.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:
DIGITAL VIRGO GROUP

By:	/s/ Eric Peyre
Name:	IODA S.A.S, represented by Eric Peyre
Title:	President

GOAL:
GOALACQUISITIONS CORP.
By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Title:	CEO

SPONSOR:
GOAL ACQUISITIONS SPONSOR LLC

By:	/s/ Alex Greystoke
Name:	Alex Greystoke
Title:	President

[Signature Page to Amended and Restated Investor Rights Agreement]

DV SHAREHOLDERS (represented by IODA S.A.):

IODA S.A.

By:	/s/ Eric Peyre
Name:	Eric Peyre
Title:	Director

By:	/s/ Emmanuel Lebeau
Name:	Emmanuel Lebeau
Title:	Director

SOFIVAL

By:	/s/ Jean-François Blas
Name:	Jean-François Blas

BNP Paribas Développement

By:	/s/ Gilles Poncet
Name:	Gilles Poncet

Manureva Project

By:	/s/ Manuel Cruz
Name:	Manuel Cruz

[Signature Page to Amended and Restated Investor Rights Agreement]

Pandora Invest

By:	/s/ Laurent Radix
Name:	Laurent Radix

Wojciech Lukawski

By:	/s/ Wojciech Lukawski
Name:	Wojciech Lukawski

Emmanuel Tongio

By:	/s/ Emmanuel Tongio
Name:	Emmanuel Tongio

Guillaume Briche

By:	/s/ Guillaume Briche
Name:	Guillaume Briche

LALBATROS

By:	/s/ Guillaume Briche
Name:	Guillaume Briche

[Signature Page to Amended and Restated Investor Rights Agreement]

Eric Tiberghien

By:	/s/ Eric Tiberghien
Name:	Eric Tiberghien

Ramon Alvarez

By:	/s/ Ramon Alvarez
Name:	Ramon Alvarez

Joël Pla

By:	/s/ Joël Pla
Name:	Joël Pla

Christophe Mosa

By:	/s/ Christophe Mosa
Name:	Christophe Mosa

[Signature Page to Amended and Restated Investor Rights Agreement]

OTHER HOLDERS:

By:	/s/ Harvey Schiller
Name:	Harvey Schiller

By:	/s/ William Duffy
Name:	William Duffy

By:	/s/ David Falk
Name:	David Falk

By:	/s/ Donna Orender
Name:	Donna Orender

By:	/s/ Kenneth Shropshire
Name:	Kenneth Shropshire

By:	/s/ Jon Miller
Name:	Jon Miller

By:	/s/ Alex Greystoke
Name:	Alex Greystoke

By:	/s/ Raghu Kilambi
Name:	Raghu Kilambi

By:	/s/ Amber Allen
Name:	Amber Allen

By:	/s/ Bart Oates
Name:	Bart Oates

[Signature Page to Amended and Restated Investor Rights Agreement]

By:	/s/ Danielle Cantor Jeweler
Name:	Danielle Cantor Jeweler

By:	/s/ Garret Klugh
Name:	Garret Klugh

By:	/s/ Doug Perlman
Name:	Doug Perlman

By:	/s/ Marc Wade
Name:	Marc Wade

By:	/s/ Martin Gruschka
Name:	Martin Gruschka

[Signature Page to Amended and Restated Investor Rights Agreement]

Exhibit A
Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of [___________], is between [___________] (“Transferor”) and [___________] (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Amended and Restated Investor Rights Agreement, dated as of [___________], 2023, among Digital Virgo Group ( “PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Exhibit C

AMENDED AND RESTATED INITIAL SHAREHOLDERS FORFEITURE AGREEMENT

February 8, 2023

Goal Acquisitions Corp.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738

Re: Forfeiture of Shares

Reference is made to that certain Amended and Restated Business Combination Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Business Combination Agreement”), by and among Goal Acquisitions Corp., a Delaware corporation (“Goal”), Digital Virgo Group, a French corporation (société par actions simplifiée) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (the “Company”), all shareholders of the Company, IODA S.A., in its capacity as the DV Shareholders Representative (as defined therein) and certain other parties thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and conditional upon the Amended and Restated Business Combination Agreement being legally binding, Goal Acquisitions Sponsor LLC, a Delaware limited liability company (“Sponsor”) hereby agrees that:

On the Closing Date, but in any event immediately prior to the Closing, Sponsor shall (and, subject only to the consummation of the Closing, hereby does), either alone or in its sole election together with any other holders of Goal Common Stock, irrevocably surrender, forfeit and consent to the termination and cancellation of, in each case for no consideration and without further right, obligation or liability of any kind or nature on the part of Goal or the Company, a number of shares of Goal Common Stock such that the aggregate number of shares of Goal Common Stock so surrendered and forfeited pursuant to this letter agreement shall equal 646,875 (the “Forfeited Shares”). Effective as of the Closing, the Forfeited Shares shall be automatically and immediately cancelled, and Sponsor, and any other holders that have surrendered and forfeited shares of Goal Common Stock, shall have no further rights with respect to the Forfeited Shares. Without limiting the foregoing, Sponsor agrees to, and shall cause any other holders that have surrendered and forfeited shares of Goal Common Stock to, execute any and all instruments requested by Goal to effect such surrender and forfeiture, including without limitation, execution of an irrevocable direction letter to the Escrow Agent (as defined below) to deliver to Goal any shares of Goal Common Stock held by the Escrow Agent upon expiration of the period when such shares are held in escrow under the Stock Escrow Agreement, dated as of February 10, 2021 by and among Goal, Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”) and the other parties thereto.

Sponsor and Goal hereby agree that the Initial Shareholders Forfeiture Agreement executed by Sponsor and Goal on November 17, 2022 is hereby amended and restated in its entirety and replaced with this letter agreement.

This letter agreement shall terminate, and have no further force or effect, if the transactions contemplated by the Amended and Restated Business Combination Agreement are not consummated or the Amended and Restated Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing.

This letter agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this letter agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

This letter agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), to this letter agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this letter agreement.

[Signature Page Follows]

2

Please indicate your agreement to the terms of this letter agreement by signing where indicated below.

GOAL ACQUISITIONS SPONSOR LLC

By:	/s/ Alex Greystoke
Name:	Alex Greystoke
Title:	President

Accepted and Agreed:

GOAL acquisitionS corp.

By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Title:	CEO

[Signature Page to Amended and Restated Initial Shareholders Forfeiture Agreement]

Exhibit D-1

FORM OF

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of __________ __, 2023, by and among Goal Acquisitions Corp., a Delaware corporation (the “Company”), Goal Acquisitions Nevada Corp., a Nevada corporation (“Goal Nevada”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 10, 2021 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, (a) the Company has issued and sold 667,500 warrants as part of units to Goal Acquisitions Sponsor LLC (the “Private Placement Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, (b) the Company has issued and sold 25,875,000 warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, [and (c) the Company has issued an additional 1,000,000 warrants in connection with certain working capital loans made by Goal Acquisitions Sponsor LLC to the Company (the “Working Capital Warrants” and together with the Private Placement Warrants and Public Warrants, the “Warrants”) to purchase shares of Common Stock, with each Working Capital Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share]1;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, Goal Nevada, Digital Virgo Group, a French public limited company (société anonyme) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (“DV”), all of the shareholders of DV and IODA S.A., in its capacity as the DV Shareholders Representative (as defined therein), have entered into that certain Amended and Restated Business Combination Agreement, dated as of February 8, 2023 (the “Amended and Restated Business Combination Agreement”);

WHEREAS, on [_________ __], 2023, as part of the transactions contemplated by the Amended and Restated Business Combination Agreement, the Company will merge with and into Goal Nevada (the “Goal Merger”), with Goal Nevada as the surviving company in the Goal Merger;

WHEREAS, as provided in Section 4.5 of the Existing Warrant Agreement, after giving effect to the Goal Merger, the Existing Warrant Agreement (as amended hereby) and this Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of common stock, par value $0.0001 per share, of Goal Nevada (“Goal Nevada Common Stock”);

1 NTD: Delete if not applicable.

Exhibit D-1

WHEREAS, each of Goal and Goal Nevada has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement (as amended hereby) to Goal Nevada and Goal Nevada wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to Goal Nevada all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Goal Nevada hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately upon the Goal Merger Effective Time (as defined in the Amended and Restated Business Combination Agreement). As a result of the preceding sentence, effective immediately upon the Goal Merger Effective Time, each Warrant shall be converted into a warrant to purchase shares of Goal Nevada Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement (as amended hereby) by the Company to Goal Nevada pursuant to Section 1.1 hereof effective immediately upon the Goal Merger Effective Time, and the assumption of the Existing Warrant Agreement by Goal Nevada from the Company pursuant to Section 1.1 hereof effective immediately upon the Goal Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Goal Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement (as amended hereby) and this Agreement.

Exhibit D-1

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the Goal Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary, advisable, desirable, fair to and in the best interests of the Company and its stockholders and Warrant holders and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Goal Acquisitions Corp., a Delaware corporation” in the Existing Warrant Agreement shall refer instead to “Goal Acquisitions Nevada Corp., a Nevada corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Goal Acquisitions Nevada Corp. rather than to Goal Acquisitions Corp.

Section 2.2 Reference to Common Stock. All references to “shares of Common Stock” and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “shares of common stock of Goal Acquisitions Nevada Corp.” and “$0.0001 par value”, respectively. As a result thereof, all references to “shares of Common Stock” in the Existing Warrant Agreement shall be references to shares of common stock of Goal Nevada rather than to shares of common stock of the Company.

Section 2.3 Section 4.5 of the Existing Warrant Agreement. Section 4.5 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“4.5. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of share exchange involving the Company and another corporation, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, consolidation or share exchange, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Common Stock covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers, consolidations, share exchanges, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.”

Exhibit D-1

Section 2.4 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Goal Acquisitions Nevada Corp.

13001 W. Hwy 71, Suite 201

Austin Texas 78738

Email: bill@goalacquisitions.com

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Goal Merger.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the registered holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, and delivered by electronic transmission, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

GOAL ACQUISITIONS CORP.

By:
Name:
Title:

GOAL ACQUISITIONS NEVADA CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement (Goal Nevada)]

Exhibit D-2

FORM OF

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of __________ __, 2023, by and among Goal Acquisitions Nevada Corp., a Nevada corporation (the “Company”), Digital Virgo Group, a French public limited company (société anonyme) whose registered office is at 88, rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (“DV”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

RECITALS

WHEREAS, pursuant to that certain Warrant Assignment, Assumption and Amendment Agreement, dated as of ________ __, 2023 (the “First Warrant Assignment, Assumption and Amendment Agreement”), by and among Goal Acquisitions Corp., a Delaware corporation (“Goal”), the Company and the Warrant Agent, the Company, as assignee, and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 10, 2021 (including all Exhibits thereto and as amended by the First Warrant Assignment, Assumption and Amendment Agreement, the “Existing Warrant Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February __, 2023, between Goal and the Company and the Existing Warrant Agreement, there are issued and outstanding (a) 667,500 warrants as part of units to Goal Acquisitions Sponsor LLC (the “Private Placement Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, (b) 25,875,000 warrants (the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share[, and (c) 1,000,000 warrants that were issued in connection with certain working capital loans made by Goal Acquisitions Sponsor LLC to Goal (the “Working Capital Warrants” and together with the Private Placement Warrants and Public Warrants, the “Warrants”) to purchase shares of Common Stock, with each Working Capital Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share]1;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, Goal, the Company, DV, all of the shareholders of DV and IODA S.A., in its capacity as the DV Shareholders Representative (as defined therein), have entered into that certain Amended and Restated Business Combination Agreement, dated as of February 8, 2023 (the “Amended and Restated Business Combination Agreement”);

WHEREAS, on [_________ __], 2023, as part of the transactions contemplated by the Amended and Restated Business Combination Agreement, Goal merged with and into the Company (the “Goal Merger”), with the Company as the surviving company in the Goal Merger (the “Surviving Company”), and following the Goal Merger, on [_________ __], 2023, DV acquired all of the outstanding shares of Common Stock of the Surviving Company in exchange for Class A Ordinary Shares of DV (“DV Class A Shares”) by means of a statutory share exchange under Nevada law (the “Exchange”) and the Surviving Company became a wholly-owned subsidiary of DV;

1 NTD: Delete if not applicable.

WHEREAS, as provided in Section 4.5 of the Existing Warrant Agreement, after giving effect to the Exchange, the Existing Warrant Agreement (as amended hereby) and this Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be replaced by new Warrants issued by DV, exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for DV Class A Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Amended and Restated Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, each of the Company and DV has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein, including the assignment and assumption of the Existing Warrant Agreement (as amended hereby), the exchange of each Warrant for a new warrant, issued by DV in accordance with the laws of France governing the securities issued by French companies, to purchase DV Class A Shares on the conditions set out herein, and the waiver of any pre-emptive rights in respect thereof;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement (as amended hereby) to DV and DV wishes to accept such assignment;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants; and

WHEREAS, Section 4.9 of the Existing Warrant Agreement provides that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to DV all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and DV hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately upon the completion of the Exchange. As a result of the preceding sentence, effective immediately upon the completion of the Exchange and pursuant to Sections 4.5 and 4.9 of the Existing Warrant Agreement, each Warrant shall be exchanged for a new warrant, issued by DV in accordance with the laws of France governing the securities issued by French companies, to purchase DV Class A Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). DV consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) in a currency other than Euros upon an exercise of such warrants for DV Class A Shares in accordance with the terms of the Existing Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement (as amended hereby) by the Company to DV pursuant to Section 1.1 hereof effective immediately upon the completion of the Exchange, and the assumption of the Existing Warrant Agreement by DV from the Company pursuant to Section 1.1 hereof effective immediately upon the completion of the Exchange, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Exchange, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement (as amended hereby) and this Agreement.

ARTICLE II

AMENDMENT AND RESTATEMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend and restate the Existing Warrant Agreement so that the Existing Warrant Agreement is replaced in its entirety by the Amended and Restated Warrant Agreement attached hereto as Exhibit A (the “Amended and Restated Warrant Agreement”), effective immediately upon the completion of the Exchange. The Company and the Warrant Agent acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in the Amended and Restated Warrant Agreement are necessary, advisable, desirable, fair to and in the best interests of the Company and its stockholders and Warrant holders, in particular to conform with the laws of France and take into the fact that new warrants will be issued in connection with the Exchange by DV (the “DV Warrants”), an entity governed by the laws of France, and that such amendments do not adversely affect the interests of the registered holders.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Exchange.

Section 3.2 Examination of the Amended and Restated Warrant Agreement. A copy of this Agreement, including the Amended and Restated Warrant Agreement, shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the registered holder (as such term is defined in the Amended and Restated Warrant Agreement) of any DV Warrant. The Warrant Agent may require any such holder to submit evidence that such holder holds a DV Warrant prior to any such inspection.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles. For the avoidance of doubt, the DV Warrants are subject to the mandatory provisions of the laws of France governing the securities issued by French companies.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, and delivered by electronic transmission, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. This Agreement and the Amended and Restated Warrant Agreement, as assigned and modified by this Agreement, constitute the complete agreement between the parties and supersede any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

GOAL ACQUISITIONS NEVADA CORP.

By:
Name:
Title:

DIGITAL VIRGO GROUP

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement (Digital Virgo)]

EXHIBIT A

Amended and Restated Warrant Agreement

[See attached]

Exhibit E

AGREEMENT RELATED TO THE EXCHANGE AND CONTRIBUTION

OF THE SHARES OF GOAL ACQUISITIONS NEVADA CORP.

TO DIGITAL VIRGO GROUP

Goal Acquisitions Nevada Corp.

(“Goal Nevada”)

and

Digital Virgo Group

(“DV”)

[__] 2023

1

Exhibit E

THIS AGREEMENT RELATED TO THE EXCHANGE AND CONTRIBUTION OF THE SHARES OF GOAL ACQUISITIONS NEVADA CORP. TO DIGITAL VIRGO GROUP (the “Agreement”) is entered into on [__] 2023

BETWEEN:

(1)	Goal Acquisitions Nevada Corp., a Nevada corporation, duly represented for the purposes hereof (“Goal Nevada”),

AND

(2)	Digital Virgo Group, a French société anonyme organized under the laws of France, whose registered office is at 88, rue Paul Bert, 69003 Lyon, France, registered with the Trade and Companies Registryunder number 914 138 615 RCS Lyon, duly represented for the purposes hereof (“DV”)

Goal Nevada and DV shall be collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	Goal Acquisitions Corp., a Delaware corporation (“Goal”), Goal Nevada, DV, all shareholders of DV and IODA S.A., in its capacity as the DV Shareholders Representative (as defined therein), have entered into that certain Amended and Restated Business Combination Agreement, dated as of January [__], 2023 (the “Amended and Restated Business Combination Agreement”);

(B)	Capitalized terms not defined herein shall have the meaning set forth in the Amended and Restated Business Combination Agreement.

(C)	On [__] 2023, Goal merged with and into Goal Nevada (the “Goal Merger”), with Goal Nevada surviving the Goal Merger and having articles of incorporation and bylaws substantially identical (subject to changes required to comply with Nevada law) to the Amended and Restated Certificate of Incorporation and Bylaws of Goal, respectively, in effect immediately prior to the Goal Merger;

(D)	On the Closing Date, DV will effect a reverse share split of all of its existing shares pursuant to a 10:26 conversion parity and change the par value of its shares, as a result of which, all of the shareholders of DV, including the PIPE Investors, will be issued approximately 10 shares of DV of €0.26 par value (the “DV Class A Shares”) for 26 shares of DV of €0.10 par value held by them (collectively, the “Reverse Share Split”);

(E)	Following the Reverse Share Split, the DV Class A Shares held by IODA will convert into DV Class B Shares;

(F)	After the effectiveness of the Goal Merger and the Reverse Share Split, and pursuant to the terms and conditions set forth in the Amended and Restated Business Combination Agreement, DV shall acquire all of the issued and outstanding shares of common stock of Goal Nevada (the “Goal Nevada Shares”) in exchange for DV Class A Shares by means of a statutory share exchange under Nevada law (the “Exchange”), following which DV will be the sole shareholder of Goal Nevada;

2

Exhibit E

(G)	The board of directors of Goal Nevada has approved the Exchange, among other things, in compliance with Nevada Revised Statutes (“NRS”) 92A.120(2), and subject to the Goal Shareholder Approval being obtained at the Goal Special Meeting, Goal, in its capacity as the sole stockholder of Goal Nevada prior to the Goal Merger, has approved the Exchange by way of a written consent. The Goal Shareholder Approval was obtained on [___] 2023;

(H)	Goal will provide an opportunity to its stockholders to have their Public Shares redeemed.

(I)	The purpose of this Agreement is to set out the terms and conditions under which the Goal Nevada Shares are being exchanged for newly issued DV Class A Shares (the “Exchange Shares”) as part of the Exchange.

(J)	In accordance with Articles L. 225-147, R. 22-10-7, R. 22-10-8 and R. 225-136 of the French Commercial Code (Code de commerce), [name of contribution appraiser], was duly appointed as special contribution appraiser (Commissaire aux apports) of DV (the “Special Contribution Appraiser”) by a decision of the shareholders of DV dated [__] 2023. The Special Contribution Appraiser was appointed in order to assess the value of the Goal Nevada Shares as well as the value of the Exchange Shares to be issued by DV in exchange for the Goal Nevada Shares. In particular, the Special Contribution Appraiser is in charge of the preparation and issuance of a report which shall be made available to the shareholders of DV and filed with the Trade and Companies Registry at least eight (8) calendar days prior to the decision of the shareholders of DV approving the Exchange.

(K)	In compliance with Article L. 225-147 of the French Commercial Code (Code de commerce), the shareholders of DV, based on the report issued by the Special Contribution Appraiser, will approve the value of the Goal Nevada Shares as well as the value of the Exchange Shares and will issue the Exchange Shares in exchange for the Goal Nevada Shares (the “DV Shareholder Approval”).

THEREFORE, IT IS AGREED AS FOLLOWS:

1.	DESCRIPTION OF THE EXCHANGE

a)	Pursuant to the Amended and Restated Business Combination Agreement, following receipt of the Goal Shareholder Approval and the DV Shareholder Approval, Goal Nevada and DV will file, on the Closing Date, duly executed articles of exchange (the “Articles of Exchange”) with the Nevada Secretary of State in accordance with the applicable requirements of NRS Chapter 92A, pursuant to which DV will acquire the Goal Nevada Shares in exchange for the issuance by DV of the Exchange Shares, with the effective date and time of the Exchange (the “Exchange Effective Time”) being the time at which the Articles of Exchange were filed by the office of the Nevada Secretary of State. Consequently, at the Exchange Effective Time, all of the issued and outstanding shares of Goal Nevada will be acquired by DV in exchange for the Exchange Shares, which shall be delivered free and clear of all Liens (except for (A) Liens created by the Goal Shareholders and (B) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law).

3

Exhibit E

b)	At the Exchange Effective Time, by virtue of the Exchange and without any action on the part of Goal, Goal Nevada, the Goal Shareholders, DV or the DV Shareholders, each share of common stock of Goal Nevada, having a par value $0.0001 per share (the “Goal Nevada Common Stock”) issued and outstanding immediately prior to the Exchange Effective Time shall be converted into the right to receive the number of Exchange Shares equal to (i) the number of shares of Goal Nevada Common Stock held by such Goal Shareholder immediately prior to the Exchange Effective Time multiplied by (ii) the Exchange Ratio, resulting in DV becoming the owner and holder of each share of Goal Nevada Common Stock issued and outstanding immediately prior to the Exchange Effective Time.

c)	From and after the Exchange Effective Time, former shareholders of Goal Nevada shall have no rights or interest as shareholders of Goal Nevada and shall have only the right to receive the Exchange Shares, subject to returning a duly completed and executed Letter of Transmittal and any other documents required pursuant to the Amended and Restated Business Combination Agreement or by the Exchange Agent.

d)	From and after the Exchange Effective Time, Goal Nevada will continue to exist as a wholly-owned subsidiary of DV.

e)	At the Closing, pursuant to the Goal Warrant Agreement, the Warrant Assignment, Assumption and Amendment Agreement and the Amended and Restated Business Combination Agreement, each Public Warrant and each Sponsor Warrant shall automatically be replaced, in accordance with their terms, by one DV Warrant to be issued by DV, entitling its holder to acquire DV Class A Shares.

f)	The contribution value of the Goal Nevada Shares is equal to EUR [__].

g)	The Exchange will be governed by the laws of the State of Nevada, United States of America. From a French law standpoint, the Exchange will consist in a contribution of shares made under the applicable legal regime for contributions set out in Article L. 225-147 of the French Commercial Code.

2.	CONSIDERATION – EFFECTIVE DATE

a)	In exchange for the Goal Nevada Shares, DV will, by way of a share capital increase in a total amount of EUR [__], issue [__] Class A Shares of a nominal value of EUR 0.26 each with a share premium of EUR 9.74. From a French law standpoint, the contribution shall be deemed fully completed upon the issuance of these [__] Class A Shares and the effective date of the contribution shall be the date of the completion of such issuance, it being provided that the completion of the contribution shall take place on the Exchange Effective Date. The Exchange Ratio was determined based on the fair market value of a share of Goal Nevada Common Stock (i.e., $10) and a DV Class A Share (i.e., EUR 10).

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Exhibit E

b)	As of their issuance, the Exchange Shares will be fully paid up and free from any Liens (except as mentioned in Article 1. a) above).

c)	The Exchange Agent shall allocate Exchange Shares only to those former non-redeeming shareholders of Goal Nevada that have returned a duly completed and executed Letter of Transmittal. Any Exchange Shares remaining unclaimed by such shareholders immediately prior to the time at which such Exchange Shares would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of DV, free and clear of any claims or interest of any such shareholders or their successors, assigns or personal representatives previously entitled thereto.

3.	TAX PROVISIONS

a)	DV (i) is liable, under French law, to corporate income tax in France where it is duly incorporated and has its place of effective management and (ii) qualifies as a French tax resident within the meaning of Article 4 of the double tax treaty entered into between France and the United States of America regarding double taxation and the prevention of tax evasion with respect to taxes on income and capital dated August 31, 1994;

b)	DV shall comply with the indicators of minimum substance for undertakings laid down by the proposal for a Council Directive aimed at preventing the misuse of shell entities for tax purposes and amending Directive 2011/16/EU published by the European Commission on December 22, 2021;

c)	The Exchange shall not be interpreted as a scheme or arrangement which (i) has been put into place for the main purpose or one of the main purposes of obtaining a tax advantage or (ii) is reportable under Council Directive 2018/822 of 25 May 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements.

d)	DV shall comply with all laws, case law and tax authorities’ regulations (including Sections 150-0 B, 210-0 A and 210 B of the French tax code) allowing the shareholders of Goal Nevada which are French tax residents (the “French Goal Shareholders”) to benefit from a tax deferral regime on the Exchange.

In this respect, as regards contributions made by French Goal Shareholders which are legal entities, DV undertakes, if and only where relevant taking into account the nature of the contributed assets:

i.	to include in its liabilities the provisions subject to a tax deferral and relating to the contributed Goal Nevada Shares;

ii.	to substitute itself to the French Goal Shareholders for the purposes of reinstatement of any income relating to the contributed Goal Nevada Shares, which recognition had been deferred for taxation purposes;

iii.	to calculate the capital gains realized on the subsequent disposal of non-depreciable fixed assets received as part of the contribution on the basis of the value that these assets had, from a tax point of view, in the French Goal Shareholders’ accounts;

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Exhibit E

iv.	to reintegrate into its taxable profit, in accordance with the conditions laid down in Article 210 A of the French Tax Code, the capital gains generated by the contribution of depreciable assets;

v.	to include in its balance sheet the non-fixed assets received as part of the contribution for the value that these assets had, for tax purposes, in the French Goal Shareholders’ accounts or, failing that, to include in the income for the financial year of the contribution the profit corresponding to the difference between the new value of these assets and the value they had, for tax purposes, in the French Goal Shareholders’ accounts.

4.	ARTICULATION WITH THE AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

The Parties agree that:

(i)	notwithstanding the transactions contemplated herein, the Amended and Restated Business Combination Agreement shall remain in full force and effect in accordance with its terms;

(ii)	in the event of a conflict between the provisions of the Amended and Restated Business Combination Agreement and the provisions of this Agreement, the provisions of the Amended and Restated Business Combination Agreement shall prevail;

(iii)	the Exchange is effected solely on the representations and warranties made by the Parties under the Amended and Restated Business Combination Agreement, and to the extent legally permissible, DV hereby waives any other guarantee, including customary legal guarantees;

(iv)	the Parties agree that any claim made in connection with the Exchange shall be made pursuant to and in accordance with the terms and conditions of the Amended and Restated Business Combination Agreement;

(v)	this Agreement shall automatically terminate in case of termination of the Amended and Restated Business Combination Agreement in accordance with its terms; and

(vi)	Sections 10.2 (Governing Law), 10.03 (Arbitration), 10.04 (Notices), 10.05 (Assignment; Successors and Assigns; No Third Party Rights), 10.07 (b) (Amendments; Waiver), and 10.13 (Remedies; Specific Performance) of the Amended and Restated Business Combination Agreement shall be incorporated mutatis mutandis to this Agreement.

5.	COSTS – TRANSFER DUTIES

a)	Each Party shall pay the costs and expenses incurred by it in connection with entering into and completing this Agreement.

b)	The fees payable to the Special Contribution Appraiser (Commissaire aux apports) shall be borne by DV.

c)	The Exchange shall be registered for free pursuant to Article 810, I of the French Tax Code.

6.	FURTHER ASSURANCE

Each Party shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to it in order to give effect to this Agreement.

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6

Exhibit E

Goal Acquisitions Nevada Corp.

By:	Harvey Schiller
Title:	CEO

7

Exhibit E

Digital Virgo Group

By:	IODA S.A.S, represented by Eric Peyre
Title:	President

8